As filed with the Securities and Exchange Commission on October 31, 2008
Registration No. 333-[          ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WELLS FARGO & COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	41-0449260 (I.R.S. Employer Identification Number)

420 Montgomery Street
San Francisco, California 94163
(866) 878-5865
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Strother, Esq.
Executive Vice President and General Counsel
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163
(415) 396-1793
Facsimile: (415) 975-7867
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward D. Herlihy, Esq. Lawrence S. Makow, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000	Robert J. Kaukol Senior Counsel Wells Fargo & Company MAC C7300-126 1740 Broadway Denver, Colorado 80274 Telephone: (303) 863-2731 Facsimile: (303) 863-2750	Jane C. Sherburne, Esq.
Senior Executive Vice
President, General
Counsel and Secretary
Ross E. Jeffries, Jr., Esq.
Deputy General Counsel
Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288
Telephone: (704) 374-6611
Facsimile: (704) 715-4494	H. Rodgin Cohen, Esq. Mitchell S. Eitel, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telephone: (212) 558-4000 Facsimile: (212) 558-3588

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement and the effective time of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed maximum		Amount of
Title of each class of	Amount to be	offering price	Proposed maximum	registration
securities to be registered	registered(1)	per share	aggregate offering price	fee (4)
Common Stock, $1 2/3 Par Value	499,999,000	N/A	$14,063,256,653.60(2)	$552,685.99
Dividend Equalization Preferred Shares, no par value	97,000	N/A	$970,000(3)	$38.13
Class A Preferred Stock, Series G, no par value	50,000	N/A	$750,000,000(3)	$29.475.00
Class A Preferred Stock, Series I, no par value	25,010	N/A	$2,501,000,000(3)	$98,289.30
8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J, no par value	2,300,000	N/A	$2,300,000,000(3)	$90,390.00
Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K, no par value	3,500,000	N/A	$3,500,000,000(3)	$137,550.00
7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, no par value	4,025,000	N/A	$4,025,000,000(3)	$158,182.50

(1)	Represents the maximum number of shares of Wells Fargo & Company (i) common stock, (ii) Dividend Equalization Preferred Shares, no par value, (iii) Class A Preferred Stock, Series G, no par value, (iv) Class A Preferred Stock Series I, no par value, (v) 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J, no par value, (vi) Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K, no par value and (vii) 7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, no par value, estimated to be issuable in the transaction described herein. The number of shares of common stock is based on the number of shares of Wachovia Corporation common stock outstanding and reserved for issuance under various plans and in connection with various convertible securities as of October 29, 2008, and the exchange of each such share of Wachovia Corporation common stock for 0.1991 of a share of the Registrant’s common stock, pursuant to the Agreement and Plan of Merger, dated as of October 3, 2008, by and between Wachovia Corporation and the Registrant. The number of shares of each series of preferred stock is based on the number of shares of each series of Wachovia Corporation preferred stock outstanding or reserved for issuance as of October 29, 2008. Pursuant to Rule 416 of the Securities Act, this registration statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(1) and 457(c)(1) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Wachovia Corporation common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (A) the product of (1) $5.60, the average of the high and low prices per share of the common stock of Wachovia Corporation as reported on the New York Stock Exchange on October 24, 2008 and (2) 2,511,295,831, the estimated maximum number of shares of Wachovia Corporation common stock which may be canceled and exchanged in the merger.

(3)	Based on the book value, computed as of the latest practicable date prior to the date of filing the registration statement, per share of Wachovia Corporation preferred stock as of September 30, 2008, pursuant to Rule 457(f)(2) of the Securities Act.

(4)	Based on $39.30 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. A registration statement relating to the securities described in this document has been filed with the Securities and Exchange Commission. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
Dear Wachovia Shareholders:

We are pleased to report that the board of directors of Wachovia Corporation has unanimously adopted a plan of merger involving Wachovia and Wells Fargo & Company. Before we can complete the merger, we must obtain the approval of Wachovia shareholders. We are sending you this document to ask you to approve the plan of merger contained in the merger agreement at a special meeting of Wachovia shareholders to be held at the time and place indicated in the meeting notice on the next page. No vote of Wells Fargo stockholders is required to complete the merger. Wachovia shareholders may also be asked to vote on a proposal to adjourn or postpone the meeting to a later date, if necessary or appropriate, in order to solicit additional proxies in favor of the proposal to approve the plan of merger contained in the merger agreement.

If the merger is completed, each of your shares of Wachovia common stock will be converted into 0.1991 of a share of Wells Fargo common stock, and cash instead of any fractional shares of Wells Fargo common stock. The number of shares of Wells Fargo common stock that Wachovia common shareholders will receive in the merger is fixed. The dollar value of the consideration Wachovia common shareholders will receive in the merger will change depending on changes in the market price of Wells Fargo common stock and will not be known at the time you vote on the merger. The following table shows the closing sale prices of Wells Fargo common stock and Wachovia common stock as reported on the New York Stock Exchange on October 2, 2008, the last trading day before public announcement of the merger, and on [•], 2008, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of Wachovia common stock as of each of those dates, which we calculated by multiplying the closing price of Wells Fargo common stock on each of those dates by 0.1991, the exchange ratio.

Implied Value of
One Share of
	Wells Fargo	Wachovia	Wachovia Common
	Common Stock	Common Stock	Stock

At October 2, 2008	$35.16	$3.91	$7.00
At [•], 2008	$ [•]	$ [•]	$ [•]

If the merger is completed, each share of each series of Wachovia preferred stock will be converted into a share, or fractional share, of Wells Fargo preferred stock of corresponding series having rights, privileges, powers and preferences substantially identical to those of the relevant series of Wachovia preferred stock.

In connection with entering into the merger agreement, Wachovia and Wells Fargo also entered into a share exchange agreement pursuant to which Wachovia issued, on October 20, 2008, 10 shares of its Series M, Class A Preferred Stock to Wells Fargo in exchange for the issuance by Wells Fargo to Wachovia of 1,000 shares of Wells Fargo common stock. The Series M, Class A Preferred Stock issued to Wells Fargo votes together with Wachovia common stock as a single class and represents 39.9% of the total voting power of holders of Wachovia capital stock entitled to vote at the special meeting (including on the approval of the plan of merger contained in the merger agreement).

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and holders of Wachovia common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Wachovia common stock for shares of Wells Fargo common stock in the merger, except with respect to any cash received instead of fractional shares of Wells Fargo common stock. This document provides you with important information about the proposed merger. In addition to being a proxy statement of Wachovia, this document is also the prospectus of Wells Fargo for Wells Fargo common and preferred stock that will be issued in connection with the merger. We encourage you to read the entire document carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page [•] for a discussion of risks related to the merger and owning Wells Fargo common stock after the merger.

We cannot complete the merger unless Wachovia shareholders approve the plan of merger contained in the merger agreement. Please read the attached proxy statement-prospectus carefully for information about the matters you are being asked to consider and vote upon. Your vote is very important. A majority of the votes entitled to be cast on the plan of merger consisting of all outstanding shares of Wachovia common stock and the Series M, Class A Preferred Stock, voting together as a single class, constitutes a quorum required for transacting business by shareholders at the special meeting. In order to approve the plan of merger contained in the merger agreement, the affirmative vote of a majority of the votes entitled to be cast on the plan of merger consisting of all outstanding shares of Wachovia common stock and the Series M, Class A Preferred Stock, voting together as a single class, is required. Wells Fargo has informed Wachovia that it intends to vote its shares of Series M, Class A Preferred Stock in favor of approval of the plan of merger contained in the merger agreement at the special meeting. An abstention or failure to vote or to instruct your broker how to vote will have the same effect as voting against the plan of merger contained in the merger agreement. Whether or not you plan to attend the meeting, please promptly return your completed proxy so that your shares are voted at the meeting. You may revoke your proxy at any time before it is voted at the special meeting. If you attend the meeting and vote in person, your vote will supersede any proxy you may have previously authorized. You can also vote on the Internet or by telephone by following the instructions on the proxy card.

Your board of directors unanimously recommends that you vote “FOR” approval of the plan of merger contained in the merger agreement.

Sincerely,

Robert K. Steel
Chief Executive Officer
Wachovia Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings and deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated [•], 2008, and is first being mailed to Wachovia shareholders on or about [•], 2008.

Wachovia Corporation
301 South College Street, Charlotte, North Carolina 28288

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [•], 2008

To the Shareholders of Wachovia Corporation:

A special meeting of shareholders of Wachovia Corporation will be held at [•], on [•], [•] [•], 2008, at [•], to consider and vote on:

•	a proposal to approve the plan of merger contained in the Agreement and Plan of Merger, by and between Wachovia Corporation and Wells Fargo & Company, dated as of October 3, 2008, as it may be amended from time to time, pursuant to which Wachovia will merge with and into Wells Fargo, with Wells Fargo surviving the merger; and

•	a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the plan of merger contained in the merger agreement.

Upon completion of the merger, each share of Wachovia common stock will be converted into 0.1991 of a share of Wells Fargo common stock and cash instead of fractional shares of Wells Fargo common stock. Upon completion of the merger, each share of each series of Wachovia preferred stock will be converted into a share, or fractional share, of Wells Fargo preferred stock of corresponding series having rights, privileges, powers and preferences substantially identical to those of the relevant series of Wachovia preferred stock. Holders of Wachovia common stock do not have rights of dissent and appraisal with respect to the merger. Holders of Wachovia preferred stock will have rights of dissent and appraisal with respect to the merger under Article 13 of the North Carolina Business Corporation Act, a copy of which is included as Appendix D to the proxy statement-prospectus. Please refer to the accompanying proxy statement-prospectus for information about the plan of merger contained in the merger agreement. A copy of the merger agreement is included as Appendix A to the proxy statement-prospectus and incorporated herein by reference.

The board of directors has fixed [•], 2008 as the record date for the special meeting. Only those holders of record of Wachovia common stock and the Series M, Class A Preferred Stock, as of the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Except for holders of Wachovia’s Series M, Class A Preferred Stock, holders of Wachovia preferred stock and holders of depositary shares representing Wachovia preferred stock are not, as such, entitled to and are not being requested to vote to approve the plan of merger contained in the merger agreement at the special meeting. The Series M, Class A Preferred Stock was issued to Wells Fargo in connection with the entry into the merger agreement by Wells Fargo and Wachovia and represents 39.9% of the total voting power of holders of Wachovia capital stock entitled to vote at the special meeting (including on the approval of the plan of merger contained in the merger agreement). Wells Fargo is the sole holder of all shares of Series M, Class A Preferred Stock and has informed Wachovia that it intends to vote these shares in favor of approving the plan of merger contained in the merger agreement.

Our board of directors has unanimously adopted, and recommends our shareholders vote “FOR” approval of the plan of merger contained in the merger agreement.

By order of the board of
directors,

Jane C. Sherburne
Secretary
Charlotte, North Carolina
[•], 2008

YOUR VOTE IS IMPORTANT

Your vote is important regardless of the number of common shares that you own. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage paid envelope. Alternatively, you can vote by calling the toll-free telephone number indicated on the proxy card or by visiting the website indicated on the proxy card.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Wells Fargo & Company and Wachovia Corporation from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document without charge through the Securities and Exchange Commission website (http://www.sec.gov) or upon written or oral request to Wells Fargo or Wachovia as follows:

Wells Fargo & Company	Wachovia Corporation
MAC A0101-25	301 South College Street
420 Montgomery Street, 2nd Floor	Charlotte, North Carolina 28288
San Francisco, California 94104	Attention: Investor Relations
Attention: Investor Relations	Telephone: (704) 374-6782
Telephone: (415) 396-3668

To obtain information in time for the special meeting, your request should be received by [•], 2008.

For additional details about where you can find information about Wells Fargo and Wachovia, see “Where You Can Find More Information” on page [•].

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with different information. This document is dated [•], 2008. You should not assume that information contained or incorporated by reference in this document is accurate as of any date other than that date. Neither the mailing of this document to Wachovia shareholders nor the issuance by Wells Fargo of its common stock in the merger will create any implication to the contrary.

Wachovia has supplied all information relating to Wachovia contained or incorporated by reference in this document, and Wells Fargo has supplied all information relating to Wells Fargo contained or incorporated by reference in this document.

Information on the Internet websites of Wells Fargo or Wachovia, or any subsidiary of Wells Fargo or Wachovia, is not part of this document. You should not rely on that information in deciding how to vote on the proposal to approve the plan of merger contained in the merger agreement.

-i-

-ii-

QUESTIONS AND ANSWERS

The following are answers to certain questions that you, as a shareholder of Wachovia Corporation, may have regarding the merger and the special meeting of Wachovia shareholders. We urge you to read carefully the remainder of this proxy statement-prospectus because the information in this section may not provide all the information that might be important to you with respect to the merger. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement-prospectus.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the plan of merger contained in the merger agreement between Wachovia and Wells Fargo. You are also being asked to vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the plan of merger contained in the merger agreement.

Q:	Who is entitled to vote?

A:	Only holders of record of our common stock and Wachovia’s Series M, Class A Preferred Stock (Series M Preferred Stock) at the close of business on [•], 2008 will be entitled to vote at the special meeting. Except for holders of our Series M Preferred Stock, holders of Wachovia preferred stock and holders of depositary shares representing Wachovia preferred stock are not, as such, entitled to vote and are not being requested to vote at the special meeting.

Q:	Why is my vote important?

A:	We cannot complete the merger unless Wachovia shareholders approve the plan of merger contained in the merger agreement. Approval of the plan of merger contained in the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast on the plan of merger consisting of all outstanding shares of Wachovia common stock and the Series M Preferred Stock, voting together as a single class. An abstention or failure to vote or to instruct your broker how to vote on the plan of merger contained in the merger agreement will have the same effect as a vote against approval of the plan of merger contained in the merger agreement. As of the record date for the special meeting, Wells Fargo held 10 shares of Series M Preferred Stock of Wachovia that votes as a single class with Wachovia’s common stock, representing 39.9% of the total voting power of holders of Wachovia capital stock entitled to vote at the special meeting, and also held [•] shares of Wachovia common stock, representing (together with the Series M Preferred Stock) [•]% of the total voting power of holders of Wachovia capital stock entitled to vote at the special meeting. Wells Fargo has informed Wachovia that it intends to vote these shares in favor of approval of the plan of merger contained in the merger agreement. If Wells Fargo does vote its shares of Series M Preferred Stock and Wachovia common stock in favor of approval of the plan of merger contained in the merger agreement, the plan of merger contained in the merger agreement will be approved if approximately [•]% of the voting power of the other outstanding shares of Wachovia capital stock entitled to vote at the special meeting also vote in favor of approval of the plan of merger contained in the merger agreement.

Q:	When and where is the special meeting?

A:	The Wachovia special meeting will be held at the [•], on [•], [•] [•], 2008, at [•].

Q:	What should I do now?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. Alternatively, you may vote by telephone or the Internet by following the instructions on the proxy card. This will enable your shares to be represented and voted at the special meeting.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Without instructions from you, your broker will not be able to vote your shares. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	What if I abstain from voting or fail to instruct my broker?

A:	If you abstain from voting or fail to instruct your broker to vote shares you hold in “street name,” the abstention or resulting broker non-vote will have the same effect as a vote against approval of the plan of merger contained in the merger agreement.

Q:	Can I change my vote?

A:	Yes. If you have not voted through your broker, there are three ways you can change your vote after you have submitted your proxy (whether by mail, phone or the Internet):

• First, you may send a written notice to the corporate secretary of Wachovia stating that you would like to revoke your proxy.

• Second, you may complete and submit a new proxy card or vote again by telephone or the Internet. Your latest vote actually received before the special meeting will be counted, and any earlier votes will be revoked.

• Third, you may attend the special meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke an earlier proxy you may have given.

If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	Am I entitled to exercise dissenters’ rights in connection with the merger?

A:	Under North Carolina law, holders of Wachovia common stock will not be entitled to exercise dissenters’ rights in connection with the merger. Under North Carolina law, holders of Wachovia preferred stock who perfect their dissenters’ rights in accordance with applicable law will have dissenters’ rights, also referred to as appraisal rights, as a result of the merger.

The depositary shares representing Wachovia Preferred Stock Series J are not a class or series of shares issued by Wachovia and thus dissenters’ rights under Article 13 of the North Carolina Business Corporation Act (NCBCA) do not independently apply to the depositary shares. However, while it is not entirely clear under North Carolina law, Wachovia has agreed to treat each holder of currently outstanding depositary shares for Wachovia Preferred Stock Series J as a beneficial owner of the Wachovia Preferred Stock Series J represented thereby. Unless shares of Wachovia Preferred Stock Series J are withdrawn from the depositary, the depositary, which is currently U.S. Bank, National Association, is the holder of record of the shares of Wachovia Preferred Stock Series J. Accordingly, to exercise dissenters’ rights with respect to Wachovia Preferred Stock Series J, holders of depositary shares will be required to follow the procedures for beneficial owners of preferred stock.

The procedures for exercising dissenters’ rights are described in Appendix D of this proxy statement-prospectus and are summarized in the section entitled “The Merger — Dissenters’ or Appraisal Rights” beginning on page [•]. Failure to follow the applicable procedures will result in the loss of dissenters’ rights.

Q:	Should I send in my stock certificates now?

A:	No. After we complete the merger, Wells Fargo will send instructions to you explaining how to exchange your Wachovia shares for a certificate for your Wells Fargo shares.

Q:	How does the Wachovia board of directors recommend that I vote?

A:	The Wachovia board of directors unanimously recommends that you vote “FOR” approval of the plan of merger contained in the merger agreement.

Q:	When do you expect to complete the merger?

A:	We currently expect to complete the merger by the end of 2008. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Wachovia shareholders at the special meeting and the necessary regulatory approvals.

Q:	Whom should I call with questions?

A:	If you have questions about the merger or the process for voting or if you need additional copies of this document or a replacement proxy card, please contact:

Wachovia Investor Relations
301 South College Street NC 0206
Charlotte, NC 28288-0206
(704) 383-0798
or

Georgeson Inc.
17 State Street, 10th Floor
New York, NY 10004
1-800-255-8670

SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire document and the documents to which it refers you to fully understand the merger. See “Where You Can Find More Information” on page [•]. Each item in this summary refers to the page or pages of this document where that subject is discussed in more detail.

In the Merger, Each Share of Wachovia Corporation Common Stock Will Automatically Be Converted into 0.1991 of a Share of Wells Fargo & Company Common Stock (Page [•])

In the merger, Wachovia will merge with and into Wells Fargo. Wells Fargo will be the surviving corporation in the merger. Each share of Wachovia common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Wachovia common stock held by Wachovia and Wells Fargo, will automatically be converted into 0.1991 of a share of Wells Fargo common stock. Wells Fargo will not issue any fractional shares of Wells Fargo common stock in the merger. Instead, a Wachovia shareholder who otherwise would have received a fraction of a share of Wells Fargo common stock will instead receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of Wells Fargo common stock to which the holder would otherwise be entitled by the average of the closing sale prices of Wells Fargo common stock on the New York Stock Exchange for the five trading days immediately prior to the date on which the merger is completed.

Example: If you own 100 shares of Wachovia common stock, you will receive 19 shares of Wells Fargo common stock and a cash payment instead of the 0.91 shares of Wells Fargo common stock that you otherwise would have received.

The merger agreement between Wachovia and Wells Fargo governs the merger. The merger agreement is included in this document as Appendix A. Please read the merger agreement carefully. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

What Holders of Wachovia Stock Options and Other Equity-Based Awards Will Receive (Page [•])

At the effective time of the merger, each option to purchase Wachovia common stock granted by Wachovia and each other equity-based award of Wachovia that is then outstanding will be converted automatically into an option or other equity-based award for shares of Wells Fargo common stock, generally subject to the same terms and conditions that applied to the Wachovia option or other equity-based award before the effective time of the merger. The number of shares of Wells Fargo common stock subject to these stock options and other equity-based awards, and the exercise price of the Wachovia stock options, will be adjusted based on the exchange ratio of 0.1991.

Treatment of Wachovia Preferred Stock in the Merger (Page [•])

Upon completion of the merger, (i) each Dividend Equalization Preferred Share, no par value, of Wachovia, referred to as Wachovia DEP Shares, issued and outstanding immediately prior to completion of the merger will be automatically converted into one one-thousandth of a Wells Fargo Dividend Equalization Preferred Share, no par value, referred to as Wells Fargo DEP Shares, (ii) each share of Wachovia Class A Preferred Stock, Series G, no par value, referred to as Wachovia Preferred Stock Series G, issued and outstanding immediately prior to completion of the merger will be automatically converted into one one-hundredth of a share of Wells Fargo Class A Preferred Stock, Series G, no par value, referred to as the Wells Fargo Preferred Stock Series G, (iii) each share of Wachovia Class A Preferred Stock, Series H, no par value, referred to as Wachovia Preferred Stock Series H, issued and outstanding immediately prior to completion of the merger will be automatically converted into one one-hundredth of a share of Wells Fargo Class A Preferred Stock, Series H, no par value, referred to as the Wells Fargo Preferred Stock Series H, (iv) each share of Wachovia Class A Preferred Stock, Series I, no par value, referred to as Wachovia Preferred Stock Series I, issued and outstanding immediately prior to completion of the merger will be automatically converted into one share of Wells Fargo Class A Preferred Stock, Series I, no par value, referred to as the Wells Fargo Preferred Stock Series I, (v) each share of Wachovia Preferred Stock Series J, no par value, referred to as Wachovia

Preferred Stock Series J, issued and outstanding immediately prior to completion of the merger will be automatically converted into one share of Wells Fargo 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J, no par value, referred to as the Wells Fargo Preferred Stock Series J, (vi) each share of Wachovia Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K, no par value, referred to as Wachovia Preferred Stock Series K, issued and outstanding immediately prior to completion of the merger will be automatically converted into one share of Wells Fargo, Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K, no par value, referred to as the Wells Fargo Preferred Stock Series K, (vii) each share of Wachovia 7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, no par value, referred to as Wachovia Preferred Stock Series L, issued and outstanding immediately prior to the completion of the merger will be automatically converted into one share of Wells Fargo 7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, no par value, referred to as the Wells Fargo Preferred Stock Series L and (viii) each share of Wachovia Series M, Class A Preferred Stock, no par value, issued and outstanding immediately prior to the completion of the merger will be automatically converted into one share of Wells Fargo Series M, Class A Preferred Stock, no par value, referred to as the Wells Fargo Preferred Stock Series M. As of the date of this proxy statement-prospectus, no shares of Wachovia Preferred Stock Series G, Wachovia Preferred Stock Series H or Wachovia Preferred Stock Series I are issued.

The terms of each share of the Wells Fargo Preferred Stock Series I, Wells Fargo Preferred Stock Series J, Wells Fargo Preferred Stock Series K, Wells Fargo Preferred Stock Series L and Wells Fargo Preferred Stock Series M will be substantially identical to the terms of one share of the corresponding series of Wachovia Class A Preferred Stock. The terms of each one one-thousandth of a Wells Fargo DEP Share will be substantially identical to the terms of one Wachovia DEP Share. The terms of each one one-hundredth of a share of Wells Fargo Preferred Stock Series G and one one-hundredth of a share of Wells Fargo Preferred Stock Series H will be substantially identical to the terms of one share of Wachovia Preferred Stock Series G and Wachovia Preferred Stock Series H, respectively. We sometimes refer to the Wells Fargo DEP Shares, Wells Fargo Preferred Stock Series G, Wells Fargo Preferred Stock Series H, Wells Fargo Preferred Stock Series I, Wells Fargo Preferred Stock Series J, Wells Fargo Preferred Stock Series K and Wells Fargo Preferred Stock Series L collectively as the “New Wells Fargo Preferred Stock.” Any shares of Wachovia preferred stock as to which preferred shareholders have perfected their dissenters’ rights pursuant to North Carolina law will not be exchanged for New Wells Fargo Preferred Stock.

Each outstanding share of the Wachovia Preferred Stock Series J is presently represented by depositary shares that are listed on the New York Stock Exchange and represent a one-fortieth interest in a share of Wachovia Preferred Stock Series J. Upon completion of the merger, Wells Fargo will assume the obligations of Wachovia under the Deposit Agreement, dated as of December 21, 2007, between Wachovia, U.S. Bank, National Association as depositary, and the holders from time to time of depositary shares. Wells Fargo will instruct U.S. Bank, referred to as the Depositary, as depositary under the deposit agreement, referred to as the Series J Deposit Agreement, to treat the shares of New Wells Fargo Preferred Stock received by it in exchange for shares of Wachovia Preferred Stock Series J as newly deposited securities under the Series J Deposit Agreement. In accordance with the terms of the Series J Deposit Agreement, the Wachovia depositary shares will thereafter represent shares of Wells Fargo Preferred Stock Series J. Such depositary shares will continue to be listed on the New York Stock Exchange upon completion of the merger under a new name and traded under a new symbol.

Holders of Wachovia preferred stock (except for the Series M Preferred Stock issued to Wells Fargo (which represents 39.9% of the total voting power of holders of Wachovia capital stock entitled to vote)) and Wachovia depositary shares are not entitled to vote on the plan of merger contained in the merger agreement or at the special meeting.

The Merger Is Intended to Be Tax-Free to Wachovia Shareholders as to the Shares of Wells Fargo Common Stock They Receive (Page [•])

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to our respective obligations to complete the merger that each of Wells Fargo and Wachovia receive a legal opinion to that effect. Accordingly, the merger generally will be tax-free to you for

United States federal income tax purposes as to the shares of Wells Fargo common stock you receive in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Wells Fargo common stock that you would otherwise be entitled to receive.

The United States federal income tax consequences described above may not apply to all holders of Wachovia common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Opinions of Wachovia’s Financial Advisors [•])

Wachovia’s financial advisors, Goldman, Sachs & Co. and Perella Weinberg Partners LP, referred to as Goldman Sachs and Perella Weinberg respectively, each rendered an opinion dated October 3, 2008, to the board of directors of Wachovia, that, as of such date, and based upon and subject to the factors, limitations and assumptions set forth in their respective written opinions, as well as the extraordinary circumstances facing Wachovia described in their respective written opinions, the exchange ratio of 0.1991 of a share of Wells Fargo common stock to be received in respect of each share of Wachovia common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Wachovia common stock other than Wells Fargo and its affiliates.

The full text of the written opinions of Goldman Sachs and Perella Weinberg, which set forth the factors considered, assumptions made, procedures followed and limitations that apply in with connection with each such opinion, are attached to this document as Appendix B and Appendix C, respectively. The opinions of Goldman Sachs and Perella Weinberg were provided for the information and assistance of the board of directors of Wachovia in connection with its consideration of the merger and do not constitute a recommendation as to how any holder of shares of Wachovia common stock should vote or otherwise act with respect to the merger or any other matter.

Pursuant to engagement letters dated September 28, 2008 and October 1, 2008, Goldman Sachs is entitled to receive a transaction fee of $25 million for its services in connection with the merger, of which $20 million is contingent upon consummation of the merger. Pursuant to an engagement letter dated September 28, 2008, Perella Weinberg is entitled to receive fees for its services, of which $5 million was payable upon the execution of the merger agreement, and $20 million is contingent upon the closing of the merger.

Wachovia’s Board of Directors Unanimously Recommends that You Vote “FOR” Approval of the Plan of Merger Contained in the Merger Agreement (Page [•])

Wachovia’s board of directors believes that the merger is in the best interests of Wachovia and its shareholders, has unanimously adopted the plan of merger contained in the merger agreement and recommends that you vote “FOR” approval of the plan of merger contained in the merger agreement at the special meeting. For the factors considered by Wachovia’s board in deciding to approve the merger agreement, see “The Merger — Wachovia’s Reasons for the Merger and Recommendation of the Wachovia Board” on page [•].

Wachovia’s Directors and Executive Officers May Receive Additional Benefits from the Merger (Page [•])

Certain of Wachovia’s executive officers and directors have interests in the merger as individuals that are different from, or in addition to, the interests of Wachovia shareholders generally. The Wachovia board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement and the transactions contemplated by the merger agreement.

The Wachovia stock incentive plans generally provide for the vesting of equity-based awards following a change in control. The merger will constitute such a change in control of Wachovia. In addition, certain executives have employment agreements with Wachovia that provide for severance payments in connection with a qualifying termination of employment following a change in control.

Wachovia’s executive officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see “The Proposed Merger — Interests of Certain Wachovia Directors and Executive Officers in the Merger” on page [•] for further information on these interests.

Holders of Wachovia Preferred Stock, But Not Common Stock, Have Dissenters’ Rights (Page [•])

Holders of Wachovia Common Stock.  Under North Carolina law, holders of Wachovia common stock are not entitled to dissenters’ or appraisal rights in connection with the merger because Wachovia common stock is listed on a national securities exchange and Wachovia shareholders will receive shares of Wells Fargo common stock, which is also listed on a national securities exchange, and cash in lieu of fractional shares.

Holders of Wachovia Preferred Stock.  Holders of shares of Wachovia preferred stock who perfect their dissenters’ rights under North Carolina law will have dissenters’ rights, also referred to as appraisal rights, as a result of the merger. The Wachovia depositary shares representing the Wachovia Preferred Stock Series J are not a class or series of shares issued by Wachovia and thus dissenters’ rights under North Carolina law do not independently apply to the depositary shares. However, while it is not entirely clear under North Carolina law, Wachovia has agreed to treat each holder of currently outstanding depositary shares for Wachovia Preferred Stock Series J as a beneficial owner of the Wachovia Preferred Stock Series J represented thereby. Unless shares of the Wachovia Preferred Stock Series J are withdrawn from the depositary, the depositary is the holder of record of the shares of Wachovia Preferred Stock Series J. Accordingly, to exercise dissenters’ rights with respect to the Wachovia Preferred Stock Series J, holders of depositary shares will be required to follow the procedures described in this document for beneficial owners of Wachovia Preferred Stock Series J. Additional information on dissenters’ rights of holders of Wachovia preferred stock is located beginning on page [•].

Conditions That Must Be Satisfied or Waived for the Merger to Occur (Page [•])

Currently, we expect to complete the merger by the end of 2008. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval of the plan of merger contained in the merger agreement by Wachovia shareholders and the receipt of certain required regulatory approvals.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required for the Merger (Page [•])

Wachovia and Wells Fargo have agreed to use their reasonable best efforts to obtain all regulatory approvals, including all antitrust clearances, required to complete the transactions contemplated by the merger agreement. These approvals include approval from or notices to the Board of Governors of the Federal Reserve System (Federal Reserve), foreign and state securities authorities, various other federal, state and foreign antitrust and regulatory authorities and self-regulatory organizations, the Department of Justice (DOJ), and the Federal Trade Commission (FTC). Wells Fargo and Wachovia have completed, or will complete promptly following the date of this proxy statement-prospectus, the filing of applications and notifications to obtain the required regulatory approvals. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) was terminated on October 10, 2008. The Federal Reserve approved the merger on October 12, 2008.

Although we do not know of any reason why we cannot obtain the remaining regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

Termination of the Merger Agreement (Page [•])

Wachovia and Wells Fargo may mutually agree to terminate the merger agreement before completing the merger, even after shareholder approval, as long as the termination is approved by each of their respective boards of directors.

In addition, either Wachovia or Wells Fargo may decide to terminate the merger agreement, even after shareholder approval:

•	if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a court or other governmental entity (and the denial or prohibition is final and nonappealable);

•	if the merger has not been completed by October 3, 2009, unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

•	if there is a breach by the other party that would cause the failure of conditions to the terminating party’s obligation to complete the merger described above, unless the breach is capable of being, and is, cured within 60 days of notice of the breach; or

•	if the approval of the plan of merger contained in the merger agreement by Wachovia’s shareholders has not been obtained at a meeting of Wachovia’s shareholders held for such purpose.

In addition, Wells Fargo may terminate the merger agreement:

•	if Wachovia’s board of directors (1) submits the proposal for the plan of merger contained in the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation, or (2) recommends to its shareholders a business combination proposal other than the merger with Wells Fargo as contemplated by the merger agreement; or

•	if an order, injunction or decree issued by a governmental or self-regulatory entity that permanently enjoins or prohibits or makes illegal the issuance of shares of the Series M Preferred Stock to Wells Fargo or prevents Wells Fargo from voting such shares in favor of approving the plan of merger contained in the merger agreement at the special meeting becomes final and nonappealable.

Wells Fargo and Wachovia Entered into a Share Exchange Agreement (Page [•])

On October 3, 2008, Wells Fargo and Wachovia, in connection with entering into the merger agreement, entered into a share exchange agreement, under which Wells Fargo agreed to purchase 10 newly issued shares of Wachovia Series M Preferred Stock, which vote together with Wachovia common stock as a single class and have voting rights equivalent to 39.9% of the total voting power of holders of Wachovia capital stock entitled to vote, in exchange for the issuance of 1,000 shares of Wells Fargo common stock to Wachovia.

Wells Fargo and Wachovia completed the transactions contemplated by the share exchange agreement on October 20, 2008. As of [•], 2008, the record date for the special meeting, Wells Fargo had the power to vote approximately [•]% of the total voting power of shares entitled to vote on the approval of the plan of merger contained in the merger agreement.

Effect of Merger on Rights of Wachovia Shareholders (Page [•])

The rights of Wachovia shareholders are governed by North Carolina law, as well as Wachovia’s restated articles of incorporation and bylaws. After completion of the merger, the rights of former Wachovia shareholders who receive Wells Fargo common stock and preferred stock in the merger will be governed by Delaware law and Wells Fargo’s restated certificate of incorporation and bylaws. This document contains descriptions of the material differences in shareholder rights beginning on page [•].

Wells Fargo’s Dividend Policy Will Determine Your Dividends After the Merger

Holders of Wells Fargo common stock receive dividends if, when and as declared by the Wells Fargo board of directors out of legally available funds. The amount and timing of any future dividends on Wells Fargo common stock will depend on the earnings, cash requirements and financial condition of Wells Fargo and its subsidiaries, applicable law and regulations, including federal banking regulations, and other factors deemed relevant by the Wells Fargo board of directors.

In addition, pursuant to a Letter Agreement and related Securities Purchase Agreement dated October 26, 2008 between Wells Fargo and the United States Department of the Treasury, Wells Fargo is currently subject to a general restriction on the making of dividends on its common stock other than regular quarterly cash dividends not in excess of $0.34 per share. Please see “Wells Fargo Capital Stock — Restrictions on Payment of Dividends” on page [•] for further information on this restriction.

Wachovia Shareholders Will Vote on the Merger at the Special Meeting (Page [•])

The special meeting of Wachovia shareholders will be held on [•], 2008, at [•], at [•]. At the special meeting, Wachovia shareholders will be asked to:

•	approve the plan of merger contained in the merger agreement; and

•	approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the plan of merger contained in the merger agreement.

The board of directors has fixed [•], 2008 as the record date for the special meeting. Only those shareholders of record of Wachovia common stock and Series M Preferred Stock as of the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. To approve the plan of merger contained in the merger agreement, the affirmative vote of a majority of the votes entitled to be cast on the plan of merger consisting of all outstanding shares of Wachovia common stock and the Series M Preferred Stock, voting together as a single class, is required.

At the record date, there were [•] shares of Wachovia common stock outstanding and entitled to vote at the special meeting. Directors and executive officers of Wachovia and their affiliates had the right to vote [•] shares of Wachovia common stock at the special meeting, or approximately [•]% of the voting power of the outstanding Wachovia capital stock entitled to vote at the special meeting. All of the members of the Wachovia board of directors have indicated their intention as of [•], 2008 to vote the shares of Wachovia common stock they own (or have the power to vote or direct the vote) as of the record date (if any) in favor of the approval of the plan of merger contained in the merger agreement. In addition, as of the record date for the special meeting, Wells Fargo held 10 shares of Series M Preferred Stock of Wachovia that votes as a single class with Wachovia’s common stock representing 39.9% of the total voting power of holders of Wachovia capital stock entitled to vote, and also held [•] shares of Wachovia common stock, representing (together with the Series M Preferred Stock) [•]% of the total voting power of holders of Wachovia capital stock entitled to vote at the special meeting. Wells Fargo has informed Wachovia that intends to vote these shares in favor of the proposal to approve the plan of merger contained in the merger agreement. If Wells Fargo does vote such Series M Preferred Stock and Wachovia common stock in favor of the plan of merger contained in the merger agreement, the plan of merger contained in the merger agreement will be approved if approximately [•]% of the other outstanding shares of Wachovia capital stock entitled to vote at the special meeting also vote in favor of the proposal to approve the plan of merger contained in the merger agreement.

No Wells Fargo Stockholder Approval

Wells Fargo stockholders are not required to approve the plan of merger or the issuance of shares of Wells Fargo common stock as part of the merger consideration.

Litigation Related to the Merger (Page [•])

Certain litigation is pending in connection with the merger. See “The Merger — Litigation Related to the Merger” on page [•].

Information about Wells Fargo and Wachovia (Page [•])

Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163
(866) 878-5865

Wells Fargo & Company is a diversified financial services company organized under the laws of the state of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, referred to as the Bank Holding Company Act. Its businesses provide banking, insurance, investments, mortgages and consumer finance through stores, the Internet and other distribution channels across North America and elsewhere internationally. At September 30, 2008, Wells Fargo had assets of $622.4 billion, loans of $411.0 billion, deposits of $353.6 billion and stockholders’ equity of $47.0 billion. Based on assets, Wells Fargo was the seventh largest bank holding company in the United States. Wells Fargo common stock trades on the New York Stock Exchange under the symbol WFC.

Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288-0013
(704) 374-6565

Wachovia was incorporated under the laws of North Carolina in 1967 and is registered as a financial holding company and a bank holding company under the Bank Holding Company Act.

Wachovia provides a wide range of commercial and retail banking and trust services through full-service banking offices in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Kansas, Maryland, Mississippi, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Washington, D.C. Wachovia’s primary banking affiliate, Wachovia Bank, National Association, operates a substantial majority of these banking offices, except those in Delaware, which are operated by Wachovia Bank of Delaware, National Association. Wachovia also provides various other financial services, including mortgage banking, investment banking, investment advisory, home equity lending, asset-based lending, leasing, insurance, international and securities brokerage services, through other subsidiaries. Wachovia’s retail securities brokerage business is conducted through Wachovia Securities, LLC, and operates in 50 states. At September 30, 2008, Wachovia had assets of $764.4 billion, loans of $482.4 billion, deposits of $418.8 billion and stockholders’ equity of $50.0 billion. Based on assets, Wachovia is sixth largest bank holding company in the United States. Wachovia common stock trades on the New York Stock Exchange under the symbol WB.

SELECTED FINANCIAL DATA AND MARKET PRICE INFORMATION

The following selected financial information is to aid you in understanding certain financial aspects of the merger. The following tables present selected historical financial data for Wells Fargo and Wachovia. The annual historical information for Wells Fargo and Wachovia is derived from their respective audited consolidated financial statements for the fiscal years ended December 31, 2003 through 2007. The selected data for the nine months ended September 30, 2008 and September 30, 2007 is derived from their respective unaudited consolidated interim financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which management of Wells Fargo and Wachovia, as the case may be, consider necessary for fair presentation of the financial position and results of operations for such periods. The information for Wells Fargo reflects the two-for-one stock split in the form of a 100% stock dividend distributed on August 11, 2006. The historical results set forth below and elsewhere in this document are not necessarily indicative of the future performance of Wells Fargo or Wachovia.

The information is only a summary and should be read with each company’s historical consolidated financial statements and related notes contained in that company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as well as other information filed by the company with the SEC. See “Where You Can Find More Information” on page [•]. All amounts are in U.S. dollars.

Wells Fargo common stock trades on the New York Stock Exchange under the symbol “WFC.” Wachovia common stock trades on the New York Stock Exchange under the symbol “WB.”

Wells Fargo & Company and Subsidiaries

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in millions, except per share amounts)

For the Period:
Net interest income	$18,419	$15,486	$20,974	$19,951	$18,504	$17,150	$16,007
Provision for credit losses	7,535	2,327	4,939	2,204	2,383	1,717	1,722
Noninterest income	13,982	13,699	18,416	15,740	14,445	12,909	12,382
Noninterest expense	16,839	16,924	22,824	20,837	19,018	17,573	17,190
Net income	5,389	6,696	8,057	8,420	7,671	7,014	6,202
Earnings per common share	1.63	1.99	2.41	2.50	2.27	2.07	1.84
Diluted earnings per common share	1.62	1.97	2.38	2.47	2.25	2.05	1.83
Dividends declared per common share	0.96	0.87	1.18	1.08	1.00	0.93	0.75
At Period End:
Securities available for sale	$86,882	$57,440	$72,951	$42,629	$41,834	$33,717	$32,953
Loans	411,049	362,922	382,195	319,116	310,837	287,586	253,073
Allowance for loan losses	7,865	3,829	5,307	3,764	3,871	3,762	3,891
Goodwill	13,520	12,018	13,106	11,275	10,787	10,681	10,371
Assets	622,361	548,727	575,442	481,996	481,741	427,849	387,798
Deposits	353,574	334,956	344,460	310,243	314,450	274,858	247,527
Long-term debt	107,350	95,592	99,393	87,145	79,668	73,580	63,642
Stockholders’ equity	46,957	47,566	47,628	45,814	40,660	37,866	34,469
Capital ratios:
Risk-based capital
Tier 1 capital	8.59%	8.17%	7.59%	8.93%	8.26%	8.41%	8.42%
Total capital	11.51	11.07	10.68	12.49	11.64	12.07	12.21
Tier 1 leverage	7.54	7.26	6.83	7.88	6.99	7.08	6.93
Book value per common share	$14.14	$14.30	$14.45	$13.57	$12.12	$11.17	$10.15
Common Stock Price:
High	$44.68	$37.99	$37.99	$36.99	$32.35	$32.02	$29.59
Low	20.46	32.66	29.29	30.31	28.81	27.16	21.64
Period End	37.53	35.62	30.19	35.56	31.42	31.08	29.45

Wachovia Corporation and Subsidiaries

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share amounts)

For the Period:
Net interest income	$14,033	$13,500	$18,130	$15,249	$13,681	$11,961	$10,607
Provision for credit losses	15,027	764	2,261	434	249	257	586
Noninterest income	6,675	10,907	13,297	14,665	12,323	10,779	9,482
Noninterest expense	43,802	14,500	20,393	18,010	16,293	14,850	13,423
Net income available to common shareholders	(33,704)	6,261	6,312	7,791	6,643	5,214	4,259
Earnings per common share	(16.28)	3.31	3.31	4.72	4.27	3.87	3.21
Diluted earnings per common share	(16.28)	3.26	3.26	4.63	4.19	3.81	3.18
Dividends declared per common share	1.07	1.76	2.40	2.14	1.94	1.66	1.25
At Period End:
Securities available for sale	$107,693	$111,827	$115,037	$108,619	$113,698	$110,597	$100,445
Loans	482,373	449,206	461,954	420,158	259,015	223,840	165,571
Allowance for loan losses	15,351	3,505	4,507	3,360	2,724	2,757	2,348
Goodwill	18,353	38,848	43,122	38,379	21,807	21,526	11,149
Assets	764,378	754,168	782,896	707,121	520,755	493,324	401,188
Deposits	418,840	421,937	449,129	407,458	324,894	295,053	221,225
Long-term debt	183,350	158,584	161,007	138,594	48,971	46,759	36,730
Stockholders’ equity	50,003	70,140	76,872	69,716	47,561	47,317	32,428
Capital ratios:
Risk-based capital
Tier 1 capital	7.49%	7.10%	7.35%	7.42%	7.50%	8.01%	8.52%
Total capital	12.40	10.84	11.82	11.33	10.82	11.11	11.54
Tier 1 leverage	5.70	6.10	6.09	6.01	6.12	6.38	6.36
Book value per common share	$18.59	$36.90	$37.66	$36.61	$30.55	$29.79	$24.71
Common Stock Price:
High	$38.76	$58.77	$58.77	$59.85	$56.01	$54.52	$46.59
Low	1.84	44.94	38.03	51.09	46.49	43.56	32.72
Period End	3.50	50.15	38.03	56.95	52.86	52.60	46.59

Comparative Market Value of Securities

The following table shows the closing sale prices of Wells Fargo common stock and Wachovia common stock as reported on the New York Stock Exchange on October 2, 2008, the last trading day before public announcement of the merger, and on [•], 2008, the last practicable trading day before the date of this document. This table also shows the implied value of the merger consideration proposed for each share of Wachovia common stock as of each of those dates, which was calculated by multiplying the closing price of Wells Fargo common stock on each of those dates by 0.1991, the exchange ratio.

Implied Value of
One Share of
	Wells Fargo	Wachovia	Wachovia Common
	Common Stock	Common Stock	Stock

As of October 2, 2008	$35.16	$3.91	$7.00
As of [•], 2008	$ [•]	$ [•]	$ [•]

For each share of Wachovia common stock, Wachovia common shareholders will receive 0.1991 of a share of Wells Fargo common stock and cash instead of fractional shares of Wells Fargo common stock, based on the average closing price of Wells Fargo common stock on the New York Stock Exchange over the five trading days immediately prior to the date on which the merger is completed. The market prices of both Wells Fargo common stock and Wachovia common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Wells Fargo common stock and Wachovia common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker. Wells Fargo common stock trades on the New York Stock Exchange under the symbol “WFC.” Wachovia common stock trades on the New York Stock Exchange under the symbol “WB.”

Comparative Per Common Share Data (Unaudited)

The following table shows, for the nine months ended September 30, 2008 and the year ended December 31, 2007, selected per share information for Wells Fargo common stock on a historical and pro forma combined basis and for Wachovia common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2007, the information in the table is unaudited. You should read the data with the historical consolidated financial statements and related notes of Wells Fargo and Wachovia contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. See “Where You Can Find More Information” on page [•]. Amounts are in U.S. dollars.

The Wells Fargo pro forma combined earnings per share were calculated by dividing (1) the sum of (a) Wells Fargo’s net income applicable to common stock plus (b) Wachovia’s net income applicable to common stock by (2) pro forma equivalent common shares. The Wells Fargo pro forma combined cash dividends per common share represent Wells Fargo historical cash dividends per common share. The Wells Fargo pro forma combined book value per share was calculated by dividing total combined Wells Fargo and Wachovia common shareholders’ equity by pro forma equivalent common shares. The Wachovia pro forma equivalent per common share amounts were calculated by multiplying the Wells Fargo pro forma combined per share amounts by the exchange ratio of 0.1991.

	Wells Fargo		Wachovia
		Pro Forma		Pro Forma
	Historical	Combined	Historical	Equivalent

Earnings (Loss) Per Share
Basic
Nine Months Ended September 30, 2008	$1.63	$1.17	$(16.28)	$0.23
Year Ended December 31, 2007	2.41	4.73	3.31	0.94
Diluted
Nine Months Ended September 30, 2008	1.62	1.17	(16.28)	0.23
Year Ended December 31, 2007	2.38	4.68	3.26	0.93
Cash Dividends Declared Per Share
Nine Months Ended September 30, 2008	0.96	0.96	1.07	0.19
Year Ended December 31, 2007	1.18	1.18	2.40	0.23
Book Value Per Share
Nine Months Ended September 30, 2008	14.14	16.43	18.59	3.27
Year Ended December 31, 2007	14.45	26.19	37.66	5.21

UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

WELLS FARGO AND WACHOVIA

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of Wells Fargo & Company (Wells Fargo) and Wachovia Corporation (Wachovia) of the merger (Merger) involving Wells Fargo and Wachovia under the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities of Wachovia will be recorded by Wells Fargo at their respective fair values as of the date the Merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Wells Fargo and Wachovia as of and for the nine months ended September 30, 2008, and for the year ended December 31, 2007. The unaudited pro forma condensed combined balance sheet as of September 30, 2008, assumes the Merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the Merger as if the Merger had been completed at the beginning of the earliest period presented.

The Merger, which is expected to be completed in the fourth quarter of 2008, provides for the exchange of 0.1991 shares of Wells Fargo common stock for each share of outstanding Wachovia common stock. Each outstanding share of each series of Wachovia preferred stock will be converted into a share of a corresponding series of Wells Fargo preferred stock having terms substantially identical to that series of Wachovia preferred stock. At September 30, 2008, Wells Fargo had three pending acquisitions (exclusive of the Merger) with total assets of approximately $1.6 billion, and it is expected that approximately 5.9 million common shares will be issued upon consummation of these acquisitions. The unaudited pro forma condensed combined information does not give effect to these other pending acquisitions as they are not material to the unaudited pro forma condensed combined financial information, either individually or in the aggregate. In connection with the Merger, Wachovia issued preferred stock to Wells Fargo representing 39.9 percent of the voting power of Wachovia common stock. The unaudited pro forma condensed combined financial information does not give effect to this issuance.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	Wells Fargo’s historical unaudited financial statements as of and for the nine months ended September 30, 2008 included in Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;

•	Wells Fargo’s historical audited financial statements as of and for the year ended December 31, 2007 included in Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	Wachovia’s historical unaudited financial statements as of and for the nine months ended September 30, 2008 included in Wachovia’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008; and

•	Wachovia’s historical audited financial statements as of and for the year ended December 31, 2007 included in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2007;

Wachovia’s historical unaudited financial statements as of and for the nine months ended September 30, 2008 and Wachovia’s historical audited financial statements as of and for the year ended December 31, 2007 are included as Exhibit 99.2 to Wells Fargo’s Current Report on Form 8-K filed October 30, 2008.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. Further, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded at the time the Merger is completed.

WELLS FARGO AND WACHOVIA

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2008

					Pro forma
	Wells Fargo	Wachovia	Adjustments		Wells Fargo
	(In millions)

ASSETS
Cash and due from banks	$12,861	$22,233	$—		$35,094
Federal funds sold, securities purchased under resale agreements and other short-term investments	8,093	12,187	—		20,280
Trading assets	9,097	56,000	—		65,097
Securities available for sale	86,882	107,693	(294)	A	194,281
Mortgages held for sale	18,739	2,491	—		21,230
Loans held for sale	635	6,756	—		7,391
Loans	411,049	482,373	(50,607)	B	842,815
Allowance for loan losses	(7,865)	(15,351)	10,372	C	(12,844)

Net loans	403,184	467,022	(40,235)		829,971

Mortgage servicing rights:
Measured at fair value (residential MSRs)	19,184	628	—		19,812
Amortized	433	938	—		1,371
Premises and equipment, net	5,054	7,031	538	D	12,623
Goodwill	13,520	18,353	(3,845)	E	28,028
Other assets	44,679	63,046	13,327	F	121,052

Total assets	$622,361	$764,378	$(30,509)		$1,356,230

LIABILITIES
Noninterest-bearing deposits	$89,446	$55,752	$—		$145,198
Interest-bearing deposits	264,128	363,088	1,769	G	628,985

Total deposits	353,574	418,840	1,769		774,183
Short-term borrowings	85,187	67,867	—		153,054
Accrued expenses and other liabilities	29,293	44,318	(2,294)	H	71,317
Long-term debt	107,350	183,350	(4,184)	I	286,516

Total liabilities	575,404	714,375	(4,709)		1,285,070

STOCKHOLDERS’ EQUITY
Preferred stock	625	9,825	(294)	A	10,156
Common stock	5,788	7,124	(6,415)	J	6,497
Additional paid-in capital	8,348	59,883	(45,920)	J	22,311
Retained earnings	40,853	(22,465)	22,465	J	40,853
Cumulative other comprehensive income (loss)	(2,783)	(4,364)	4,364	J	(2,783)
Treasury stock	(5,207)	—	—		(5,207)
Unearned ESOP shares	(667)	—	—		(667)

Total stockholders’ equity(1)	46,957	50,003	(25,800)		71,160

Total liabilities and stockholders’ equity	$622,361	$764,378	$(30,509)		$1,356,230

(1)	Total stockholders’ equity does not reflect $25 billion in securities issued to the United States Treasury Department on October 28, 2008. See note 7.

See accompanying notes to unaudited pro forma condensed combined financial statements.

WELLS FARGO AND WACHOVIA

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Nine Months Ended September 30, 2008

					Pro forma
	Wells Fargo	Wachovia	Adjustments		Wells Fargo
	(In millions, except per share amounts)

INTEREST INCOME
Trading assets	$126	$1,508	$—		$1,634
Securities available for sale	3,753	4,547	873	K	9,173
Mortgages held for sale	1,211	151	—		1,362
Loans held for sale	34	365	—		399
Loans	20,906	20,220	2,628	L	43,754
Other interest income	140	1,434	—		1,574

Total interest income	26,170	28,225	3,501		57,896

INTEREST EXPENSE
Deposits	3,676	7,348	—		11,024
Short-term borrowings	1,274	1,330	—		2,604
Long-term debt	2,801	5,514	826	N	9,141

Total interest expense	7,751	14,192	826		22,769

NET INTEREST INCOME	18,419	14,033	2,675		35,127
Provision for credit losses	7,535	15,027	(10,372)	O	12,190

Net interest income (loss) after provision for credit losses	10,884	(994)	13,047		22,937

NONINTEREST INCOME
Service charges on deposit accounts	2,387	2,102	—		4,489
Trust and investment fees	2,263	7,253	—		9,516
Card fees	1,747	513	—		2,260
Other fees	1,562	815	—		2,377
Mortgage banking	2,720	213	—		2,933
Operating leases	365	174	—		539
Insurance	1,493	239	—		1,732
Net gains (losses) on debt securities available for sale	316	(2,991)	—		(2,675)
Net gains (losses) from equity investments	(148)	272	—		124
Other	1,277	(1,915)	—		(638)

Total noninterest income	13,982	6,675	—		20,657

NONINTEREST EXPENSE
Salaries	6,092	4,543	—		10,635
Incentive compensation	2,005	4,293	—		6,298
Employee benefits	1,666	1,348	—		3,014
Equipment	955	879	—		1,834
Net occupancy	1,201	1,137	—		2,338
Operating leases	308	86	—		394
Goodwill impairment	—	24,846	(24,846)	P	—
Intangible amortization	139	296	1,337	Q	1,772
Other	4,473	6,374	—		10,847

Total noninterest expense	16,839	43,802	(23,509)		37,132

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	8,027	(38,121)	36,556		6,462
Income tax expense (benefit)	2,638	(4,844)	3,879	R	1,673

NET INCOME (LOSS)	$5,389	$(33,277)	$32,677		$4,789
Dividends on preferred stock	—	427	—		427

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$5,389	$(33,704)	$32,677		$4,362

EARNINGS PER COMMON SHARE	$1.63	$(16.28)			$1.17
DILUTED EARNINGS PER COMMON SHARE	$1.62	$(16.28)			$1.17
DIVIDENDS DECLARED PER COMMON SHARE	$0.96	$1.07			$0.96
Average common shares outstanding	3,309.6	2,070.5	(1,658.3)		3,721.8
Diluted average common shares outstanding	3,323.4	2,080.0	(1,665.9)		3,737.5

See accompanying notes to unaudited pro forma condensed combined financial statements.

WELLS FARGO AND WACHOVIA

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Year Ended December 31, 2007

					Pro forma
	Wells Fargo	Wachovia	Adjustments		Wells Fargo
	(In millions, except per share amounts)

INTEREST INCOME
Trading assets	$173	$2,062	$—		$2,235
Securities available for sale	3,451	6,097	1,455	K	11,003
Mortgages held for sale	2,150	240	—		2,390
Loans held for sale	70	1,023	—		1,093
Loans	29,040	29,995	5,255	L	64,290
Other interest income	293	2,814	—		3,107

Total interest income	35,177	42,231	6,710		84,118

INTEREST EXPENSE
Deposits	8,152	12,961	(1,767)	M	19,346
Short-term borrowings	1,245	2,849	—		4,094
Long-term debt	4,806	8,291	1,376	N	14,473

Total interest expense	14,203	24,101	(391)		37,913

NET INTEREST INCOME	20,974	18,130	7,101		46,205
Provision for credit losses	4,939	2,261	—		7,200

Net interest income after provision for credit losses	16,035	15,869	7,101		39,005

NONINTEREST INCOME
Service charges on deposit accounts	3,050	2,686	—		5,736
Trust and investment fees	3,149	8,367	—		11,516
Card fees	2,136	581	—		2,717
Other fees	2,292	1,075	—		3,367
Mortgage banking	3,133	141	—		3,274
Operating leases	703	245	—		948
Insurance	1,530	447	—		1,977
Net gains (losses) on debt securities available for sale	209	(278)	—		(69)
Net gains from equity investments	734	759	—		1,493
Other	1,480	(726)	—		754

Total noninterest income	18,416	13,297	—		31,713

NONINTEREST EXPENSE
Salaries	7,762	5,652	—		13,414
Incentive compensation	3,284	4,876	—		8,160
Employee benefits	2,322	1,662	—		3,984
Equipment	1,294	1,098	—		2,392
Net occupancy	1,545	1,343	—		2,888
Operating leases	561	135	—		696
Intangible amortization	158	424	1,980	Q	2,562
Other	5,898	5,203	—		11,101

Total noninterest expense	22,824	20,393	1,980		45,197

INCOME BEFORE INCOME TAX EXPENSE	11,627	8,773	5,121		25,521
Income tax expense	3,570	2,461	1,855	R	7,886

NET INCOME	$8,057	$6,312	$3,266		$17,635
Dividends on preferred stock	—	—	—		—

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$8,057	$6,312	$3,266		$17,635

EARNINGS PER COMMON SHARE	$2.41	$3.31			$4.73
DILUTED EARNINGS PER COMMON SHARE	$2.38	$3.26			$4.68
DIVIDENDS DECLARED PER COMMON SHARE	$1.18	$2.40			$1.18
Average common shares outstanding	3,348.5	1,907.2	(1,527.5)		3,728.2
Diluted average common shares outstanding	3,382.8	1,934.2	(1,549.2)		3,767.8

See accompanying notes to unaudited pro forma condensed combined financial statements.

WELLS FARGO AND WACHOVIA

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
As of and for the Nine Months Ended September 30, 2008, and for the
Year Ended December 31, 2007

Note 1:	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, giving effect to the merger involving Wells Fargo & Company (Wells Fargo) and Wachovia Corporation (Wachovia) (Merger) as if it had occurred as of the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the Merger been consummated at the beginning of the period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to the current presentation. The Merger, which is expected to be completed in the fourth quarter of 2008, provides for issuance of 0.1991 shares of Wells Fargo common stock for each share of outstanding Wachovia common stock, and is subject to Wachovia shareholder approval. Each outstanding share of each series of Wachovia preferred stock will be converted into a share of a corresponding series of Wells Fargo preferred stock having terms substantially identical to that series of Wachovia preferred stock. At September 30, 2008, Wells Fargo had three pending acquisitions (exclusive of the Merger) with total assets of approximately $1.6 billion, and it is expected that approximately 5.9 million common shares will be issued upon consummation of these acquisitions. The unaudited pro forma information does not give effect to these other pending acquisitions as they are not material to the unaudited pro forma condensed combined financial information, either individually or in the aggregate. In connection with the Merger, Wachovia issued preferred stock to Wells Fargo representing 39.9 percent of the voting power of Wachovia common stock. The unaudited pro forma condensed combined financial information does not give effect to this issuance.

The unaudited pro forma condensed combined financial information includes preliminary estimated adjustments to record assets and liabilities of Wachovia at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of thorough analyses to determine the fair value of Wachovia’s tangible and identifiable intangible assets and liabilities as of the date the Merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts, and other items of Wachovia as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Wachovia’s stockholders’ equity including results of operations from October 1, 2008, through the date the Merger is completed will also change the amount of goodwill recorded.

Of total estimated Merger-related charges of $7.9 billion ($5.0 billion after tax), the unaudited pro forma condensed combined balance sheet includes a preliminary estimate of the exit and termination costs of $3.1 billion ($2.0 billion after tax) that will be recorded in purchase accounting. The preliminary estimates of Merger-related charges expected to be incurred to combine the operations of Wells Fargo and Wachovia will result from actions taken with respect to both Wells Fargo and Wachovia operations, facilities and employees. The charges will be recorded based on the nature and timing of these integration actions. Accordingly, the unaudited pro forma condensed combined statements of income do not include the impact of these charges. In addition, the impairment to goodwill that Wachovia recorded for the nine months ended September 30, 2008 has been excluded from income because no goodwill impairment is assumed had the companies combined at the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements assume that the Merger will close in fourth quarter 2008. However, if the Merger is consummated on or after January 1, 2009, the Merger will be

WELLS FARGO AND WACHOVIA

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)
As of and for the Nine Months Ended September 30, 2008, and for the
Year Ended December 31, 2007

accounted for under Statement of Financial Accounting Standards (revised 2007), Business Combinations (SFAS 141R). SFAS 141R would require that the purchase price be determined based on Wells Fargo’s closing stock price on the date the Merger is consummated, that the loan portfolio consisting of both impaired loans, as defined, and nonimpaired loans, be recorded at fair value, with no carry-over of the allowance for credit losses, and that contingent assets and liabilities be recorded at fair value. Further, SFAS 141R would require that Merger-related exit and termination costs be recorded to expense as incurred.

Note 2:	Accounting Policies and Financial Statement Classifications

The accounting policies of both Wells Fargo and Wachovia are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined. Aside from Wells Fargo’s investment in preferred securities issued by Wachovia, as further discussed below in Note 5, transactions between Wells Fargo and Wachovia are not material in relation to the unaudited pro forma condensed combined financial information.

Note 3:	Merger Related Charges

In connection with the Merger, the plan to integrate Wells Fargo’s and Wachovia’s operations is still being developed. The total integration costs have been preliminarily estimated to be approximately $7.9 billion ($5.0 billion after tax). The specific details of these plans will continue to be refined over the next several months. Currently, our merger integration team is assessing the two companies’ operations, including information systems, premises, equipment, benefit plans, supply chain methodologies, service contracts and personnel to determine optimum strategies to realize cost savings. Our merger integration decisions will impact certain existing Wachovia facilities (both leased and owned), information systems, supplier contracts and costs associated with the involuntary termination of personnel. Additionally, as part of our formulation of the merger integration plan, certain actions regarding existing Wells Fargo information systems, premises, equipment, benefit plans, supply chain methodologies, supplier contracts and involuntary termination of personnel may be taken. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. We expect that such decisions will be completed after the Merger. The estimated non-recurring charge consists of the following:

(in billions)

Costs associated with systems integration, operations and customer conversions	$4.2
Employee-related expense	1.8
Branch and administrative site consolidations, name change and signage	1.9

7.9
Income tax benefit	(2.9)

Total estimated non-recurring charges	$5.0

Note 4:	Estimated Annual Cost Savings

The unaudited pro forma condensed combined financial information does not reflect any benefit expected from revenue enhancements or derived from potential cost savings related to the Merger. Although management anticipates revenue enhancements and annual cost savings of approximately $5.0 billion before taxes that will result from the Merger, there can be no assurance these items will be achieved.

WELLS FARGO AND WACHOVIA

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)
As of and for the Nine Months Ended September 30, 2008, and for the
Year Ended December 31, 2007

Note 5:	Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

Balance Sheet Adjustments

A	Securities available for sale and preferred securities were adjusted by $0.3 billion to reflect Wells Fargo’s investment in preferred securities of Wachovia that will be eliminated in consolidation.

B	Loans were adjusted by $50.6 billion, to recognize $39.2 billion of credit losses related to impaired loans under AICPA Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), and to adjust all loans by $11.4 billion to reflect current interest rates and spreads and reverse prior purchase accounting adjustments recorded by Wachovia.

C	Allowance for loan losses was adjusted by $10.4 billion, to reflect the reduction of Wachovia’s existing allowance for loan losses for loans subject to SOP 03-3 life of loan write downs.

D	Premises and equipment were adjusted by $0.5 billion to reflect fair value adjustments for real property.

E	Goodwill was adjusted by $3.8 billion to reflect the write off of Wachovia’s historical goodwill of $18.3 billion and establish new goodwill of $14.5 billion estimated as the result of the Merger.

F	Other assets were adjusted by $13.3 billion consisting of increases in identifiable intangibles of $10.9 billion for estimated core deposit and other relationship intangibles, including intangibles for retail brokerage and asset management, and deferred tax assets of $13.0 billion. Offsetting these increases are fair value adjustments of $4.4 billion and the Wells Fargo net deferred tax liability reclassification of $6.2 billion.

G	Interest-bearing deposits were adjusted by $1.8 billion to reflect current interest rates and spreads and to reverse prior purchase accounting adjustments recorded by Wachovia.

H	Other liabilities were adjusted by $2.3 billion, primarily to record estimated exit reserves offset by a reclassification of Wells Fargo’s net deferred tax liability of $6.2 billion to other assets.

I	Long term debt was adjusted by $4.2 billion to reflect current interest rates and spreads.

J	Historical stockholders’ equity of Wachovia has been eliminated and consolidated stockholders’ equity has been adjusted to reflect Wells Fargo’s capitalization of Wachovia.

Income Statement Adjustments

K	Interest income from securities available for sale has been adjusted to estimate the accretion of discount on the par value of securities in excess of fair value.

L	Interest income from loans has been adjusted to estimate the accretion of the purchase accounting adjustment related to current interest rates.

M	Interest expense from deposits for 2007 has been adjusted to estimate the amortization of the purchase accounting adjustment related to current interest rates.

N	Interest expense from long-term debt has been adjusted to estimate the accretion of the purchase accounting adjustment related to current interest rates.

WELLS FARGO AND WACHOVIA

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)
As of and for the Nine Months Ended September 30, 2008, and for the
Year Ended December 31, 2007

O	Provision for credit losses for 2008 has been adjusted to reflect the reduction of Wachovia’s existing allowance for loan losses by $10.4 billion related to impaired loans.

P	Goodwill impairment of $24.8 billion recorded by Wachovia in 2008 has been eliminated as the impairment is assumed to have not been recognized had the companies combined at the earliest period presented.

Q	Intangible amortization expense has been adjusted to estimate the amortization of incremental identifiable intangible assets recognized.

R	Income tax expense reflects adjustment to consolidated effective tax rate of 25.9% and 30.9% for 2008 and 2007, respectively.

Note 6:	Pro Forma Earnings Per Share

The pro forma combined earnings and diluted earnings per share for the respective periods presented are based on the combined weighted average number of common and diluted potential common shares of Wells Fargo and Wachovia. The number of weighted average common shares, including all diluted potential common shares, reflects the exchange of 0.1991 shares of Wells Fargo common stock for each share of Wachovia stock. Amounts used in the determination of the pro forma basic and diluted earnings per share are as follows:

	For the	For The
	Nine Months Ended	Year Ended
	September 30,	December 31,
	2008	2007
	(In millions, except per share amounts)

Pro forma net income	$4,789	$17,635
Less: Preferred stock dividends	427	—

Income available to common stockholders	$4,362	$17,635

EARNINGS PER COMMON SHARE
Average common shares outstanding	3,721.8	3,728.2

Per share	$1.17	$4.73

DILUTED EARNINGS PER COMMON SHARE
Average common shares outstanding	3,721.8	3,728.2
Add: Stock options	14.2	38.4
Restricted share rights	1.5	1.2

Diluted average common shares outstanding	3,737.5	3,767.8

Per share	$1.17	$4.68

At September 30, 2008 and December 31, 2007, options to purchase 197.4 million and 20.3 million shares, respectively, were outstanding but not included in the calculation of diluted earnings per common share because the exercise price was higher than the market price (antidilutive).

Note 7:	Capital Issuance

Effective October 28, 2008, at the request of the United States Treasury Department (Treasury), Wells Fargo issued $25 billion of securities to the Treasury, consisting of preferred stock and common stock warrants, all of which are classified as Tier I capital for regulatory purposes.

WELLS FARGO AND WACHOVIA

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)
As of and for the Nine Months Ended September 30, 2008, and for the
Year Ended December 31, 2007

Note 8:	Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined financial information reflects the issuance of approximately 430 million shares of Wells Fargo common stock totaling approximately $14.7 billion. Each outstanding share of each series of Wachovia preferred stock will be converted into one share of a corresponding series of Wells Fargo preferred stock having terms substantially identical to that series of Wachovia preferred stock. The Merger will be accounted for using the purchase method of accounting; accordingly Wells Fargo’s cost to acquire Wachovia will be allocated to the assets (including identifiable intangible assets) and liabilities of Wachovia at their respective estimated fair values as of the Merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table:

	September 30, 2008
	(in billions, except per share amount)

Pro Forma purchase price
Wachovia common stock and equivalents(1)	2.161
Exchange ratio	0.1991

Total shares of Wells Fargo stock exchanged	0.430
Purchase price per share of Wells Fargo common stock(2)	$34.13

		$14.7
Wachovia preferred stock converted to Wells Fargo preferred stock		9.8

Total pro forma purchase price		24.5

Preliminary allocation of the pro forma purchase price
Wachovia stockholders’ equity		50.0
Wachovia goodwill and intangible assets		(20.2)
Adjustments to reflect assets acquired and liabilities assumed at fair value:
Loans, net		(40.2)
Premises and equipment, net		0.5
Intangible assets		12.8
Other assets		(4.3)
Deposits		(1.8)
Accrued expenses and other liabilities (exit, termination and other liabilities)		(4.0)
Long-term debt		4.2
Deferred taxes		13.0

Fair value of net assets acquired		10.0

Preliminary pro forma goodwill resulting from the Merger		$14.5

(1)	Includes 24 million shares of restricted stock.

(2)	The value of Wells Fargo common stock was determined by averaging the closing price of Wells Fargo common stock for the five trading days during the period October 1, 2008 through October 7, 2008.

RISK FACTORS

Before deciding whether to vote for approval of the plan of merger contained in the merger agreement, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this document, including the matters addressed under the heading “Forward-Looking Statements” beginning on page [•] and the discussion under “Risk Factors” in each company’s Annual Report on Form 10-K for the year ended December 31, 2007, as such discussion may be amended or updated in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in other reports filed by the Company with the Securities and Exchange Commission (SEC) after the date of this document. See “Where You Can Find More Information” on page [•].

The Wells Fargo share price may fluctuate prior to the completion of the merger.

Upon completion of the merger, each share of Wachovia common stock will be converted into merger consideration consisting of 0.1991 of a share of Wells Fargo common stock. Any change in the price of Wells Fargo common stock prior to completion of the merger will affect the dollar value of the merger consideration that Wachovia common shareholders will receive upon completion of the merger. Changes in the price of Wells Fargo common stock could result from a variety of factors, including general market and economic conditions, changes in Wells Fargo’s business, operations and prospects, and regulatory considerations.

The merger is subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on Wells Fargo or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, various approvals and consents must be obtained from regulatory entities. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Any such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Wells Fargo following the merger.

A number of the regulatory approvals and consents required in connection with the merger have been obtained. The waiting period applicable to the merger under the HSR Act was terminated on October 10, 2008. The Federal Reserve approved the merger on October 12, 2008.

Either Wachovia or Wells Fargo may terminate the merger agreement if the merger has not been completed by October 3, 2009, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The merger agreement limits Wachovia’s ability to seek alternative transactions to the merger.

The merger agreement prohibits Wachovia and its directors, officers, representatives and agents from soliciting, authorizing the solicitation of or, subject to certain exceptions, entering into discussions with any third party regarding alternative acquisition proposals. The prohibition limits Wachovia’s ability to seek offers that may be superior from a financial point of view from other possible acquirers. In addition, pursuant to the share exchange agreement, as of the record date for the special meeting Wells Fargo held 10 shares of Series M Preferred Stock that vote as a single class with Wachovia’s common stock representing 39.9% of the total voting power of holders of Wachovia capital stock entitled to vote, and also held [•]% of Wachovia’s common stock, representing (together with the Series M Preferred Stock) [•]% of the total voting power of holders of Wachovia capital stock entitled to vote at the special meeting, which could make it more difficult for a third party to acquire Wachovia prior to completion of the merger or termination of the merger agreement.

Certain of Wachovia’s executive officers and directors have additional interests in the merger.

Certain of Wachovia’s executive officers and directors have interests in the merger as individuals that are different from, or in addition to, the interests of Wachovia shareholders generally. See “The Proposed Merger — Interests of Certain Wachovia Directors and Executive Officers in the Merger” on page [•]. The

Wachovia board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

The value of Wells Fargo capital stock could be adversely affected to the extent Wells Fargo fails to realize the expected benefits of the merger.

The merger will involve the integration of the businesses of Wachovia and Wells Fargo. It is possible that the integration process could result in the loss of key Wachovia employees, the disruption of Wachovia’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Wachovia’s ability to maintain relationships with customers and employees. As with any financial institution merger, there also may be disruptions that cause Wachovia to lose customers or cause customers to take deposits out of Wachovia’s banks.

The market price of Wells Fargo capital stock may be affected by factors different from those affecting Wachovia capital stock.

Upon completion of the merger, holders of Wachovia common stock and preferred stock will become holders of Wells Fargo common stock and preferred stock. Some of Wells Fargo’s current businesses and markets differ from those of Wachovia and, accordingly, the financial results and condition of Wells Fargo after the merger may be affected by factors different from those currently affecting the financial results and condition of Wachovia. For information about the businesses of Wells Fargo and Wachovia and some factors to consider in connection with those businesses, see each company’s Annual Report on Form 10-K for the year ended December 31, 2007, as such information and factors may be updated in each company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in other reports filed by each company with the SEC after the date of this document. See “Where You Can Find More Information” on page [•].

The shares of Wells Fargo common stock to be received by Wachovia shareholders as a result of the merger will have different rights than the shares of Wachovia common stock.

The rights associated with Wachovia common stock are different from the rights associated with Wells Fargo common stock. See the section of this proxy statement-prospectus entitled “Comparison of Shareholder Rights” on Page [•] for a discussion of the different rights associated with Wells Fargo common stock.

Current disruption and volatility in global financial markets might continue and governments may take measures to intervene.

Over the last year global financial markets have experienced extraordinary disruption and volatility following adverse changes in the global credit markets. Governments have taken highly significant measures in response to such events, including enactment of the Emergency Economic Stabilization Act of 2008, or EESA, in the United States. Such dislocation and instability, and potential government responses thereto, may continue before and after completion of the merger and could negatively impact the operations of Wachovia and Wells Fargo and the value of the Wells Fargo capital stock you receive in the merger.

FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference, may contain, among other things, certain forward-looking statements, with respect to each of Wachovia, Wells Fargo and the combined company following the merger, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia or Wells Fargo, including, without limitation, (i) statements relating to the benefits of the merger, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions.

Do not unduly rely on forward-looking statements. They are expectations about the future and are not guarantees. Forward-looking statements speak only as of the date of the document in which they are made, are based upon the current beliefs and expectations of Wachovia’s and/or Wells Fargo’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s and Wells Fargo’s control). Actual results may differ from those set forth in the forward-looking statements. Neither Wells Fargo nor Wachovia undertakes to update forward-looking statements to reflect changes that occur after that date.

The following factors, among others, could cause Wachovia’s or Wells Fargo’s financial performance to differ materially from that expressed in such forward-looking statements: (1) the risk that the businesses of Wachovia and/or Wells Fargo in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) the risk that expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) the risk that revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption before and/or following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) any inability to obtain required governmental approvals of the merger on the proposed terms and schedule; (6) any failure of Wachovia’s shareholders to vote in favor of the proposal to approve the plan of merger contained in the merger agreement; (7) the risk that the strength of the United States economy in general and the strength of the local economies in which Wachovia and/or Wells Fargo conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s and/or Wells Fargo’s loan portfolio and allowance for loan losses; (8) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve; (9) the extent and duration of continued, potential or actual litigation; (10) inflation, interest rate, market and monetary fluctuations; (11) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) in the general economy and the impact of such conditions, and governmental response, on Wachovia’s brokerage and capital markets activities; (12) the timely development of competitive new products and services by Wachovia or Wells Fargo and the acceptance of these products and services by new and existing customers; (13) the willingness of customers to accept third party products marketed by Wachovia or Wells Fargo; (14) the willingness of customers to substitute competitors’ products and services for Wachovia’s or Wells Fargo’s products and services and vice versa; (15) the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); (16) technological changes; (17) changes in consumer spending and saving habits; (18) the effect of corporate restructurings, acquisitions and/or dispositions, including, without limitation, the merger, and the actual restructuring and other expenses related thereto, and the failure to achieve the expected revenue growth and/or expense savings from such corporate restructurings, acquisitions and/or dispositions; (19) the growth and profitability of Wachovia’s and/or Wells Fargo’s non-interest or fee income being less than expected; (20) unanticipated regulatory or judicial proceedings or rulings; (21) the impact of changes in accounting principles; (22) adverse changes in financial performance and/or condition of Wachovia’s and/or Wells Fargo’s borrowers which could impact repayment of such borrowers’ outstanding loans; (23) the impact on Wachovia and/or Wells Fargo’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (24) the satisfaction or waiver of the conditions to complete the merger; and (25) Wachovia’s and/or Wells Fargo’s success at managing the risks involved in the foregoing.

Additional factors are described in “Risk Factors” beginning on page [•]. Other factors are discussed in Wells Fargo’s and Wachovia’s reports filed with the SEC, including under “Risk Factors” in their respective Annual Reports on Form 10-K for the year ended December 31, 2007, as such discussion may be updated in each company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in other reports filed by each company with the SEC after the date of this document. See “Where You Can Find More Information” on page [•].

THE WACHOVIA SHAREHOLDER MEETING

This section contains information for Wachovia shareholders about the special meeting that Wachovia has called to allow its shareholders to consider and approve the proposal to approve the plan of merger contained in the merger agreement. Wachovia is mailing this document to its shareholders on or about [•], 2008. Together with this document, Wachovia is sending a notice of the special meeting and a form of proxy that our board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date and Place

The Wachovia special meeting of shareholders is scheduled to be held on [•], 2008 at [     ], local time, at [•].

Matters to be Considered:

At the Wachovia special meeting, Wachovia shareholders will be asked:

•	to consider and vote upon a proposal to approve the plan of merger contained in the merger agreement; and

•	to consider and vote upon a proposal to adjourn or postpone the meeting to a later date, if necessary or appropriate, in order to solicit additional proxies in favor of the proposal to approve the plan of merger contained in the merger agreement.

At this time, the Wachovia board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on [•], 2008 has been fixed by the Wachovia board of directors as the record date for the determination of holders of Wachovia common stock and the Series M Preferred Stock entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting. At the close of business on the record date, there were [•] shares of Wachovia common stock outstanding and entitled to vote held by [•] holders of record. Each share of Wachovia common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting. Pursuant to the share exchange agreement, as of the record date for the special meeting Wells Fargo held 10 shares of the Series M Preferred Stock of Wachovia that vote as a single class with Wachovia’s common stock, representing 39.9% of the total voting power of holders of Wachovia capital stock entitled to vote at the special meeting. In addition, as of the record date for the special meeting, Wells Fargo also held [•] shares of Wachovia common stock, representing (together with the Series M Preferred Stock) [•]% of the total voting power of holders of Wachovia capital stock entitled to vote at the special meeting. Wells Fargo has informed Wachovia that it intends to vote these shares in favor of approval of the plan of merger contained in the merger agreement at the special meeting.

How to Vote Your Shares

Wachovia shareholders of record may vote by mail, by the telephone, through the Internet or by attending the special meeting and voting in person. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If you are a shareholder of record, you may use the Internet to transmit your vote up until [•], on [•], 2008. Visit [•] and have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

If you are a shareholder of record, you may call [•] and use any touch-tone telephone to transmit your vote up until [•], on [•], 2008. Have your proxy card in hand when you call and then follow the instructions.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. Wachovia will not pay for these costs; they are solely your responsibility.

If your shares are held in the name of a bank, broker or other holder of record, you must provide instructions to the broker or nominee as to how your shares should be voted. Brokers do not have the discretion to vote on the proposals and will only vote at the direction of the underlying beneficial owners of the shares of Wachovia common stock. Accordingly, if you do not instruct your broker to vote your shares, your broker will not have the discretion to vote your shares. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this proxy statement-prospectus. If you own your shares in this manner, you cannot vote in person at the special meeting unless you receive a proxy to do so from the broker or the nominee, and you bring that proxy to the special meeting. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote those shares at the meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

If you have any shares in Wachovia’s Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy card represents the number of shares you had in that plan on the record date for the special meeting, as well as the number of shares directly registered in your name on the record date.

Revocability of Proxies

Any Wachovia shareholder of record executing a proxy may revoke it at any time before it is voted by:

•	delivering prior to the special meeting a written notice of revocation addressed to the Corporate Secretary, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288;

•	submitting prior to the special meeting a properly executed new proxy with a later date; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, by itself, constitute revocation of a proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Each proxy returned (and not revoked) will be voted in accordance with the instructions indicated thereon. If you return your proxy but no instructions are indicated, your shares will be voted in favor of the relevant proposal; provided, however, that if you vote against the proposal to approve the plan of merger contained in the merger agreement, and do not provide instruction on voting for the adjournment or postponement proposal, your shares will not be voted in favor of adjourning or postponing the meeting to solicit additional votes on the proposal to approve the plan of merger contained in the merger agreement.

Vote Required

A quorum, consisting of a majority of the votes entitled to be cast on the plan of merger consisting of all outstanding shares of Wachovia common stock and the Series M Preferred Stock, voting together as a single class, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

The affirmative vote of the holders of a majority of the votes entitled to be cast on the plan of merger consisting of all outstanding shares of Wachovia common stock and the Series M Preferred Stock, voting together as a single class, is necessary to approve the plan of merger contained in the merger agreement. The failure to vote, either by proxy or in person, will have the same effect as a vote against the proposal to approve the plan of merger contained in the merger agreement. Shares which abstain from voting as to a particular matter will not be voted in favor of such matters.

Brokers cannot vote the shares that they hold beneficially either for or against the proposal to approve the plan of merger contained in the merger agreement or the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the plan of merger contained in the merger agreement without specific instructions from the person who beneficially owns the shares, so-called “broker non-votes.” Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the proposal to approve the plan of merger contained in the merger agreement.

As of the record date, the directors and executive officers of Wachovia owned approximately [•]% of the outstanding shares of Wachovia common stock entitled to vote at the special meeting, or approximately [•]% of the voting power of the outstanding Wachovia capital stock entitled to vote at the special meeting including the Series M Preferred Stock. All of the members of the Wachovia board of directors have indicated their intention as of [•], 2008 to vote the shares of Wachovia common stock they own (or have the power to vote or direct the vote) as of the record date (if any) in favor of the proposal to approve the plan of merger contained in the merger agreement.

As of the close of business on the record date for the special meeting, Wells Fargo held 10 shares of Series M Preferred Stock of Wachovia that votes as a single class with Wachovia’s common stock, representing 39.9% of the total voting power of holders of Wachovia capital stock entitled to vote, and also held [•] shares of Wachovia common stock, representing (together with the Series M Preferred Stock) [•]% of the total voting power of holders of Wachovia capital stock entitled to vote at the special meeting. Wells Fargo has informed Wachovia that it intends to vote these shares in favor of the proposal to approve the plan of merger contained in the merger agreement. If Wells Fargo does vote such Series M Preferred Stock and Wachovia common stock in favor of the proposal to approve the plan of merger contained in the merger agreement, the merger agreement will be approved if approximately [•]% of the voting power of the other outstanding shares of Wachovia capital stock entitled to vote at the special meeting also vote in favor of the proposal to approve the plan of merger contained in the merger agreement.

Solicitation of Proxies

Wachovia and Wells Fargo will share equally the costs of mailing this proxy statement-prospectus to Wachovia’s shareholders, and Wachovia will pay all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and regular employees of Wachovia and its subsidiaries may solicit proxies from shareholders in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Wachovia will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Wachovia has retained Georgeson Inc., a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the proxy solicitation is $[•] plus reimbursement for reasonable out-of-pocket expenses.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon SEC rules that permit us to deliver only one proxy statement-prospectus to multiple shareholders who share an address unless we received contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement-prospectus, you may write or call us as specified below to request a separate copy of this document and we will promptly send it to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephoning us at (704) 374-6782. If your shares are held in the name of a bank, broker, or other nominee and you wish to receive separate copies of our proxy materials, or request that they send only one set of these materials to you if you are receiving multiple copies, please contact the bank, broker or other nominee.

Recommendation of the Wachovia Board of Directors

The Wachovia board of directors has unanimously adopted the plan of merger contained in the merger agreement and the transactions contemplated by the merger agreement. Based on Wachovia’s reasons for the merger described in this document, the Wachovia board of directors believes that the merger is in the best interests of Wachovia and its shareholders. Accordingly, the Wachovia board of directors unanimously recommends that Wachovia shareholders vote “FOR” approval of the plan of merger contained in the merger agreement and the adjournment proposal.

THE MERGER

The following discussion provides material information about the merger. The discussion may not have all the information that is important to you, and it is qualified in its entirety by reference to the appendices to this document, including the merger agreement attached as Appendix A. We urge you to carefully read this entire document, including the appendices, for a more complete understanding of the merger.

Merger Structure

In the merger, Wachovia will merge with and into Wells Fargo. Wells Fargo will be the surviving corporation in the merger. Each share of Wachovia common stock outstanding at the time of the merger will be automatically converted into 0.1991 of a share of Wells Fargo common stock.

Merger Consideration

For Shares of Wachovia Common Stock.  The merger agreement provides that, at the completion of the merger, each share of Wachovia common stock outstanding immediately before the merger will be converted into 0.1991 of a share of Wells Fargo common stock. We sometimes refer to the number of shares of Wells Fargo common stock to be exchanged for each share of Wachovia common stock as the “exchange ratio.” If the number of shares of common stock of Wells Fargo changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the number of shares of Wells Fargo common stock into which each share of Wachovia common stock will be converted.

If the total number of shares of Wells Fargo common stock to be received in the merger by a Wachovia shareholder does not equal a whole number, the shareholder will receive cash instead of the fractional share. The amount of cash will equal the fractional share amount multiplied by the average, rounded to the nearest one ten thousandth, of the closing sale prices of Wells Fargo common stock on the New York Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the date of the completion of the merger.

For Wachovia Stock Options and Other Equity-Based Awards.  The merger agreement also provides that, at the completion of the merger, each option to purchase Wachovia common stock and each other equity-based award of Wachovia that is then outstanding will be converted automatically into an option or other equity-based award of or on shares of Wells Fargo common stock, generally subject to the same terms and conditions that applied to the Wachovia option or other equity-based award. The number of Wachovia common shares subject to these stock options and other equity-based awards, and the exercise price of the stock options, will be adjusted based on the exchange ratio of 0.1991.

For Shares of Wachovia Preferred Stock.  Shares of preferred stock issued by Wachovia’s subsidiaries will remain issued and outstanding following completion of the merger, and the terms of those preferred shares will generally be unaffected by the merger. Except with respect to the Series M Preferred Stock, holders of Wachovia preferred stock, depositary shares or preferred stock issued by Wachovia’s subsidiaries are not entitled to vote on the merger or at the special meeting.

Upon completion of the merger, (i) each Dividend Equalization Preferred Share, no par value, of Wachovia, referred to as Wachovia DEP Shares, issued and outstanding immediately prior to completion of the merger will be automatically converted into one one-thousandth of a Wells Fargo Dividend Equalization Preferred Share, no par value, referred to as Wells Fargo DEP Shares, (ii) each share of Wachovia Class A Preferred Stock, Series G, no par value, referred to as Wachovia Preferred Stock Series G, issued and outstanding immediately prior to completion of the merger will be automatically converted into one one-hundredth of a share of Wells Fargo Class A Preferred Stock, Series G, no par value, referred to as the Wells Fargo Preferred Stock Series G, (iii) each share of Wachovia Class A Preferred Stock, Series H, no par value, referred to as Wachovia Preferred Stock Series H, issued and outstanding immediately prior to completion of the merger will be automatically converted into one one-hundredth of a share of Wells Fargo Class A Preferred Stock, Series H, no par value, referred to as the Wells Fargo Preferred Stock Series H, (iv) each share of Wachovia Class A Preferred Stock, Series I, no par value, referred to as Wachovia Preferred Stock Series I, issued and outstanding immediately prior to completion of the merger will be automatically converted into one share of Wells Fargo Class A Preferred Stock, Series I, no par value, referred to as the Wells Fargo Preferred Stock Series I, (v) each share of Wachovia Preferred Stock Series J, no par value, referred to as Wachovia Preferred Stock Series J, issued and outstanding immediately prior to completion of the merger will be automatically converted into one share of Wells Fargo 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J, no par value, referred to as the Wells Fargo Preferred Stock Series J, (vi) each share of Wachovia Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K, no par value, referred to as Wachovia Preferred Stock Series K, issued and outstanding immediately prior to completion of the merger will be automatically converted into one share of Wells Fargo, Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K, no par value, referred to as the Wells Fargo Preferred Stock Series K, (vii) each share of Wachovia 7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, no par value, referred to as Wachovia Preferred Stock Series L, issued and outstanding immediately prior to the completion of the merger will be automatically converted into one share of Wells Fargo 7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, no par value, referred to as the Wells Fargo Preferred Stock Series L and (viii) each share of Wachovia Series M, Class A Preferred Stock, no par value, issued and outstanding immediately prior to the completion of the merger will be automatically converted into one share of Wells Fargo Series M, Class A Preferred Stock, no par value, referred to as the Wells Fargo Preferred Stock Series M. As of the date of this proxy statement-prospectus, no shares of Wachovia Preferred Stock Series G, Wachovia Preferred Stock Series H or Wachovia Preferred Stock Series I are issued.

The terms of each share of the Wells Fargo Preferred Stock Series I, Wells Fargo Preferred Stock Series J, Wells Fargo Preferred Stock Series K, Wells Fargo Preferred Stock Series L and Wells Fargo Preferred Stock Series M will be substantially identical to the terms of one share of the corresponding series of Wachovia Class A Preferred Stock. The terms of each one one-thousandth of a Wells Fargo DEP Share will be substantially identical to the terms of one Wachovia DEP Share. The terms of each one one-hundredth of a share of Wells Fargo Preferred Stock Series G and one one-hundredth of a share of Wells Fargo Preferred Stock Series H will be substantially identical to the terms of one share of Wachovia Preferred Stock Series G and Wachovia Preferred Stock Series H, respectively. We sometimes refer to the Wells Fargo DEP Shares, Wells Fargo Preferred Stock Series G, Wells Fargo Preferred Stock Series H, Wells Fargo Preferred Stock Series I, Wells Fargo Preferred Stock Series J, Wells Fargo Preferred Stock Series K and Wells Fargo Preferred Stock Series L collectively as the “New Wells Fargo Preferred Stock.” Any shares of Wachovia preferred stock as to which preferred shareholders have perfected their dissenters’ rights pursuant to North Carolina law will not be exchanged for New Wells Fargo Preferred Stock.

Each outstanding share of the Wachovia Preferred Stock Series J is presently represented by depositary shares that are listed on the New York Stock Exchange and represent a one-fortieth interest in a share of Wachovia Preferred Stock Series J. Upon completion of the merger, Wells Fargo will assume the obligations of Wachovia under the Deposit Agreement, dated as of December 21, 2007, between Wachovia, U.S. Bank, National Association as depositary, and the holders from time to time of depositary shares. Wells Fargo will instruct U.S. Bank, referred to as the Depositary, as depositary under the deposit agreement, referred to as the Series J Deposit Agreement, to treat the shares of New Wells Fargo Preferred Stock received by it in exchange for shares of Wachovia Preferred Stock Series J as newly deposited securities under the Series J Deposit Agreement. In accordance with the terms of the Series J Deposit Agreement, the Wachovia depositary shares will thereafter represent the shares of the Wells Fargo Preferred Stock Series J. Such depositary shares will continue to be listed on the New York Stock Exchange upon completion of the merger under a new name and traded under a new symbol.

Holders of Wachovia preferred stock (except for the Series M Preferred Stock issued to Wells Fargo (which represents 39.9% of the total voting power of holders of Wachovia capital stock entitled to vote)) and Wachovia depositary shares are not entitled to vote on the plan of merger contained in the merger agreement or the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies in favor of the proposal to approve the plan of merger contained in the merger agreement.

Background of the Merger

Wachovia’s strategy has been to build a diversified financial services company providing a wide range of financial products and services to an expanded customer base. To accomplish this objective, over the last two decades Wachovia acquired nearly 100 banks, thrifts and broker-dealers to become a leading banking franchise in the eastern, southern and western United States, as well as a nationwide retail securities brokerage business. In 2006, at a time when Wachovia’s market cap was approximately $86 billion, in furtherance of Wachovia’s objectives of expanding its banking franchise to the California markets and gaining market share in U.S. residential mortgage lending, Wachovia acquired Golden West Financial Corporation of Oakland, California for approximately $25.5 billion. Golden West added significant size to Wachovia’s then-small California retail banking presence and also added approximately $120 billion of residential mortgages to Wachovia’s balance sheet, which at the time had assets of about $553 billion. Substantially all of the Golden West mortgage portfolio has consisted of a product, referred to as “option ARMs” or adjustable rate mortgages with monthly payment options. The credit quality of this portfolio has deteriorated significantly in the current mortgage crisis.

In the spring of 2007, the U.S. housing market began experiencing increases in sub-prime home loan delinquencies and declines in housing values. Throughout the remainder of 2007, in accordance with the mark-to-market valuations required by United States generally accepted accounting principles, these declining asset values created valuation losses in certain types of securities that Wachovia held on its balance sheet, including sub-prime residential mortgage-backed securities (RMBS) and collateralized debt obligations whose underlying collateral contained sub-prime RMBS (CDOs). In addition, Wachovia began to increase its loan loss provision in response to generally deteriorating credit conditions, including in the Golden West mortgage portfolio. In the fourth quarter of 2007, Wachovia reported net income of $51 million, compared to net income of $2.3 billion in the fourth quarter of 2006.

Economic conditions, and in particular the housing market, continued to deteriorate in the first quarter of 2008. In light of the worsening outlook for housing prices, changing borrower behavior and mark-to-market valuation losses on Wachovia’s RMBS, CDOs and leveraged lending portfolios, Wachovia reported a loss in the first quarter of 2008 of $707 million, compared with earnings of $2.3 billion in the first quarter of 2007. In response to these developments and to create a stronger capital cushion for future credit losses, Wachovia sold $8.05 billion of common and preferred stock in mid-April 2008 and announced a 41% reduction in its quarterly common stock dividend.

Issues relating to Wachovia’s declining financial condition, including continuing credit deterioration in the Golden West mortgage portfolio and other elements of its loan portfolio, continued mark-to-market valuation losses on securities positions, and a series of other negative results that included $314 million of losses in Wachovia’s bank-owned life insurance portfolio, a $144 million regulatory settlement related to Wachovia acting as payment processor for telemarketers, and a charge of $975 million related to certain “sale-in, lease-out” leasing transactions and other factors, preceded an announcement on June 2, 2008, that Wachovia had terminated its Chief Executive Officer, G. Kennedy Thompson. Wachovia’s board of directors appointed its Chairman, Lanty L. Smith, as interim Chief Executive Officer while it searched for a permanent replacement. On July 9, Wachovia named Robert K. Steel as its Chief Executive Officer and President.

On July 22, 2008, Wachovia reported a second quarter loss of $9.1 billion, including $6.1 billion related to goodwill impairment, and a $5.6 billion loan loss provision, reflecting continuing worsened housing and economic conditions and anticipated future losses on its loan portfolio, primarily in the Golden West mortgage portfolio. At that time, Wachovia also further reduced its quarterly common stock dividend by 86% to $0.05 per share and announced a series of measures, including balance sheet adjustments, expense reductions and the possible sale of non-core assets, intended to preserve capital and enhance liquidity to secure Wachovia’s future as an independent company in light of weakening economic conditions. Wachovia pursued these initiatives aggressively — by early September, Wachovia had begun the planned elimination of close to 10,000 employee positions and Wachovia was on track for a $20 billion reduction in securities and loan balances by the end of 2008. Toward the end of July, Wachovia also announced that its Chief Financial Officer and Chief Risk Officer would be replaced. In addition, on August 15, Wachovia announced that it had been successful in reaching a global settlement with state and federal securities regulators requiring Wachovia to repurchase approximately

$8.5 billion in auction rate securities, at an expense to Wachovia of $775 million (which was subsequently revised to $997 million).

In the first half of September 2008, a series of unexpected and unprecedented events occurred in rapid succession in the financial services industry that increased the uncertainty and stress in the financial markets. These events included the conservatorship of Fannie Mae and Freddie Mac on Sunday, September 7, 2008, the bankruptcy of Lehman Brothers Holdings and the acquisition of Merrill Lynch by Bank of America announced on Monday, September 15, 2008, and growing concerns about the viability of American International Group, which later culminated in a transaction in which the Federal Reserve acquired most of AIG’s equity.

These events created significant turmoil as the markets and market participants affected by such events, including Wachovia, began absorbing the enormity of their consequences in the days following the September 15 announcements regarding Lehman Brothers and Merrill Lynch. The resulting degradation in the credit markets which raised the costs of borrowing, together with the deteriorating condition of the U.S. economy and housing market, market perceptions, and rating agencies’ outlooks, led Wachovia to intensify an analysis of potential strategic options. Wachovia’s Chairman, Lanty L. Smith, scheduled a telephonic Wachovia board meeting on September 16, 2008, so that management could review these events with the board and their anticipated effect on Wachovia, including the effect on Wachovia’s strategic decision-making. At that meeting, management described Wachovia’s operations in the current financial environment and discussed the following possible strategic options: (1) exclusively pursue the strategy announced in July for preserving and protecting capital and liquidity by continuing to reduce risks and expenses and consider possible disposition of non-core assets (i.e., “stay-the-course”); (2) sell certain core assets and/or businesses; (3) raise $10 to $15 billion of capital; (4) a combination of (2) and (3); (5) an investment in Wachovia by a large strategic investor in an amount of between 20-40% of Wachovia’s voting equity; and (6) a combination with another financial services company. Acknowledging a preference for Wachovia to remain an independent company, which was achievable under options 1-4, the board and management determined to pursue seriously options 2, 3 and 4 but also determined that current conditions made it prudent to remain open to and begin exploration of options 5 and 6 as well.

In furtherance of these initiatives, Wachovia engaged Perella Weinberg and, later, Goldman Sachs for financial and strategic advice on Wachovia’s options and the law firms of Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP to provide legal counsel for strategic alternatives. These advisors began developing the documentation necessary to raise capital. In addition, Wachovia created and populated an electronic data room to facilitate due diligence activities by potential investors and/or combination partners. As it began pursuing all five possible alternatives, Wachovia and a potential combination partner initiated contact on September 17 about a possible merger-of-equals transaction and entered confidentiality agreements and began conducting due diligence analyses on each other on September 18. Wachovia and the potential partner also discussed transaction structure and management issues.

Also during that week, Wachovia’s senior management received three separate unsolicited calls from Vikram Pandit, the Chief Executive Officer of Citigroup Inc. and two other Citigroup senior executives indicating interest in pursuing discussions regarding a possible combination with Wachovia. Mr. Pandit placed yet another call to Mr. Steel the following week on September 22, 2008, to reiterate Citigroup’s interest.

Wachovia also held telephonic meetings of its board of directors on September 18 and September 19 at which management briefed the board on developments regarding consideration of the various alternatives.

On September 20, 2008, Wachovia received a telephone call from U.S. government officials encouraging Wachovia to engage in discussions with another financial institution for the purpose of that institution acquiring Wachovia. Wachovia entered into a confidentiality agreement with this financial institution on September 21 and representatives of Wachovia traveled to New York to begin due diligence and substantive discussions regarding a possible acquisition of Wachovia on a highly accelerated time schedule. By early evening on September 21, Wachovia and this potential acquirer determined not to proceed with a transaction. A primary factor in the decision was the potential acquirer’s desire for a financial backstop from the federal government with regard to Wachovia’s loan portfolio, which federal regulators did not then agree to provide.

At a telephonic meeting of its board of directors in the afternoon of September 21, management and Wachovia’s legal and financial advisors updated the board on the status of discussions with both of the potential merger partners and the ongoing due diligence matters. By late evening on September 21, negotiations with both of the potential merger partners with which Wachovia had conducted negotiations over the weekend had ended and management provided a status report to the Wachovia board of directors in a telephonic meeting on September 22.

In addition to the discussions regarding the potential mergers, throughout the weekend of September 20-21, Wachovia continued to explore the other alternatives involving a capital raise, asset sales and a large investment by a strategic investor of 20-40% of Wachovia’s equity. In connection with the former alternative, the market rebound by September 19, which followed the Administration’s announcement at the end of the week of several economic rescue initiatives (its $700 billion economic stabilization proposal, the temporary guarantee of money market funds against losses up to $50 billion, and the availability of $180 billion in currency swaps), produced a more attractive environment for a capital raise and Wachovia intensified its efforts toward this alternative. Wachovia engaged in preliminary discussions with potential private investors during the period of September 19-21 in preparation for a possible public offering that would have followed a private placement to a single or small number of private investors during the week of September 22; Wachovia’s legal and financial advisors prepared drafts of documentation toward that end.

In connection with the alternative involving a large investment by a strategic investor, Wachovia signed a confidentiality agreement with another global financial institution on September 18, 2008. This financial institution began conducting due diligence on Wachovia on September 18, initially indicating to Wachovia that it could be interested in purchasing between 20 — 40% of Wachovia’s equity; however, discussions between that institution and Wachovia never progressed beyond the exploratory stages. Wachovia continued to pursue actively the alternative strategy of raising capital and selling assets.

On September 20, Mr. Steel had a brief conversation with Richard Kovacevich, Chairman of Wells Fargo, about engaging in discussions regarding a possible transaction. Mr. Steel and representatives of Perella Weinberg, Wachovia’s advisors, had two additional follow-up conversations with Mr. Kovacevich to make arrangements for due diligence work and encourage him to consider the opportunity on an accelerated basis.

Market conditions for financial institutions deteriorated precipitously the week beginning September 22, 2008. On September 21, Morgan Stanley and Goldman Sachs announced that they had been approved to convert to bank holding companies regulated by the Federal Reserve. The Administration’s economic stabilization proposal encountered difficulty in Congress and the breadth of the Federal Reserve’s assistance to AIG became evident when details were announced on September 23. On September 24, Mr. Steel attempted to contact Citigroup’s CEO, Vikram Pandit for the purpose of communicating that Wachovia was prepared to respond to Citigroup’s invitation to discuss a possible combination. Mr. Pandit was traveling and unable to speak to Mr. Steel until early in the morning of September 26, when Mr. Steel promptly responded to a 4:27 a.m. email from Mr. Pandit suggesting that he was available.

On Thursday, September 25, the Office of Thrift Supervision announced the seizure of the largest savings bank in the United States, Washington Mutual Bank, FSB, and the subsequent placement of Washington Mutual Bank into FDIC receivership, followed by a sale to JPMorgan Chase for approximately $1.9 billion. In that transaction, JPMorgan Chase did not assume any equity or debt securities of the holding company for Washington Mutual Bank or the senior and subordinated debt of Washington Mutual Bank itself. In addition, on September 25, the tentative agreement in the U.S. Congress regarding the Administration’s economic stabilization proposal had collapsed in talks that evening at the White House.

The combination of the seizure of Washington Mutual Bank and the collapse of Congressional agreement regarding the Administration’s economic stabilization proposal preceded a sharp downward turn in the financial markets. The cost to insure Wachovia debt as evidenced by credit default swap spreads increased substantially from Thursday, September 25 to Friday, September 26. On Friday, September 26, there was significant downward pressure on Wachovia’s common stock price and deposit base, and as the day progressed, liquidity pressure intensified as financial institutions began declining to conduct normal financing transactions with Wachovia. On that day, after briefing national rating agencies, Wachovia was informed that the rating agencies were likely to take negative ratings action in the very near future. In light of the deteriorating market conditions during the week of September 22, Wachovia believed it was no longer in a position to engage in the public offering and private placement transactions to raise capital that had been considered as an alternative. Liquidity continued to decline and by the end of September 26, Wachovia’s management was concerned that, without accessing the Federal Reserve’s discount borrowing window, Wachovia’s banking subsidiaries would not be able to fund normal banking activities on Monday, September 29. Wachovia had been regularly reviewing its liquidity situation with the Federal Reserve and the OCC, who on that day remained on site.

Wachovia held a telephonic board of directors meeting on Friday, September 26 during which management advised the board of directors of the status of Wachovia’s liquidity situation, the status of the various strategic alternatives, including that the capital raising alternative was no longer a viable option, and the status of discussions with regulatory authorities about Wachovia’s financial condition. Management also advised the board of directors that management had begun discussions with Citigroup and Wells Fargo regarding a possible merger and that Wachovia intended to pursue both during the weekend of September 27-28. Management informed the board of directors that if a combination with another partner could not be arranged by Monday, September 29, the FDIC would place Wachovia’s bank subsidiaries in receivership.

Wachovia entered into separate confidentiality agreements with Citigroup and Wells Fargo on September 26, related to the possible acquisition of Wachovia. Wachovia representatives traveled to New York for the weekend of September 27-28 and engaged in due diligence discussions and negotiations with Citigroup and Wells Fargo. Wachovia communicated to both parties the need to announce a merger transaction by Monday morning, September 29. Citigroup communicated to Wachovia that it was not willing to acquire Wachovia itself, but only its bank subsidiaries and further that it was not able to proceed with any transaction without government assistance in the form of a loss-sharing arrangement. Although Wachovia explained its concerns that the remaining parts of Wachovia might not, after such a proposed Citigroup transaction, be viable or solvent on their own, Citigroup indicated that it was only prepared to negotiate for the purchase of the bank subsidiaries.

On Saturday, September 27, and in an early morning meeting on September 28, Mr. Kovacevich, the Chairman of Wells Fargo, told Mr. Steel that Wells Fargo was considering an offer to purchase all of Wachovia in a stock-for-stock transaction, pending completion of due diligence activities. Mr. Kovacevich commented that Wells Fargo was working on a transaction that would not require government assistance and that he believed Wells Fargo could meet the Monday morning timetable.

On September 28, Wachovia’s counsel transmitted a draft of a merger agreement to counsel for Wells Fargo. Mr. Steel and Mr. Kovacevich held ongoing discussions throughout the day regarding the status of the due diligence. In the afternoon, Mr. Kovacevich indicated that he was concerned that the compressed timeframe Wachovia requested would not enable Wells Fargo to complete the due diligence it believed necessary and prudent and at approximately 7:00 p.m., Mr. Kovacevich informed Mr. Steel that Wells Fargo was not prepared on this timetable to offer to acquire Wachovia along the lines previously discussed. That evening, representatives of Wells Fargo proposed to, and discussed with, representatives of the FDIC and other federal bank regulators a possible transaction between Wells Fargo and Wachovia that would include a loss-sharing agreement with the FDIC whereby Wells Fargo’s exposure to losses would be limited with respect to specified Wachovia assets it would not have had an opportunity to review in depth.

Shortly after Mr. Steel spoke to Mr. Kovacevich, Sheila Bair, the Chairman of the FDIC, contacted Mr. Steel and advised him that the FDIC understood that Wachovia would be unable to find a merger partner that could accomplish a combination without government assistance. Chairman Bair confirmed that, in the FDIC’s view, the Wachovia situation posed systemic risk to the banking system and for the first time indicated that the FDIC intended to take unprecedented action by exercising its powers under Section 13 of the Federal Deposit Insurance Act to effect an “open bank assisted transaction” with another financial institution, which would be selected by the FDIC through a bidding process to be conducted over the next several hours.

Wachovia held a telephonic meeting of its board of directors at approximately 9:00 p.m. on September 28 to advise the board of the current situation and the FDIC’s position. Legal counsel discussed with the board matters regarding its fiduciary duties relative to shareholders and, in the existing context, creditors. Management indicated that it likely would need to re-convene the board in several hours for the purpose of considering an agreement with the purchaser selected by the FDIC.

At approximately 12:30 a.m. on Monday, September 29, Wachovia and its financial and legal advisors proposed an alternative transaction to the FDIC for its consideration. Wachovia proposed that it receive FDIC assistance in the form of loss-sharing on a designated loan portfolio, as well as granting the FDIC equity ownership in Wachovia and raising approximately $10 billion in capital in a public offering. Wachovia urged the FDIC to accept this proposal, believing it involved significantly less risk to the FDIC fund than the transaction it understood Citigroup to be proposing, and, based on the state of preparation for the capital raising transaction that Wachovia had considered the prior week, indicated that it was prepared to move very quickly to implement it.

During the evening and early morning hours, Wells Fargo had further conversations with representatives of the FDIC concerning the terms of a proposed acquisition of Wachovia by Wells Fargo, including the terms on which open-bank assistance might be provided by the FDIC.

At approximately 4:00 a.m. on Monday, September 29, Chairman Bair informed Mr. Steel that the FDIC had determined that Citigroup would acquire Wachovia’s banking subsidiaries, that Wachovia should proceed to negotiate terms with Citigroup, which Wachovia understood were to be signed by Citigroup, Wachovia and the FDIC, and that there would be an announcement before the start of business that day. Several hours earlier, Citigroup had delivered what was styled a draft agreement-in-principle to Wachovia, which reflected Citigroup’s proposal.

Citigroup’s proposed agreement-in-principle, which by its terms was not binding on any of the parties, provided that Citigroup would acquire the stock of Wachovia’s banking subsidiaries and other mutually agreed assets for $2.16 billion in cash and/or stock at Citigroup’s election and the assumption of approximately $53.2 billion of Wachovia’s senior and subordinated debt. Under this structure, Wachovia would attempt to continue as an ongoing business concern with its principal businesses being the Wachovia Securities retail brokerage business and the Evergreen mutual fund business. Among other material terms, the terms associated with separating the Wachovia businesses in connection with a transaction, and supporting and funding those businesses remaining with Wachovia after a transaction, were left unspecified and subject to negotiation. The FDIC would provide Citigroup with loss protection on a $312 billion loan portfolio to be identified by Citigroup, on which Citigroup would absorb the first $30 billion of losses and additionally absorb up to $4 billion a year of losses for the first three years. The non-binding agreement-in-principle also indicated that if definitive agreements were reached they would provide that, in the event the resulting transaction was not consummated, Citigroup would have an option to purchase selected Wachovia branches in California, Florida and New Jersey at fair market value. The non-binding agreement-in-principle was subject to the negotiation and execution of definitive transaction documentation, as well as Wachovia board of directors and shareholder approval. Efforts by Wachovia to negotiate a number of material terms of the Citigroup proposal and Wachovia’s request that Citigroup purchase Wachovia in its entirety, were rejected by Citigroup. The non-binding agreement-in-principle also indicated that Citigroup would have exclusivity for seven days from announcement.

Wachovia held a telephonic board of directors meeting at 6:30 a.m. on Monday, September 29 to advise the board of the events that had developed during the night. Legal counsel to Wachovia described the terms of the non-binding agreement-in-principle. Management informed the board that it was faced with two options: (1) execute the agreement-in-principle with Citigroup and the FDIC or (2) have the FDIC place Wachovia’s banking subsidiaries into receivership, which likely would require Wachovia Corporation to file a bankruptcy petition soon thereafter. Perella Weinberg and Goldman Sachs both indicated that, based on the circumstances, and subject to conducting due diligence, completing their financial analysis and reviewing definitive documentation, and provided that the definitive terms thereof were consistent with the agreement-in-principle, they believed they would be able to render an opinion that the consideration to be received in the Citigroup proposed transaction was fair, from a financial point of view, to Wachovia. The Wachovia board of directors voted in favor of proceeding with Citigroup.

Following the board of directors meeting, Citigroup provided Wachovia with what it described as the execution copy of the non-binding agreement-in-principle and also sent Wachovia a letter agreement containing certain exclusivity covenants. In addition to the agreement-in-principle, Citigroup instructed Wachovia to sign the letter agreement shortly after receiving it, rejecting Wachovia’s few suggested changes, including a suggestion that there be a provision requiring both parties to negotiate in good faith. Faced with Citigroup’s unwillingness to consider changes and the views of the regulators, Wachovia executed both the non-binding agreement-in-principle and the letter agreement.

On the afternoon of September 30, Citigroup delivered a draft acquisition agreement and other related agreements to Wachovia, and the parties proceeded to have discussions regarding the terms of that agreement and the other agreements contemplated by the non-binding agreement-in-principle. Because the transaction contemplated by the agreement-in-principle involved separating Wachovia’s banking businesses from Wachovia Corporation itself and the other functionally and operationally integrated businesses within Wachovia, the negotiations involved very complex issues. On several occasions, Wachovia urged that Citigroup reconsider the structure and acquire all of Wachovia to avoid the complexity inherent in the contemplated transaction and uncertainty about whether the remaining businesses in Wachovia would be viable, on-going concerns. After hearing these concerns, Citigroup indicated that it would pay an additional $2.16 billion in Citigroup common stock. In exchange for purchasing certain additional assets that had not been contemplated by the agreement-in-principle, Citigroup also indicated it would provide additional Citigroup shares to permit Wachovia to make a tender offer deeply discounted from par value for Wachovia’s outstanding preferred stock.

As the negotiations proceeded, however, the requirement to separate Wachovia’s businesses continued to raise difficult issues, often involving potential great cost and risk to Wachovia, as well as the fundamental question of the viability and solvency of Wachovia after the transaction. Wachovia also expressed concern that the Citigroup draft agreement and Citigroup’s position on certain issues were inconsistent with the non-binding agreement-in-principle. Nevertheless, on Wednesday, October 1, Citigroup insisted that the parties be prepared to execute the definitive agreements no later than Friday, October 3 in order for Citigroup to commence a $10 billion capital raise that was contemplated in the non-binding agreement-in-principle. However, as of the evening of Thursday, October 2, it had become apparent that there were a number of significant substantive issues of disagreement between the negotiating teams of Citigroup and Wachovia, involving potentially billions of dollars in exposure to the remaining Wachovia entity.

On Thursday, October 2, Wells Fargo had discussions internally and with its legal counsel, Wachtell, Lipton, Rosen & Katz, and its financial advisor, JPMorgan Securities, regarding Wachovia and the announcement about Wachovia and Citigroup. Noting that the announcement of Citigroup’s plans for Wachovia indicated that a definitive agreement had yet to be negotiated and that there had been no subsequent disclosure of such an agreement or indeed of all the details of the announced proposal, Wells Fargo and its advisors discussed the possibility of submitting a bid for Wachovia. Wells Fargo executives reviewed information regarding Wachovia and analyzed the financial implications of a potential transaction. Based on these discussions, and with the benefit of additional time to assess its diligence findings from the preceding weekend, Wells Fargo determined that an offer to acquire all of Wachovia in an unassisted stock-for-stock merger transaction could be undertaken on terms that were both likely to be more attractive to Wachovia and its shareholders than the terms of the Citigroup proposal, as they were understood, and that presented acceptable economics and risk levels to Wells Fargo. Wells Fargo also informed representatives of federal banking regulators concerning its thinking and its renewed consideration of a proposal and indicated that its revised proposal would involve an acquisition of all of Wachovia and would not require FDIC assistance.

In the evening of October 2, the Wells Fargo board of directors met, together with management and Wells Fargo’s legal and financial advisors, to consider the proposed transaction with Wachovia. Following extensive discussion the Wells Fargo board unanimously approved the proposed merger with Wachovia and directed management to execute a merger agreement and deliver it to representatives of Wachovia.

At approximately 7:15 p.m. on October 2, Mr. Steel received a telephone call from Chairman Bair of the FDIC, who asked if Mr. Steel had heard from Mr. Kovacevich. Mr. Steel answered that he had not spoken to Mr. Kovacevich since the initiation of negotiations with Citigroup, other than a very brief congratulatory phone call from Mr. Kovacevich regarding the Citigroup transaction on the morning of September 29. Chairman Bair advised Mr. Steel that it was her understanding that Mr. Kovacevich would be calling Mr. Steel to propose a merger transaction that would result in Wachovia shareholders receiving $7.00 per share of Wells Fargo common stock for each share of Wachovia common stock and encouraged Mr. Steel to give serious consideration to that offer. At Mr. Steel’s request, Chairman Bair next telephoned Jane Sherburne, Wachovia’s General Counsel, and provided additional details of the proposed Wells Fargo transaction, including that it would not require any government assistance, and indicating that it appeared that the Wells Fargo transaction was superior to the Citigroup transaction from the perspectives of both Wachovia and the government. Ms. Sherburne advised Chairman Bair that unless Wachovia had a signed merger agreement from Wells Fargo that had been approved by the Wells Fargo board, it would not consider this proposal. Chairman Bair indicated she would provide Mr. Kovacevich that information and subsequently reported to Ms. Sherburne that she had done so and that Mr. Kovacevich indicated a signed, Wells Fargo board-approved merger agreement would be forthcoming.

At approximately 9:00 p.m. on October 2, Mr. Steel received a telephone call from Mr. Kovacevich that he would be sending a signed, Wells Fargo board-approved merger agreement to Mr. Steel. Mr. Kovacevich informed Mr. Steel that, in view of the significance of the proposal to Wells Fargo, Wells Fargo intended to disclose its proposal publicly the following morning. Mr. Steel received that signed agreement in an e-mail at 9:04 p.m. The e-mail contained a letter outlining Wells Fargo’s proposal, which involved a stock-for-stock merger with consideration valued, based on Wells Fargo’s closing price that day, at $7.00 per Wachovia common share. The signed merger agreement also attached to the email was, with one substantive exception, in the form that had been provided to Wells Fargo by Wachovia the preceding weekend, on September 28. Wachovia promptly called a meeting of its board of directors at 11:00 p.m. on October 2.

At the Wachovia board meeting, Wachovia’s management updated the board of directors on the status of the Citigroup negotiations and the existence of significant unresolved issues. Wachovia’s management expressed serious doubts about the viability of Wachovia under the structure and terms proposed by Citigroup as they had evolved during negotiations from what had been set forth in the non-binding agreement-in-principle. Mr. Steel briefed the board on communications with Chairman Bair and Mr. Kovacevich, including that Wells Fargo would disclose its proposal publicly the following morning whether or not Wachovia acted on it that evening. Wachovia’s legal counsel provided advice to the board of directors regarding its duties in the face of the Wells Fargo proposal and the Citigroup transaction and exclusivity letter, as well as other relevant considerations. Wachovia’s board was advised that Wells Fargo’s proposal stated that its willingness to proceed with the proposed merger agreement was contingent upon it receiving a substantial voting interest via the share exchange agreement that would not be subject to prior shareholder approval in order to provide assurances to the market regarding the completion of Wachovia’s acquisition by Wells Fargo and a resulting mitigation in the uncertainty and instability then faced by Wachovia. Legal counsel described the terms of the Wells Fargo merger agreement and the conditions to closing, which included clauses regarding the receipt of regulatory and shareholder approval and the share exchange agreement and its effect on receiving shareholder approval, but excluded a “material adverse change” clause.

Wachovia management and members of the board of directors expressed the view that the Wells Fargo merger proposal appeared to be substantially superior to the Citigroup proposal in a number of ways, including value to Wachovia shareholders and certainty of completion due to a signed, definitive transaction agreement with minimal conditionality. Perella Weinberg and Goldman Sachs both indicated that, based on the circumstances and subject to completion of due diligence and final financial analysis and review of definitive documentation, they expected that they would be able to render an opinion that the exchange ratio pursuant to the Wells Fargo merger proposal was fair, from a financial point of view, to Wachovia shareholders (other than Wells Fargo and its affiliates). Management informed the board that it believed that, unless an agreement was signed by the end of the day on October 3, the FDIC was prepared to place Wachovia’s banking subsidiaries in receivership over the coming weekend.

After extensive questions, discussion and consideration by the board of directors, on motion duly made and seconded, the Wachovia board resolved unanimously that the Wells Fargo merger agreement and the merger are advisable for, fair to and in the best interest of Wachovia shareholders and voted unanimously to approve and adopt the merger agreement and the merger and recommend that Wachovia shareholders approve the plan of merger contained in the merger agreement, subject to receipt of the fairness opinions from Perella Weinberg and Goldman Sachs. Early in the morning on October 3, Perella Weinberg and Goldman Sachs orally delivered their opinions that, as of that date, and based upon and subject to the factors, limitations and assumptions to be set forth in their respective written opinions, as well as the extraordinary circumstances facing Wachovia to be described therein, the exchange ratio pursuant to the Wells Fargo merger agreement was fair, from a financial point of view, to the holders of Wachovia common stock (other than Wells Fargo and its affiliates). The opinions of Goldman Sachs and Perella Weinberg were subsequently confirmed in writing. For more information, see “Opinions of Wachovia’s Financial Advisors”, beginning on page   .

Immediately following the board of directors meeting, which concluded after midnight, the Audit Committee of Wachovia’s board of directors met and determined that the delay necessary to secure Wachovia shareholder approval otherwise required by the general rules of the New York Stock Exchange prior to consummation of the transactions contemplated by the share exchange agreement would seriously jeopardize the financial viability of Wachovia. The Audit Committee expressly approved Wachovia’s decision not to seek shareholder approval for the issuance and sale of Series M Preferred Stock to Wells Fargo pursuant to the share exchange agreement in reliance on an exception contained in the New York Stock Exchange rules. The Audit Committee members were present during the board discussions described in the preceding paragraph and had the benefit of those discussions in making the determination regarding Wachovia’s financial viability.

Following receipt of the oral fairness opinions, Mr. Steel executed the merger agreement and, with Ms. Sherburne, telephoned both Mr. Kovacevich and Chairman Bair to inform them of the Wachovia board approval and execution of the merger agreement. Thereafter, Mr. Steel, Ms. Sherburne, and Chairman Bair next telephoned Vikram Pandit, Chief Executive Officer for Citigroup, to inform him that Wachovia had entered into the merger agreement with Wells Fargo. Mr. Pandit indicated he believed Wachovia was in breach of the exclusivity covenants and appealed to Chairman Bair to consider the effect of this development on systemic issues unrelated to Wachovia.

At approximately 7:00 a.m. on October 3, Wells Fargo and Wachovia issued a joint news release announcing the merger agreement.

Wachovia’s Reasons for the Merger and Recommendation of the Wachovia Board

By unanimous vote after careful consideration, the Wachovia board of directors determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Wachovia and its shareholders and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, Wachovia’s board unanimously recommends that Wachovia shareholders vote “FOR” approval of the plan of merger contained in the merger agreement and the transactions contemplated by the merger agreement at the Wachovia special meeting.

In reaching its decision to recommend the merger agreement and the merger to Wachovia shareholders, Wachovia’s board took into account the current and recent stresses on Wachovia’s liquidity. It concluded that Wells Fargo and Wachovia have a unique strategic fit and that the merger provides an opportunity for enhanced financial performance and shareholder value.

In concluding that the merger is in the best interests of Wachovia and its shareholders, Wachovia’s board considered, among other things, the following factors that supported the decision to approve the merger:

•	Wachovia’s and Wells Fargo’s strategic business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, Wachovia’s board concluded that Wells Fargo’s business and operations complement those of Wachovia, that Wells Fargo’s financial condition and asset quality are very sound, and that Wells Fargo’s earnings and prospects should result in the combined company having superior future earnings and prospects compared to Wachovia’s earnings and prospects on a stand-alone basis.

•	Wells Fargo’s strong balance sheet, asset quality and risk management have allowed it to operate through the 2007-2008 financial crisis with relatively less negative impact than most large U.S. financial institutions.

•	The benefits of the Wells Fargo transaction, in contrast to the agreement-in-principle with Citigroup, regarding:

•	The exchange ratio provided substantially greater value to Wachovia’s common shareholders than the Citigroup proposal.

•	Wells Fargo’s willingness to acquire all of Wachovia, thereby protecting Wachovia’s preferred shareholders, general creditors, retirees and employees, was superior to Citigroup’s proposal to acquire only portions of Wachovia and thereby place these constituents at risk.

•	The assumption of all of Wachovia’s preferred stock and debt by Wells Fargo, and Wells Fargo’s higher debt rating, provided greater protection to Wachovia’s debt holders.

•	In light of Wells Fargo’s stated intention to announce publicly its offer for Wachovia on October 3, the likelihood that Wachovia shareholders would not vote in favor of the Citigroup proposal, even if a definitive agreement were reached with Citigroup.

•	The Wells Fargo proposal does not entail splitting apart the integrated businesses of Wachovia, providing for greater future earnings prospects for the combined company.

•	The remaining issues of disagreement with Citigroup as of October 2, 2008, including the possibility of not being able to obtain a solvency opinion for Wachovia at closing.

•	The conditionality of the purchase agreement proposed by Citigroup, as compared to the minimal conditionality of the Wells Fargo agreement, including its absence of a material adverse change clause as a closing condition.

•	The likelihood that the FDIC would place Wachovia’s banking subsidiaries into receivership if a transaction were not announced on October 3.

•	The uncertainty regarding the impact of the Citigroup transaction on the Wachovia Securities joint venture.

•	The considerable contingent liabilities related to acquired assets and subsidiaries that Citigroup proposed to be left with Wachovia.

•	The Wells Fargo merger agreement did not require government assistance.

•	Several government agencies were aware of the Wells Fargo proposal before it was made to Wachovia.

•	The board’s understanding of the financial treatment expected to apply to the merger, including accounting, tax, and regulatory capital.

•	The opinions of Perella Weinberg and Goldman Sachs, as described above, as to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to Wachovia’s shareholders (other than Wells Fargo and its affiliates).

•	The exchange ratio is fixed and will not fluctuate, as is customary in transactions of this type in the financial services industry.

•	The information presented to the board about the closing conditions and the Share Exchange Agreement, which are designed to enhance the probability that the merger will be consummated. In addition, information presented about the likelihood of receiving regulatory approval and the small amount of likely regulatory divestitures.

•	Wells Fargo’s desire to have Wachovia representation on its board of directors.

•	The strength of Wells Fargo’s capital condition and its willingness to provide interim liquidity to Wachovia pending completion of the merger. In addition, Wells Fargo’s credit rating will be a substantial strength for the combined company in terms of funding and liquidity.

•	The likelihood that Wells Fargo would successfully complete the capital raising it proposed in connection with the merger.

In addition, Wachovia’s board considered the following factors that potentially created risks if the board decided to approve the merger agreement:

•	The substantial likelihood that Citigroup would pursue litigation.

•	Wells Fargo’s plan to raise capital in connection with the merger in view of the difficult conditions in the financial markets.

•	The potential impact of the Wells Fargo merger announcement on employees, including in light of the announcement earlier in the week of the agreement-in-principle with Citigroup.

Wachovia’s board concluded that the anticipated benefits of combining with Wells Fargo were highly likely to outweigh substantially the preceding risks.

Although each member of Wachovia’s board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of Wachovia and its shareholders.

Wachovia’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded the potential positive factors outweighed the potential risks of completing the merger.

It should be noted that this explanation of the Wachovia board’s reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements”.

For the reasons set forth above, the Wachovia board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Wachovia and its shareholders, and adopted the plan of merger contained in the merger agreement. The Wachovia board of directors unanimously recommends that the Wachovia shareholders vote “FOR” approval of the plan of merger contained in the merger agreement.

Wells Fargo’s Reasons for the Merger

Wells Fargo’s reasons for entering into the merger agreement include:

•	its knowledge of the current and prospective environment in which Wells Fargo and Wachovia operate, including economic and market conditions;

•	its assessment of Wachovia’s businesses, prospects, franchises, core earnings generation ability, assets and liabilities and its view of the attractive growth and demographic characteristics of Wachovia’s existing markets and businesses;

•	the review by the Wells Fargo board of directors with its advisors of the structure of the merger and the financial and other terms of the merger and share exchange agreement;

•	the expectation that the complementary nature of the respective customer bases, geographic footprints, business products and skills of Wells Fargo and Wachovia may result in substantial opportunities to distribute products and services throughout North America to a broader customer base and across businesses and to enhance the capabilities of both companies, including the expected benefits from adding a banking franchise in areas where Wells Fargo currently operates non-banking businesses;

•	the fact that the combined company will have a significantly enhanced presence in 39 U.S. States, including leading deposit franchises in many of those states and in many of the nation’s 20 largest Metropolitan Statistical Areas;

•	Wells Fargo’s view of the value inherent in Wachovia’s banking, brokerage and asset management businesses, including its strong customer service and community-oriented culture and the capabilities of its employees;

•	the unique opportunity presented by the chance to acquire a franchise of Wachovia’s quality, size and scope, its assessment of the pro forma capital position, financial condition and results of operations of the combined company, and the expectation that the transaction will exceed Wells Fargo’s internal rate of return goal and be accretive to Wells Fargo’s earnings per common share by 2011;

•	the potential expense saving opportunities currently estimated by Wells Fargo’s management to be approximately $5 billion per year on a pre-tax basis when fully realized, as well as the possibility of potential incremental revenue opportunities;

•	the historical and current market prices of Wells Fargo common stock and Wachovia common stock; and

•	Wells Fargo’s track record of integrating acquisitions of banks and other financial companies and its understanding of the opportunities and risks presented by an acquisition of a company with the size and other characteristics of Wachovia.

Opinions of Wachovia’s Financial Advisors

Opinion of Goldman Sachs

On October 3, 2008, Goldman Sachs orally advised a representative of the board of directors of Wachovia of Goldman Sachs’ opinion that, as of that date, and based upon and subject to the factors, limitations and assumptions to be set forth in the written opinion, as well as the extraordinary circumstances facing Wachovia to be described in the written opinion, the exchange ratio of 0.1991 of a share of Wells Fargo common stock to be received in respect of each share of Wachovia common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Wachovia common stock other than Wells Fargo and its affiliates.

The full text of the subsequently delivered written opinion of Goldman Sachs, dated October 3, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Appendix B. The opinion of Goldman Sachs was provided for the information and assistance of the board of directors of Wachovia in connection with its consideration of the merger and does not constitute a recommendation as to how any holder of shares of Wachovia common stock should vote or otherwise act with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its financial analysis, Goldman Sachs reviewed, among other things:

1. the merger agreement;

2. annual reports to stockholders and annual reports on Form 10-K of Wachovia and Wells Fargo for the five fiscal years ended December 31, 2007;

3. certain interim reports to stockholders and quarterly reports on Form 10-Q of Wachovia and Wells Fargo;

4. certain other communications from Wachovia and Wells Fargo to their respective stockholders and certain publicly available research analyst reports for Wachovia and Wells Fargo;

5. certain internal financial analyses and forecasts for Wachovia prepared by Wachovia’s management;

6. estimates by Wachovia’s management as to Wachovia’s liquidity, as well as certain analyses prepared by Wachovia’s management with respect to Wachovia’s leverage and capital adequacy; and

7. publicly announced credit ratings of Wachovia and spreads applicable to credit default swaps relating to the debt of Wachovia and of certain other institutions that Goldman Sachs believed to be generally relevant.

Goldman Sachs also held discussions with members of the senior management of Wachovia regarding their assessment of the rationale for the merger, the past and current business operations, financial condition and future prospects of Wachovia and the fair market value of certain key asset categories of Wachovia. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of Wachovia common stock and Wells Fargo common stock, compared certain financial and stock market information for Wachovia and Wells Fargo with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs was informed by members of Wachovia’s management that Wachovia had considerable exposure to risks related to the deteriorating credit performance and declining values of a significant portion of the loan and mortgage portfolios and related assets of Wachovia and its subsidiaries, and that the business and prospects of Wachovia (including its ability to operate as a going concern on a stand-alone basis) were severely and negatively affected as a result thereof, as well as due to the crisis in the capital markets, the extraordinary economic and financial environment then prevailing and the deteriorating financial condition of Wachovia.

In particular, Goldman Sachs was informed by Wachovia that:

•	Wachovia’s liquidity position was severely strained due in large part to declining customer and counterparty confidence, and that Wachovia may have had insufficient unrestricted cash on hand to meet its needs in the near term;

•	Wachovia and its principal operating subsidiaries had a limited amount of unencumbered assets available as collateral for any financings that Wachovia may have sought to obtain on an immediate basis;

•	as a result of general market conditions and matters specific to Wachovia’s financial condition, Wachovia would not at the time have been able to raise capital through the capital markets in amounts sufficient for its needs, and this difficulty was expected to continue for the foreseeable future;

•	the United States banking regulators had not offered financial assistance to Wachovia on a stand-alone basis to adequately address the financial situation of Wachovia, including its immediate and long term liquidity needs;

•	Wachovia projected substantial losses for the remainder of fiscal year 2008 and for fiscal year 2009, which would put significant strain on Wachovia’s ability to maintain its capital position in the near term in light of difficulties Wachovia faced in seeking financings and accessing the capital markets;

•	the downgrades of Wachovia’s credit ratings that Wachovia’s management expected to be announced by Moody’s Investors Service and Standard & Poor’s, which remained imminent absent a transaction (such as the merger) that would provide Wachovia with sources of substantial ongoing liquidity and funding or that would relieve Wachovia of the need for such liquidity and funding, would further negatively affect customer and counterparty confidence in Wachovia, and Wachovia’s liquidity and access to the capital markets; and

•	absent immediately entering into a definitive transaction (such as the merger) that would provide Wachovia with sources of substantial ongoing liquidity and funding or that would relieve Wachovia of the need for such liquidity and funding, Wachovia and its subsidiaries would face intervention by the United States federal banking regulators and/or be required to seek protection under applicable bankruptcy laws.

Goldman Sachs was further advised by Wachovia that, as a result of the foregoing, Wachovia and its board of directors were faced with a rapidly narrowing set of alternatives, which, at the time, were limited to a transaction such as the merger or intervention by the United States federal banking regulators. Accordingly, Goldman Sachs also considered recent instances where concerns regarding the liquidity of a bank or financial institution triggered a rapid deterioration of the institution’s financial condition, necessitating government intervention or bankruptcy protection, and as a result of which the common equity holders of the institution were likely to receive substantially diminished value, if any at all, for their equity. In light of the facts and circumstances, Goldman Sachs also assumed, without independent verification, that if Wachovia’s banking assets were taken over by the United States federal banking regulators and Wachovia’s non-banking assets liquidated under applicable bankruptcy laws, holders of Wachovia common stock would likely receive no material value.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. Goldman Sachs did not receive from Wells Fargo forecasts of its future financial performance, and it was advised by Wachovia’s management that the currently available forecasts for Wachovia no longer reflected Wachovia’s best estimates of its future financial performance, as a result of the circumstances of Wachovia at the time, as described above. With the consent of Wachovia’s board of directors, (i) Goldman Sachs’ diligence of Wells Fargo was limited to publicly available information, including publicly available estimates of certain research analysts covering Wells Fargo, and did not include discussions with management or representatives of Wells Fargo or other diligence that Goldman Sachs would customarily conduct in connection with preparing a fairness opinion, (ii) Goldman Sachs relied upon the publicly available estimates for Wells Fargo described above and did not rely upon any financial forecasts relating to Wachovia, and (iii) Goldman Sachs did not perform certain analyses that it customarily would have prepared for Wachovia in connection with a fairness opinion because such analyses were not meaningful as a result of the extraordinary circumstances of Wachovia described in this discussion. Goldman Sachs assumed with the consent of Wachovia’s board of directors that the publicly available estimates for Wells Fargo described above reflected the best currently available estimates and judgments of the management of Wachovia with respect to Wells Fargo’s future financial performance. Goldman Sachs also assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver or amendment of, or delay in the fulfillment of, any terms or conditions set forth in the merger agreement or any subsequent development related to the merger, including, without limitation, any litigation resulting from Wachovia having entered into the merger, that would have an adverse effect on Wachovia or Wells Fargo or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters, as to which matters it understood that Wachovia received such advice as it deemed necessary from qualified professionals. Goldman Sachs is not an expert in the evaluation of loan and mortgage portfolios or in assessing the adequacy of allowances for losses with respect thereto, and accordingly, it did not evaluate the same with respect to Wachovia or Wells Fargo and assumed, with Wachovia’s consent, that Wells Fargo’s allowances for such losses were adequate to cover all such losses. In addition, Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Wachovia or Wells Fargo or any of their respective subsidiaries, and it was not furnished with any such evaluation or appraisal. In addition, Goldman Sachs did not evaluate the solvency or fair value of any party to the merger agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. Goldman Sachs did not express any opinion as to the value of any asset of Wachovia, whether at current market prices or in the future. It noted however, that under the ownership of a company with adequate liquidity and capital, such as Wells Fargo, the value of Wachovia and its subsidiaries could substantially improve, resulting in significant returns to Wells Fargo if the merger is consummated.

The opinion of Goldman Sachs did not address the underlying business decision of Wachovia to engage in the merger, or the relative merits of the merger as compared to any other strategic alternative that may have been available to Wachovia under the circumstances. The opinion of Goldman Sachs addressed only the fairness from a financial point of view to the holders of Wachovia common stock (other than Wells Fargo and its affiliates), as of the date thereof, of the exchange ratio. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction contemplated thereby, including, without limitation, (i) the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Wachovia or Wells Fargo or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Wachovia or Wells Fargo, or class of such persons in connection with the merger, whether relative to the 0.1991 of a share of Wells Fargo common stock to be paid for each share of Wachovia common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Wachovia common stock or shares of Wells Fargo common stock would trade at any time. The opinion of Goldman Sachs was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date thereof, including the ongoing crisis in the capital markets, the condition of the mortgage market and the extraordinary financial and economic environment at the time and the related uncertainty regarding the extent and duration of those conditions. Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date thereof. In addition, with the consent of Wachovia’s board of directors, in arriving at its opinion, Goldman Sachs did not consider or evaluate the Emergency Economic Stabilization Act of 2008 or any plans then existing for a program sponsored by the United States Federal Government to provide support to financial institutions by purchasing distressed mortgage-related assets, or any impact of any such legislation, plans or programs on Wachovia, Wells Fargo or the economic environment. The opinion of Goldman Sachs was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses conducted by Goldman Sachs in connection with rendering its opinion. These analyses were not presented to the board of directors of Wachovia. The following summary does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of the analyses described herein represent relative importance or weight given them. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of the financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 3, 2008, and is not necessarily indicative of current market conditions.

Goldman Sachs’ review of Wachovia’s credit default swap spread trends, projected losses on Wachovia’s portfolio of payment option mortgages and associated loan loss provisions and estimates of Wachovia’s liquidity, in each case, as described below, supported the view that financial analyses that Goldman Sachs customarily would have prepared in connection with a fairness opinion were not meaningful as a result of the extraordinary circumstances of Wachovia.

Comparative Credit Default Swap Spread Trends

Goldman Sachs reviewed the annual spreads applicable to five year credit default swaps with respect to the debt of Wachovia and selected financial institutions that it generally believed to be relevant. Although none of the selected financial institutions is directly comparable to Wachovia, each had operations that, for purposes of Goldman Sachs’ review, could be considered similar to Wachovia. The applicable spreads with respect to such credit defaults swaps as of the respective dates set forth below are as follows:

	Basis Points
Financial Institution	01/02/2007	07/02/2007	01/02/2008	09/25/2008	09/26/2008

Wachovia	12	16	106	670	1,500
Wells Fargo	7	12	61	115	139
Citigroup Inc.	8	14	69	204	276
Bank of America Corporation	8	13	45	133	142
U.S. Bancorp	8	16	45	125	125
Washington Mutual, Inc.	21	41	389	8,109	NA

Goldman Sachs noted that as of the close of business on September 26, 2008, the last business day prior to the announcement of a potential transaction involving Wachovia, the applicable annual spread for Wachovia’s five year credit default swap was 1,500 basis points, which, Goldman Sachs believed, reflected the public markets’ concerns about Wachovia’s financial condition and supported the information provided by Wachovia’s management about Wachovia’s liquidity and capital position.

Projected Losses on Pick-A-Payment Mortgage Portfolio

Goldman Sachs also reviewed projections, obtained from publicly available investor materials and Wachovia’s management, for losses on Wachovia’s $122 billion portfolio of payment option mortgages referred to as Pick-a-Payment mortgages. Such projections are summarized below:

		April 4,	July 14,	September 24-25,
Date of Projection		2008	2008	2008
		($ billions, except for percentages)

Projected Lifetime Loss		7-8%	12%	22%
Projected Annual Provisions	2008	$3.2-3.8	$8.7	$12.5
	2009	$2.4-2.8	$5.6	$11.2
	2010	NA	NA	$2.8

Goldman Sachs noted the rapid increase in expected loan losses since April 2008, and considered the impact of such losses and associated loan loss provisions on the net tangible book value of Wachovia, as well as the possibility of higher projected losses in the future in view of the prevailing economic conditions and the severe displacement in the market for such assets. Goldman Sachs also noted that the extent of such projected losses exceeded publicly available estimates of research analysts, and could therefore result in a further decline in the trading price of Wachovia common stock.

Liquidity Review

Goldman Sachs noted the estimates of Wachovia’s management with respect to Wachovia’s liquidity and recent trends relating to outflow of Wachovia’s net core interest bearing deposits. According to such estimates, the extent of Wachovia’s excess liquidity (treasury bills or overnight maturities) was $10 billion as of September 26, 2008, as compared to $30 billion as of September 1, 2008. At the same time, based on estimates of Wachovia’s management, Wachovia experienced net outflow of $17 billion of core interest bearing deposits since July 14, 2008, including an outflow of $8 billion in the two weeks preceding September 26, 2008. Goldman Sachs considered the rapid decline in the extent of Wachovia’s liquidity, as well as Wachovia’s management’s view that Wachovia faced a severe liquidity risk, potentially further aggravated by downgrades of Wachovia’s credit ratings expected in the absence of a transaction (such as the merger) that would provide Wachovia with sources of substantial ongoing liquidity and funding or that would relieve Wachovia of the need for such liquidity and funding.

Comparative Analysis of Wells Fargo Trading Multiples

Goldman Sachs also reviewed certain historical trading multiples of Wells Fargo common stock in relation to the corresponding median trading multiples for selected national banks and regional banks:

	Annual Average Price/								Oct 2, 2008 Price/
	Current Year Estimated Earnings								Estimated Earnings
	2005		2006		2007		2008YTD		2008E		2009E		2010E

Wells Fargo	13.4	x	13.7	x	12.8	x	12.5	x	16.7	x	15.0	x	11.9	x
National Banks(1) Median	11.7		11.9		11.3		12.4		16.1		13.4		9.6
Regional Banks(2) Median	13.0		13.0		12.2		11.2		14.6		12.7		8.4

	Annual Average Price/
	Tangible Book Value								Oct 2, 2008 Price/
	2005		2006		2007		2008YTD		Tangible Book

Wells Fargo	3.7	x	3.7	x	3.4	x	2.8	x	3.5	x
National Banks(1) Median	3.4		3.5		3.2		2.1		2.6
Regional Banks(2) Median	2.9		2.9		2.8		1.6		1.6

(1)	National Banks include Bank of America, JPMorgan Chase, Citigroup and US Bancorp.

(2)	Regional Banks include PNC, Capital One, BB&T, SunTrust, M&T Bank, Regions, Fifth Third, National City, KeyCorp and Comerica.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole and the circumstances described above, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the circumstances described above and the results of all of its relevant analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering such circumstances and the results of all of its relevant analyses. No company or transaction used in Goldman Sachs’ analyses is directly comparable to Wachovia, Wells Fargo or the merger.

As described above, the opinion of Goldman Sachs to the Wachovia board of directors was one of many factors taken into consideration by the Wachovia board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix B to this proxy statement-prospectus.

Wachovia selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience relevant to the merger. Pursuant to engagement letters dated September 28, 2008 and October 1, 2008, Wachovia and Wachovia Bank retained Goldman Sachs to act as their financial advisor in connection with the possible sale of all or a portion of Wachovia or Wachovia Bank. Pursuant to the terms of the engagement letters, Wachovia has agreed to pay Goldman Sachs a transaction fee of $25 million for its services in connection with the merger, of which $20 million is contingent upon consummation of the merger, to reimburse Goldman Sachs’ expenses incurred in connection with its engagement and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Wachovia, Wells Fargo and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman Sachs has acted as financial advisor to Wachovia in connection with, and has participated in certain of the negotiations on or prior to (but not after) September 28, 2008 with Wells Fargo. In addition, Goldman Sachs has provided certain investment banking and other financial services to Wachovia and its affiliates from time to time, including having (i) acted as advisor to Wachovia and its affiliates in connection with various of their respective mortgage securitizations from 2005 to 2006; (ii) acted as co-lead manager for the offering of preferred stock of Wachovia in January 2006; (iii) acted as financial advisor to Wachovia in connection with its acquisition of Westcorp in March 2006; (iv) acted as joint bookrunner for the concurrent offerings of common stock and

Series L Non-Cumulative Perpetual Convertible Class A preferred stock of Wachovia in April 2008; and (v) provided financial advisory services to Wachovia since June 2008. In addition, Goldman Sachs has provided certain investment banking and other financial services to Wells Fargo and its affiliates from time to time, including having acted as (i) advisor to Wells Fargo and its affiliates in connection with various of their respective investment grade debt issuances from 2004 to 2008; (ii) counterparty to various derivatives transactions entered into by Wells Fargo in 2006; (iii) joint bookrunner for the offering of preferred stock of an affiliate of Wells Fargo in January 2007 and (iv) joint bookrunner for the offering of preferred stock of Wells Fargo in September 2008. Goldman Sachs also may provide investment banking and other financial services to Wachovia, Wells Fargo and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation.

Opinion of Perella Weinberg

On October 3, 2008, Perella Weinberg orally advised a representative of the board of directors of Wachovia of Perella Weinberg’s opinion that, as of that date, and based upon and subject to the factors, limitations and assumptions to be set forth in the written opinion, as well as the extraordinary circumstances facing Wachovia to be described in the written opinion, the exchange ratio of 0.1991 of a share of Wells Fargo common stock to be received in respect of each share of Wachovia common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Wachovia common stock other than Wells Fargo and its affiliates.

The full text of the subsequently delivered written opinion of Perella Weinberg, dated October 3, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Appendix C. The opinion of Perella Weinberg was provided for the information and assistance of the board of directors of Wachovia in connection with its consideration of the merger and does not constitute a recommendation as to how any holder of shares of Wachovia common stock should vote or otherwise act with respect to the merger or any other matter.

For purposes of its opinion, Perella Weinberg, among other things:

1. reviewed certain publicly available financial statements and other business and financial information with respect to Wachovia and Wells Fargo, including research analyst reports;

2. reviewed certain internal financial statements, analyses and forecasts, and other financial and operating data relating to the business of Wachovia, in each case prepared by Wachovia’s management;

3. discussed the past and current operations, financial condition and future prospects of Wachovia with senior executives of Wachovia;

4. reviewed estimates by Wachovia’s management as to Wachovia’s liquidity, as well as certain analyses prepared by Wachovia’s management with respect to Wachovia’s leverage and capital adequacy;

5. discussed the fair market value of certain types of key asset categories of Wachovia with senior executives of Wachovia;

6. reviewed publicly announced credit ratings of Wachovia and spreads applicable to credit default swaps relating to the debt of Wachovia and of certain other institutions that Perella Weinberg believed to be generally relevant;

7. held discussions with members of the senior management of Wachovia regarding their assessment of the rationale for the merger;

8. compared the financial performance of Wachovia and of Wells Fargo with that of certain publicly-traded companies which it believed to be generally relevant;

9. reviewed the reported price and trading activity for shares of Wachovia and Wells Fargo common stock, and compared such price and trading activity for shares of Wachovia and Wells Fargo common stock with that of securities of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

10. reviewed the merger agreement; and

11. conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

Perella Weinberg was informed by members of Wachovia’s management that Wachovia had considerable exposure to risks related to the deteriorating credit performance and declining values of a significant portion of the loan and mortgage portfolios and related assets of Wachovia and its subsidiaries, and that the business and prospects of Wachovia (including its ability to operate as a going concern on a stand-alone basis) were severely and negatively affected as a result thereof, as well as due to the crisis in the capital markets, the extraordinary economic and financial environment then prevailing and the deteriorating financial condition of Wachovia.

In particular, Perella Weinberg was informed by Wachovia that:

•	Wachovia’s liquidity position was severely strained due in large part to declining customer and counterparty confidence, and that Wachovia may have had insufficient unrestricted cash on hand to meet its needs in the near term;

•	Wachovia and its principal operating subsidiaries had a limited amount of unencumbered assets available as collateral for any financings that Wachovia may have sought to obtain on an immediate basis;

•	as a result of general market conditions and matters specific to Wachovia’s financial condition, Wachovia would not at the time have been able to raise capital through the capital markets in amounts sufficient for its needs, and this difficulty was expected to continue for the foreseeable future;

•	the United States banking regulators had not offered financial assistance to Wachovia on a stand-alone basis to adequately address the financial situation of Wachovia, including its immediate and long-term liquidity needs;

•	Wachovia projected substantial losses for the remainder of fiscal year 2008 and for fiscal year 2009, which would put significant strain on Wachovia’s ability to maintain its capital position in the near term in light of difficulties Wachovia faced in seeking financings and accessing the capital markets;

•	downgrades of Wachovia’s credit ratings that Wachovia’s management expected to be announced by Moody’s Investors Service and Standard & Poor’s, which remained imminent absent a transaction (such as the merger) that would provide Wachovia with sources of substantial ongoing liquidity and funding or that would relieve Wachovia of the need for such liquidity and funding would further negatively affect customer and counterparty confidence in Wachovia, and Wachovia’s liquidity and access to the capital markets; and

•	absent immediately entering into a definitive transaction (such as the merger) that would provide Wachovia with sources of substantial ongoing liquidity and funding or that would relieve Wachovia of the need for such liquidity and funding, Wachovia and its subsidiaries would face intervention by the United States federal banking regulators and/or be required to seek protection under applicable bankruptcy laws.

Perella Weinberg was further advised by Wachovia that, as a result of the foregoing, Wachovia and its Board of Directors were faced with a rapidly narrowing set of alternatives, which, at the time, were limited to a transaction such as the merger or intervention by the United States federal banking regulators. Accordingly, Perella Weinberg also considered recent instances where concerns regarding the liquidity of a bank or financial institution triggered a rapid deterioration of the institution’s financial condition, necessitating government intervention or bankruptcy protection, and as a result of which the common equity holders of the institution were likely to receive substantially diminished value, if any at all, for their equity. In light of the facts and circumstances, Perella Weinberg also assumed, without independent verification, that if Wachovia’s banking assets were taken over by the United States federal banking regulators and Wachovia’s non-banking assets liquidated under applicable bankruptcy laws, holders of Wachovia common stock would likely receive no material value.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that is available from generally recognized public sources) for purposes of its opinion and further assumed that the information furnished by the management of Wachovia for purposes of its analysis did not contain any material omissions or misstatements of material fact. Perella Weinberg did not receive from Wells Fargo forecasts of its future financial performance, and it was advised by Wachovia’s management that the currently available forecasts for Wachovia no longer reflected Wachovia’s best estimates of its future financial performance, as a result of the current circumstances of Wachovia described hereinabove. With the consent of Wachovia’s board of directors, (i) Perella Weinberg’s diligence of Wells Fargo was limited to publicly available information, including publicly available estimates of certain research analysts covering Wells Fargo, and did not include discussions with management or representatives of Wells Fargo or other diligence that it would customarily conduct in connection with preparing a fairness opinion, (ii) Perella Weinberg relied upon the publicly available estimates for Wells Fargo described above and did not rely upon any financial forecasts relating to Wachovia, and (iii) Perella Weinberg did not perform certain analyses that Perella Weinberg customarily would have prepared for Wachovia in connection with a fairness opinion because such analyses were not meaningful as a result of the extraordinary circumstances of Wachovia described in this discussion. Perella Weinberg assumed with the consent of Wachovia’s board of directors that the publicly available estimates for Wells Fargo described above reflected the best currently available estimates and judgments of the management of Wachovia with respect to Wells Fargo’s future financial performance. In arriving at its opinion, Perella Weinberg did not review individual credit files nor did it make any independent valuation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Wachovia or Wells Fargo or any of their respective subsidiaries, and it was not furnished with any such valuations or appraisals. Perella Weinberg is not an expert in the valuation of loan or mortgage portfolios or securities relating to loan or mortgage portfolios, or allowances for losses with respect thereto, and accordingly, did not evaluate the same with respect to Wachovia or Wells Fargo, and assumed, with the consent of Wachovia’s board of directors, that Wells Fargo’s allowances for such losses were adequate to cover all such losses. In addition, Perella Weinberg did not evaluate the solvency or fair value of any party to the merger agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg did not express any opinion as to the value of any asset of Wachovia, whether at current market prices or in the future. However, it noted that under the ownership of a company with adequate liquidity and capital, such as Wells Fargo, the value of Wachovia and its subsidiaries could substantially improve, resulting in significant returns to Wells Fargo if the merger is consummated.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view to the holders of Wachovia common stock, excluding Wells Fargo and its affiliates, as of the date thereof, of the exchange ratio. Perella Weinberg was not asked to, and it did not, offer any opinion as to any other term of the merger agreement or the form or structure of the merger or the likely timeframe in which the merger will be consummated. Perella Weinberg did not participate in negotiations with respect to the terms of the merger and related transactions. In addition, it expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, whether relative to the exchange ratio or otherwise. Perella Weinberg assumed that the merger would be consummated as described in the merger agreement, and that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Wachovia or Wells Fargo or on the expected benefits of the merger in any way meaningful to its analysis. Perella Weinberg’s opinion did not address the underlying business decision of Wachovia to enter into the merger or the relative merits of the merger as compared to any other strategic alternative that may have been available to Wachovia under the circumstances, nor did it address any legal, tax, regulatory or accounting matters, as to which matters it understood that Wachovia received such advice as it deemed necessary from qualified professionals. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon advice of counsel. Perella Weinberg was not authorized to solicit, and it did not solicit, on a widespread basis indications of interest in a transaction with Wachovia from any party.

Perella Weinberg expressed no opinion as to the fairness of the merger or any consideration to holders of any class of securities, other than to holders of Wachovia common stock (excluding Wells Fargo and its affiliates), or as to the fairness of the merger or any consideration to creditors or other constituencies of Wachovia or Wells Fargo. Perella Weinberg did not express any opinion as to the prices at which shares of Wachovia or Wells Fargo common stock would trade at any time. Perella Weinberg’s opinion was based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof, including the ongoing crisis in the capital markets, the condition of the mortgage market, and the extraordinary financial and economic environment at the time and the related uncertainty regarding the extent and duration of those conditions. Subsequent developments, including, without limitation, any litigation resulting from Wachovia having entered into the merger agreement, may affect Perella Weinberg’s opinion, and it does not have any obligation to update, revise or reaffirm its opinion. With the consent of Wachovia’s board of directors, in arriving at its opinion, Perella Weinberg did not consider or evaluate the Emergency Economic Stabilization Act of 2008 or any plans then existing for a program sponsored by the United States Federal Government to provide support to financial institutions by purchasing distressed mortgage-related assets, or any impact of any such legislation, plans or programs on Wachovia, Wells Fargo or the economic environment.

The following is a summary of the material financial analyses conducted by Perella Weinberg in connection with rendering its opinion. These analyses were not presented to the board of directors of Wachovia. The following summary does not purport to be a complete description of the financial analyses performed by Perella Weinberg, nor does the order of the analyses described represent relative importance or weight given them. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of the financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 3, 2008, and is not necessarily indicative of current market conditions.

Perella Weinberg’s review of Wachovia’s credit default swap spread trends, certain historical bank failures resulting in government takeovers and the pro forma tangible book value of Wachovia, in each case, as described below, supported the view that financial analyses that Perella Weinberg customarily would have relied upon in connection with a fairness opinion were not meaningful as a result of the extraordinary circumstances of Wachovia. Customary valuation methodologies based on multiples of tangible book value and earnings per share were not meaningful in view of Wachovia’s negative pro forma tangible book value, as implied by the analysis described below, as well as its negative earnings per share outlook for the next 18 months, as estimated by Wachovia’s management.

Comparative Trends of Credit Default Swap Spreads

Perella Weinberg reviewed the annual spreads applicable to five year credit default swaps, referred to as CDSs, over the preceding one-year period with respect to the debt of Wachovia and selected financial institutions that Perella Weinberg generally believed to be relevant under the circumstances, although none of the selected financial institutions is directly comparable to Wachovia. The applicable spreads with respect to such credit default swaps as of the close of business on selected dates are as follows:

Financial Institution	10/10/2007	03/14/2008	09/12/2008	09/26/2008
	Basis points

Wachovia	35	281	395	1,370
Bear Stearns	73	727	133	137
Merrill Lynch	43	292	415	371
Morgan Stanley	43	297	253	770
Goldman Sachs	40	239	183	381
Wells Fargo	21	157	141	132
JP Morgan Chase	30	164	128	133

Perella Weinberg noted that the applicable annual spread for CDSs with respect to the debt of Wachovia on September 26, 2008, the last business day prior to the announcement of a potential transaction involving Wachovia, was significantly higher than the applicable annual spread with respect to the debt of The Bear Stearns Companies, Inc. on March 14, 2008, the last business day prior to the announcement of the merger of the Bear Stearns with JP Morgan Chase & Co., and the applicable annual spread with respect to the debt of Merrill Lynch & Co., Inc. on September 12, 2008, the last business day prior to the announcement of the merger of Merrill Lynch with Bank of America Corporation, reflecting a high market expectation of default and supporting the information provided by Wachovia’s management about Wachovia’s liquidity and capital position.

Historical Bank Failures Resulting in Government Takeovers

Perella Weinberg also reviewed the largest failures of publicly-traded banking institutions over the last five years in which such institutions were taken over by United States Federal Government regulators, noting particularly, the related decline in the value of the common stock of such institutions. The table below summarizes such instances:

			Trading Price of	Price on	Decline In Value
		Total	Common Stock	Day After	of Common
	Takeover	Assets	One Year Prior	Takeover	Stock
	Date	($ millions)	($)	($)	($)

Washington Mutual	9/25/2008	$309,731	$35.40	$0.16	99.5%
IndyMac	7/11/2008	30,699	28.67	0.12	99.6
NetBank	9/28/2007	2,474	6.12	0.05	99.3
Silver State Bank	9/5/2008	1,957	18.36	0.08	99.6
Integrity Bank	8/29/2008	1,108	4.42	0.02	99.5
				Mean	99.5%
				Median	99.5%

Tangible Book Value Analysis of Wachovia

Perella Weinberg calculated the pro forma tangible book value of Wachovia, based on Wachovia’s tangible book value as of June 30, 2008, as disclosed in Wachovia’s quarterly report on form 10-Q for the quarter ended June 30, 2008, and estimates provided by Wachovia’s management regarding mark-to-market or fair value adjustments as of the date of Perella Weinberg’s opinion that would likely be made to Wachovia’s loan portfolios in the context of a sale transaction. Such analysis yielded a negative pro forma tangible book value for Wachovia.

Analyses of Wells Fargo Common Stock and Value Implied by Exchange Ratio

In addition to reviewing the implied value of the exchange ratio in relation to the historical trading price of Wells Fargo common stock, Perella Weinberg conducted the following analyses with respect to the value of

Wells Fargo common stock and the corresponding value implied by the exchange ratio, on the basis of publicly available information regarding Wells Fargo, certain historical trading multiples of Wells Fargo common stock and other trading multiples that Perella Weinberg considered appropriate having reviewed similar trading multiples of other companies that Perella Weinberg believed to be relevant:

				Implied Value	Value Implied
				per Share of	by Exchange
Metric	Value	Multiple		Wells Fargo	Ratio (0.1991)
		Historical 3-
Historical Trading Multiples		Year Average
		Multiple

Next Twelve Month Earnings Per Share Estimate (IBES Median)	$2.31	12.4	x	$28.56	$5.69
Book Value per Share	$14.48	2.46	x	$35.62	$7.09
Tangible Book Value per Share	$10.31	2.69	x	$27.73	$5.52

Public Market Comparables	Selected Multiples

2009 Estimated Earnings Per Share*	$2.35	13	.5x - 15.5x	$31.73 - 36.43	$6.32 - 7.25
2010 Estimated Earnings Per Share*	$2.95	11	.0x - 13.0x	$32.45 - 38.35	$6.46 - 7.64
Book Value per Share	$14.48	2	.0x - 3.0x	$28.96 - 43.44	$5.77 - 8.65
Tangible Book Value per Share	$10.31	2	.5x - 3.0x	$25.78 - 30.93	$5.13 - 6.16
Total Deposits Premium	$339,124MM	20	.0% - 30.0%	$30.83 - 41.08	$6.14 - 8.18

* 2009 and 2010 estimated earnings per share are based on median IBES estimates.

Perella Weinberg also conducted an illustrative discounted cash flow analysis with respect to the value of Wells Fargo common stock and the corresponding value implied by the exchange ratio, based on estimates for earnings per share of Wells Fargo common stock derived from publicly available equity research. Perella Weinberg used discount rates ranging from 10%-13%, reflecting estimates of Wells Fargo’s cost of equity, forecasts for Wells Fargo earnings per share based on median IBES estimates for the second half of 2008, 2009 and 2010, grown at the median IBES long-term growth rate of 8.5% thereafter, a target tier 1 capital ratio of 8.2% and terminal forward earnings multiples ranging from 10.0x to 14.0x applied to estimated 2014 earnings. This analysis resulted in a range of implied present value of $28 to $41 per share of Wells Fargo common stock, which translated to $5.57 to $8.16 per share of Wachovia common stock using the exchange ratio of 0.1991.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole and the circumstances described above, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the circumstances described above and the results of all of its relevant analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering such circumstances and the results of all of its relevant analyses. No company or transaction used in Perella Weinberg’s analyses is directly comparable to Wachovia, Wells Fargo or the merger.

As described above, the opinion of Perella Weinberg to the Wachovia board of directors was one of many factors taken into consideration by the Wachovia board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Perella Weinberg in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Perella Weinberg attached as Appendix C to this proxy statement-prospectus.

Perella Weinberg acted as financial advisor to the board of directors of Wachovia in connection with the merger, and pursuant to an engagement letter dated September 28, 2008, will receive fees for its services, of which $5 million was payable upon the execution of the merger agreement, and $20 million is contingent upon the closing of the merger. In addition, Wachovia has agreed to indemnify Perella Weinberg for certain liabilities and to reimburse Perella Weinberg for certain expenses arising out of its engagement. In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Wachovia or Wells Fargo or any of their respective affiliates. Perella Weinberg also may provide investment banking and other financial services to Wachovia, Wells Fargo and their respective affiliates in the future, and may receive compensation in connection with such services.

Interests of Certain Wachovia Directors and Executive Officers in the Merger

Wachovia’s executive officers and directors have interests in the merger that are in addition to, and may be different from, the interests of Wachovia shareholders generally. The board of directors of Wachovia was aware of these different interests and considered them, among other matters, in adopting the plan of merger contained in the merger agreement and approving the transactions it contemplates. For purposes of the Wachovia agreements and plans described below, the completion of the transactions contemplated by the merger agreement will generally constitute a change in control.

Wachovia Stock Awards.  Employees, including executive officers, of Wachovia have received, from time to time, grants of stock options, restricted stock awards (RSAs) and restricted stock units (RSUs) under Wachovia’s applicable stock incentive plans. Under the terms of these plans, upon a change of control of Wachovia, unvested stock options, RSAs and RSUs (excluding certain performance-based RSAs) granted under the plan generally would vest and become exercisable following the change of control. The merger will constitute such a change in control of Wachovia. The merger agreement provides for the conversion of Wachovia stock options into stock options to purchase Wells Fargo common stock, as adjusted by the exchange ratio. As of the date of this proxy statement-prospectus, Wachovia’s 10 executive officers, excluding Robert K. Steel who is discussed below, in the aggregate held [•] unvested Wachovia stock options at a weighted average exercise price of $[•] per Wachovia share, which will vest upon completion of the merger. In addition, as of such date, such executive officers held [•] unvested RSAs, which will vest upon completion of the merger. These RSA amounts exclude the performance-based RSAs granted to Messrs. Steel, David K. Zwiener and Kenneth J. Phelan which are discussed below, and [•] performance-based RSAs which may or may not be forfeited following completion of the merger depending on whether the applicable 2008 performance goals are met. Non-employee directors of Wachovia have not received Wachovia stock options or RSAs. In connection with his service as interim Chief Executive Officer of Wachovia, Wachovia’s Chairman, Lanty L. Smith, was awarded 20,152 RSUs in June 2008, which will vest upon completion of the merger in accordance with the terms of the applicable stock incentive plan.

Wachovia Executive Officer Employment Agreements.  Wachovia has entered into employment agreements with all of its executive officers, excluding Robert K. Steel. The employment agreements generally provide for certain severance benefits in the event of a termination of the executive’s employment by Wachovia without “cause” (as defined in the agreements) or by the executive for “good reason” (as defined in the agreements) following a change in control. In the event of a qualifying termination as described above, the executives would be entitled to (i) a pro rata incentive award for the fiscal year in which the termination occurs, based on the greater of the highest incentive award paid during the three calendar years prior to termination and the executive’s then applicable target incentive award; (ii) an amount, payable in equal annual installments, equal to three times (two times in the case of employment agreements entered into after 2006) the executive’s annual base salary and the highest incentive award determined in accordance with (i) above; (iii) an amount, payable in equal annual installments, equal to three times (two times in the case of employment agreements entered into after 2006) the highest matching contribution made by Wachovia for the executive’s benefit in Wachovia’s 401(k) savings plan and savings restoration plan for the preceding five years

(three years in the case of employment agreements entered into after 2006); (iv) continued medical, dental and life insurance benefits for the executive and executive’s family members for the remainder of the executive’s life; (v) continued participation in Wachovia’s fringe benefit and perquisite plans or programs in which the executive participated immediately prior to termination for three years (two years in the case of employment agreements entered into after 2006); and (vi) outplacement services in accordance with Wachovia’s policies generally applicable to involuntarily terminated employees. The severance payments, including any applicable gross-up payments, owed to each executive that entered into an employment agreement with Wachovia after 2006 are subject to the limits imposed by the employment agreement pursuant to Wachovia’s severance policy, which limits the total amount of severance to be paid to any executive to 2.99 times the sum of the executive’s base salary and annual cash incentive award. Assuming that the merger is completed on December 31, 2008 and all Wachovia executive officers who have employment agreements experience a qualifying termination of employment immediately thereafter, the 10 executive officers as a group would be entitled to receive an aggregate amount of $[•], as severance payments (representing payment for items (i), (ii) and (iii) described above, as limited pursuant to Wachovia’s severance policy).

The employment agreements provide that each executive will be entitled to receive a gross-up payment equal to the amount of federal excise taxes owed by the executive in connection with a change in control of Wachovia, as a result of payments under the employment agreement or otherwise, pursuant to Section 4999 of the Internal Revenue Code (Code), (plus the applicable federal and state income, Federal Insurance Contributions Act (FICA), and excise taxes due on such gross-up payment) that are deemed to be “excess parachute payments” for federal income tax purposes.

Severance payments and benefits are conditioned on the executive’s execution of a release of claims against Wachovia, its affiliates and personnel. In addition, pursuant to their employment agreements, the executives are subject to an ongoing confidentiality obligation, post-employment non-competition and non-solicitation covenant. The post-employment non-competition covenant is not applicable following any termination after completion of the merger.

Pursuant to the terms of their employment agreements with Wachovia, Messrs. Zwiener and Phelan were granted, in the aggregate, [•] performance-based Wachovia RSAs that vest upon Wachovia common stock reaching certain price thresholds and their continued employment with Wachovia through October 15, 2011 and October 21, 2011, respectively. Following the change of control as a result of the merger, these performance-based RSAs will not vest until Wells Fargo common stock reaches certain price thresholds, ranging from $100.45 per share to $175.79 per share and their continued service requirement will lapse. These price thresholds must occur prior to October 15, 2014 and October 21, 2014, respectively, or the unvested RSAs will be forfeited.

Robert K. Steel Agreement.  Wachovia did not enter into an employment agreement with Mr. Steel upon his hiring in July 2008. Mr. Steel received 1,500,000 Wachovia stock options with an exercise price of $9.08 per Wachovia share and 1,990,089 performance-based Wachovia RSAs that vest upon Wachovia common stock reaching certain price thresholds and his continued employment with Wachovia through July 15, 2011. Following the change in control as a result of the merger, all of Mr. Steel’s stock options will vest and be converted into stock options to purchase shares of Wells Fargo common stock, as adjusted by the exchange ratio. In addition, following the change in control as a result of the merger, Mr. Steel’s performance-based RSAs will not vest until Wells Fargo common stock reaches certain price thresholds, ranging from $100.45 per share to $175.79 per share and his continued service requirement will lapse. These price thresholds must occur prior to July 15, 2014 or the unvested RSAs will be forfeited.

Mr. Steel is also entitled to receive a gross-up payment equal to the amount of federal excise taxes under Section 4999 of the Internal Revenue Code (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by him in conjunction with a change in control of Wachovia and such taxes become payable, as a result of payments under the stock award agreement or otherwise, and are deemed to be “excess parachute payments” for federal income tax purposes. The foregoing payments, if any, to Mr. Steel are subject to the limits imposed by Wachovia’s severance policy, which limits the total amount of severance benefits to be paid to any executive to 2.99 times the sum of the executive’s base salary and annual cash incentive award.

Other.  Wachovia is party to insurance bonus agreements with two of its executive officers, Stephen E. Cummings and Stanhope A. Kelly. Following the completion of the merger, Wachovia’s rights to terminate these agreements will become more limited. Annual bonus payments under these insurance bonus agreements are approximately $60,000 in the aggregate.

Wells Fargo Board Positions.  When the merger is completed, three current members of Wachovia’s board of directors will be appointed to Wells Fargo’s board of directors. Non-employee members of Wells Fargo’s board of directors who are added to Wells Fargo’s board of directors will receive customary fees from Wells Fargo for being a director in accordance with Wells Fargo’s current director compensation policy. As of the date of this proxy statement-prospectus, Wells Fargo and Wachovia have not identified the three members of Wachovia’s board of directors who will be appointed to Wells Fargo’s board of directors.

Indemnification and Insurance.  The merger agreement provides that, upon completion of the merger, Wells Fargo will, to the fullest extent permitted by law, indemnify, defend and hold harmless all present and former directors, officers and employees of Wachovia against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger and will advance any expenses as incurred to the fullest extent permitted by law.

The merger agreement also provides that for a period of six years after the merger is completed, Wells Fargo will provide director’s and officer’s liability insurance for the present and former officers and directors of Wachovia with respect to claims arising from facts or events occurring before the merger is completed. This director’s and officer’s liability insurance will contain at least the same coverage and amounts, and terms and conditions no less advantageous, as Wachovia’s existing coverage.

Material U.S. Federal Income Tax Consequences

The following section is a summary of the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Wachovia common stock that exchange their shares of Wachovia common stock for shares of Wells Fargo common stock in the merger. This discussion addresses only those Wachovia shareholders that hold their Wachovia common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular Wachovia shareholders in light of their individual circumstances or to Wachovia shareholders that are subject to special rules, such as:

•	financial institutions,

•	insurance companies,

•	mutual funds,

•	S corporations or other pass-through entities (or investors in S corporations or other pass-through entities),

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold Wachovia common stock as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons who are not U.S. holders (as defined below),

•	persons who perfect appraisal rights, and

•	shareholders who acquired their shares of Wachovia stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Code, its legislative history, existing and proposed regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement-prospectus, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, are not addressed in this document.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Wachovia common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust that (x) is subject to (I) the primary supervision of a court within the United States and (II) the authority of one or more United States persons to control all substantial decisions of the trust or (y) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person, or (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within Wachovia’s or Wells Fargo’s control. You should consult with your own tax advisor regarding the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally.  The parties intend for the merger to qualify as a reorganization for United States federal income tax purposes. It is a condition to Wells Fargo’s obligation to complete the merger that Wells Fargo receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, substantially to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Wachovia’s obligation to complete the merger that Wachovia receive an opinion from Sullivan & Cromwell LLP, dated the closing date of the merger, substantially to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Wells Fargo and Wachovia and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. Wells Fargo and Wachovia have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Accordingly, if the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your Wachovia common stock for Wells Fargo common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Wells Fargo common stock (as discussed below). The aggregate tax basis in the shares of Wells Fargo common stock that you receive in the merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the Wachovia common stock you surrender. Your holding period for the shares of Wells Fargo common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of Wachovia common stock that you surrender in the exchange. If you acquired different blocks of Wachovia common shares at different times or at different prices, the Wells Fargo common stock you receive will be allocated pro rata to each block of Wachovia common stock, and the basis and holding period of each block of Wells Fargo common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Wachovia common stock exchanged for such block of Wells Fargo common stock.

Cash Instead of a Fractional Share.  If you receive cash instead of a fractional share of Wells Fargo common stock, you will be treated as having received the fractional share of Wells Fargo common stock pursuant to the merger and then as having sold that fractional share of Wells Fargo common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of Wells Fargo common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of Wachovia common stock surrendered therefor) is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting.  Cash and property received in exchange for Wachovia common stock may, under certain circumstances, be subject to information reporting and backup withholding currently at a rate of 28%, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Dissenters’ or Appraisal Rights

Holders of Wachovia Common Stock.  Under North Carolina law, a holder of shares of a class or series of stock that is listed on a national securities exchange may not dissent from a merger in which a shareholder receives cash or shares which are also listed on a national securities exchange. Therefore, holders of Wachovia common stock are not entitled to appraisal or dissenters’ rights in connection with the merger because Wachovia’s common shares and Wells Fargo’s common shares are both listed on the New York Stock Exchange.

Holders of Wachovia Preferred Stock.  Holders of Wachovia preferred stock will have dissenters’ rights in connection with the merger with Wells Fargo, and therefore may elect to be paid in cash for such shareholder’s shares in accordance with the procedures set forth in Article 13 of the NCBCA. The depositary shares representing Wachovia Preferred Stock Series J are not a class or series of shares issued by Wachovia and thus dissenters’ rights under Article 13 of the NCBCA do not independently apply to the depositary shares. However, while it is not entirely clear under North Carolina law, Wachovia has agreed to treat each holder of currently outstanding depositary shares for Wachovia Preferred Stock Series J as a beneficial owner of the Wachovia Preferred Stock Series J represented thereby. Unless shares of the Wachovia Preferred Stock Series J are withdrawn from the depositary, the depositary, which is currently U.S. Bank National Association, is the holder of record of the shares of Wachovia Preferred Stock Series J. Accordingly, to exercise dissenters’ rights with respect to the Wachovia Preferred Stock Series J, holders of depositary shares will be required to follow the procedures described below for beneficial owners of preferred stock.

The following is a summary of the material terms of the statutory procedures to be followed by holders of Wachovia preferred stock in order to dissent from the merger and perfect dissenters’ rights under the NCBCA. In the following discussion, references to “Wachovia” with respect to actions taken or to be taken at any time following the effectiveness of the merger shall mean Wells Fargo as the surviving corporation of the merger. The following discussion is not a complete description of the law relating to dissenters’ rights available under North Carolina law and is qualified in its entirety by the full text of Article 13 of the NCBCA, which is reprinted in its entirety as Appendix D to this proxy statement-prospectus. If you wish to exercise dissenters’ rights, you should review carefully the following discussion and Appendix D. Wachovia urges you to consult a lawyer before electing or attempting to exercise these rights.

If the merger is completed, and you are a holder of Wachovia preferred stock who objects to the merger and who fully complies with Article 13 of the NCBCA, you will be entitled to demand and receive payment in cash of an amount equal to the fair value of your shares of Wachovia preferred stock. The amount you would receive in connection with the exercise of statutory dissenters’ rights would be the fair value of your preferred stock immediately before the merger completion date, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.

Under Article 13 of the NCBCA, all holders of Wachovia preferred stock entitled to dissenters’ rights in the merger must be notified in the meeting notice relating to the merger that shareholders are entitled to assert dissenters’ rights. This joint proxy statement-prospectus constitutes that notice.

If you are a holder of Wachovia preferred stock and desire to dissent and receive cash payment of the fair value of your Wachovia preferred stock, you must:

•	deliver to Wachovia (and Wachovia must actually receive), prior to the shareholder vote on the proposal to approve the plan of merger contained in the merger agreement, a written notice of your intent to demand payment for your shares if the merger is completed; and

•	not vote your Wachovia shares in favor of the approval of the plan of merger contained in the merger agreement and the merger (holders of Wachovia preferred stock, other than the Series M Preferred Stock issued to Wells Fargo, are not entitled to vote those shares on the approval of the plan of merger contained in the merger agreement).

If you do not satisfy both of those conditions and the merger is consummated, you will not be entitled to payment for your shares under the provisions of Article 13 of the NCBCA.

Except as described in the following sentence, the notice of intent to demand payment for your Wachovia preferred shares must be executed by the holder of record of shares of Wachovia preferred stock as to which dissenters’ rights are to be exercised. A beneficial owner who is not the holder of record may assert dissenters’ rights only if you (i) submit to Wachovia the record holder’s consent to the dissent not later than the time the beneficial holder asserts dissenters’ rights and (ii) dissent with respect to all shares of Wachovia preferred stock of which such person is the beneficial owner. A record owner, such as a broker or bank, who holds shares of Wachovia preferred stock as a nominee for others, may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which it is the record owner, provided the record owner dissents with respect to all shares of Wachovia preferred stock beneficially owned by any one person. In this case, the demand notice submitted by the broker or bank, as record owner, must set forth the name and address of the beneficial owner on whose behalf the record holder asserts dissenters’ rights.

If the plan of merger contained in the merger agreement is approved by the required vote of holders of Wachovia’s capital stock, Wachovia will be required to mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all holders of Wachovia preferred stock who have satisfied the requirements described above. The dissenters’ notice must be sent no later than 10 days after shareholder approval of the merger is obtained, and it must:

•	state where the payment demand described below must be sent and where and when certificates for shares of preferred stock must be deposited;

•	supply a form for demanding payment;

•	set a date by which Wachovia must receive the payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed);

•	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; and

•	include a copy of Article 13 of the NCBCA.

A holder of Wachovia preferred stock who receives a dissenters’ notice must demand payment and deposit the shareholder’s Wachovia preferred stock certificates in accordance with the terms of the dissenters’ notice. A holder of Wachovia preferred stock who demands payment and deposits preferred stock certificates retains all other rights of a holder of Wachovia preferred stock until those rights are canceled or modified by the effectiveness of the merger. A holder of Wachovia preferred stock who does not demand payment or deposit its Wachovia preferred stock certificates where required, each by the date set forth in the dissenters’ notice, is not entitled to payment for its Wachovia preferred stock under Article 13 the NCBCA.

Wachovia may restrict the transfer of uncertificated preferred stock from the date the demand for payment is received until the merger is consummated or restrictions released due to Wachovia not merging within 60 days after the date set for demanding payment and depositing preferred stock certificates. The person asserting dissenters’ rights as to uncertificated preferred stock retains all other rights of a shareholder until these rights are cancelled or modified by the merger.

As soon as the merger is completed or within 30 days after receipt of a payment demand from a dissenting holder of Wachovia preferred stock who has complied with the statutory requirements, whichever is later, Wachovia will pay the dissenter the amount that Wachovia estimates to be the fair value of the dissenting shareholder’s preferred stock, plus interest accrued to the date of payment. Wachovia’s payment will be accompanied by:

•	Wachovia’s most recent available balance sheet, an income statement for that year, a statement of cash flows for that year and the latest available interim financial statements, if any;

•	an explanation of the estimation of the fair value of the preferred stock;

•	an explanation of how the interest was calculated;

•	a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 55-13-28 of the NCBCA; and

•	a copy of Article 13 of the NCBCA.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing stock certificates, Wachovia must return your deposited certificates and release the transfer restrictions imposed on uncertificated stock. If the merger is consummated after return of your deposited certificates or release of transfer restrictions, Wachovia must send you a new dissenters’ notice and repeat the payment demand procedure.

You may, however, notify Wachovia in writing of your own estimate of the fair value of your stock and amount of interest due, and demand payment of the excess of your estimate of the fair value of your stock over the amount previously paid by Wachovia if:

•	you believe that the amount paid is less than the fair value of Wachovia preferred stock or that the interest is incorrectly calculated;

•	Wachovia fails to make payment of its estimate of fair value to you within 30 days after receipt of a demand for payment; or

•	the merger is not consummated, and Wachovia does not return your deposited certificates or release the transfer restrictions imposed on uncertificated stock within 60 days after the date set for demanding payment.

You waive the right to demand payment unless you notify Wachovia of your demand in writing within 30 days of Wachovia’s payment of its estimate of fair value or Wachovia’s failure to perform timely. If you fail to notify Wachovia of your demand within such 30-day period, you shall be deemed to have withdrawn your dissent and demand for payment.

If, within 60 days of Wachovia’s payment or a dissenting Wachovia preferred shareholder’s demand for payment of a different amount, whichever is earlier, the payment amount has not been settled, the dissenting holder of Wachovia preferred stock may file an action in the Superior Court Division of the North Carolina General Court of Justice requesting that the fair value of the dissenting shareholder’s Wachovia preferred stock and the accrued interest be determined. The dissenting holder of Wachovia preferred stock will not have the right to a jury trial. The court will have discretion to make all dissenting holders of Wachovia preferred stock whose demands remain unsettled parties to the proceeding.

If you do not commence the proceeding within such 60-day period, you will be deemed to have withdrawn the dissent and demand for payment. In such an appraisal proceeding, the court will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, you will not have the right to a trial by jury. The court also may assess the fees and expenses of counsel and experts for the respective parties, in the amounts the court finds equitable, as follows:

•	against Wachovia if the court finds that Wachovia did not substantially comply with the procedures for the exercise of dissenters’ rights prescribed by Article 13 of the NCBCA; or

•	against Wachovia or the dissenting preferred stock holders, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

If the court finds that the services of counsel for any dissenting preferred stock holder were of substantial benefit to other dissenting preferred stock holders and that the fees for those services should not be assessed against Wachovia, the court may award to the counsel reasonable fees to be paid out of the amounts awarded the dissenting preferred stock holders who were benefited.

In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Wachovia preferred stock and are considering exercising your dissenters’ rights under the NCBCA, you should consult a lawyer promptly.

The NCBCA provides that the exercise of dissenters’ rights will be the exclusive method for a holder of Wachovia preferred stock to challenge the merger in the absence of a showing that the merger are either unlawful or fraudulent as to that preferred shareholder.

All written communications from shareholders with respect to the exercise of dissenters’ rights should be mailed to:

Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288-0630
Attention: Ross E. Jeffries, Jr., Senior Vice President and Deputy General Counsel

Wachovia recommends that such communications be sent by registered or certified mail, return receipt requested.

Not voting in favor of the proposal to approve and adopt the merger agreement (holders of Wachovia preferred stock (except for the Series M Preferred Stock issued to Wells Fargo) are not entitled to vote on the approval of the plan of merger contained in the merger agreement at the special meeting) is not sufficient to perfect your dissenters’ rights and receive the fair value of your Wachovia preferred stock, plus accrued interest. You must also comply with all other conditions set forth in Article 13 of the NCBCA, including the conditions relating to the separate written notice of intent to dissent to the merger, the separate written demand for payment of the fair value of your shares of Wachovia preferred stock, the deposit of your Wachovia preferred stock certificates, and the separate notification and demand for payment in excess of an initial payment made by Wachovia.

The summary set forth above does not purport to be a complete statement of the provisions of the NCBCA relating to the rights of dissenting shareholders and is qualified in its entirety by reference to the applicable sections of the NCBCA, which are included as Appendix D to this proxy statement-prospectus.

Regulatory Approvals

Completion of the merger is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities to complete the merger. Wells Fargo and Wachovia have agreed to cooperate and use all reasonable best efforts to obtain all permits, consents, approvals and authorizations from any governmental or regulatory authority necessary to consummate the transactions contemplated by the merger agreement as promptly as practicable.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Wells Fargo or Wachovia following completion of the merger.

Federal Reserve Approval.  The Federal Reserve must approve the merger before the merger can be completed. Federal Reserve approval is required because Wells Fargo is a bank holding company proposing to acquire another bank holding company, Wachovia.

The Federal Reserve Board approved the merger on October 12, 2008.

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Wachovia shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Antitrust Approval.  The merger is subject to review by the DOJ or the FTC, to determine whether it complies with applicable antitrust law. Under the provisions of the HSR Act, and its related rules, the merger cannot be completed until both Wells Fargo and Wachovia file notification of the merger with the DOJ and the FTC and the specified waiting periods have expired or been terminated. Each of Wells Fargo and Wachovia filed, on October 7, 2008, its notification of the merger with the DOJ and the FTC. Early termination of the waiting period under the HSR Act was granted on October 10, 2008.

Other Applications and Notices.  Other applications and notices are being filed with various regulatory authorities and self-regulatory organizations in connection with the merger, including applications and notices in connection with the indirect change in control, as a result of the merger, of certain subsidiaries directly or indirectly owned by Wachovia.

Wells Fargo and Wachovia are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and Wachovia intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the meeting.

Stock Exchange Listing

The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange. The listing of the Wells Fargo common stock to be issued in the merger is a condition to Wachovia’s obligation to complete the merger. See “The Merger Agreement — Conditions to the Merger.”

Each outstanding share of Wachovia Series J Preferred Stock is represented by Wachovia depositary shares that are listed on the New York Stock Exchange and represent a one-fortieth interest in a share of Wachovia Series J Preferred Stock. Following the exchange of Wells Fargo Preferred Stock Series J for Wachovia Series J Preferred Stock upon completion of the merger under the Series J Deposit Agreement, these depositary shares will continue to be listed on the New York Stock Exchange under a new name and will be traded under a new symbol.

Accounting Treatment

Wells Fargo will account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Wachovia. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of Wachovia’s operations after the merger.

Litigation Related to the Merger

On October 4, 2008, Citigroup, Inc. (Citigroup) purported to commence an action of the Supreme Court in the State of New York, captioned Citigroup, Inc. v. Wachovia Corp., et al., naming as defendants Wachovia, Wells Fargo, and the directors of both companies (First State Action). The complaint alleged that Wachovia breached an exclusivity agreement with Citigroup, which by its terms was to expire on October 6, 2008, by entering into negotiations and an eventual acquisition agreement with Wells Fargo, and that Wells Fargo and the individual defendants had tortiously interfered with the same contract. The complaint sought an order enjoining defendants from further negotiating or consummating the merger, and specific enforcement of the exclusivity agreement, as well as $40 billion in punitive damages. On October 4, 2008, defendants removed the First State Action to the United States District Court for the Southern District of New York. At about the same time, however, Justice Ramos of the Supreme Court issued an Order to Show Cause and Temporary Restraining Order that did not grant the relief Citigroup sought but did extend the period of the exclusivity agreement until further order of the court, and set a hearing for the following Thursday. Citigroup then purported to dismiss the First State Action which had been removed to federal court by filing a notice of voluntary dismissal in federal court, and purported to refile a new, identically captioned complaint (Second State Action), making similar allegations but omitting certain portions of an earlier claim arising under a federal statute, Section 126(c) of the Emergency Economic Stabilization Act, just passed by Congress. Justice Ramos thereupon issued a second Order to Show Cause and Temporary Restraining Order that was substantively identical to his first order. On October 5, 2008, the Appellate Division of the New York Supreme Court vacated Justice Ramos’ second Order to Show Cause and Temporary Restraining Order, which had been issued the night before. On October 9, 2008, Citigroup issued a press release stating that Citigroup had ended its negotiations with Wells Fargo. The press release further stated that Citigroup would no longer seek to enjoin the merger, but would continue to seek compensatory and punitive damages against Wachovia and Wells Fargo in the Second State Action. Immediately after the press release was sent to both the federal and state courts by Citigroup’s counsel, defendants removed the Second State Action to the United States District Court for the Southern District of New York. On October 10, 2008, Citigroup moved to remand the removed action to State Court and purported to file a proposed amended complaint, adding allegations that Citigroup provided liquidity support and other services to Wachovia during the period between September 29, 2008 and October 2, 2008. The proposed amended complaint includes claims for breach of contract, tortious interference with contract, unjust enrichment, promissory estoppel, and quantum meruit. In the proposed amended complaint, Citigroup seeks $20 billion in compensatory damages, $20 billion in restitutionary and unjust enrichment damages, and $40 billion in punitive damages. On October 24, 2008, Wells Fargo and Wachovia submitted a brief in opposition to the motion to remand. The motion is still pending.

On October 4, 2008, Wachovia filed a complaint in the United States District Court for the Southern District of New York, captioned Wachovia Corp. v. Citigroup, Inc. The complaint seeks a declaration that the merger agreement is valid, proper, and not prohibited by the exclusivity agreement. Thereafter Wachovia filed a motion for preliminary injunction and/or for expedited trial on the merits together with supporting affidavits and legal memoranda. The motion is fully briefed and remains pending. On October 14, 2008, Wells Fargo filed a related complaint in the United States District Court for the Southern District of New York, captioned Wells Fargo v. Citigroup, Inc. The complaint seeks a declaration that the merger agreement is valid, proper, and not prohibited by the exclusivity agreement. Citigroup has moved to dismiss the complaint.

On October 5, 2008, two Wachovia shareholders filed an action against Citigroup in the Superior Court for the County of Mecklenburg in the State of North Carolina, captioned Mary Louise Guttmann v. Citigroup, Inc. The complaint sought a judgment declaring the exclusivity agreement between Citigroup and Wachovia to be unenforceable and an injunction restraining Citigroup from attempting to enforce the agreement. On October 10, 2008, following Citigroup’s announcement that it would no longer seek to enjoin the merger, the Guttman action was dismissed upon stipulation of all parties.

On October 8, 2008, a purported class action complaint captioned Irving Ehrenhaus v. John D. Baker, et al., was filed in the Superior Court for the County of Mecklenburg in the State of North Carolina. The complaint names as defendants Wachovia, Wells Fargo, and the directors of Wachovia. The complaint alleges that the Wachovia directors breached their fiduciary duties in approving the merger at an allegedly inadequate price, and that Wells Fargo aided and abetted the alleged breaches of fiduciary duty. The action seeks to enjoin the merger, or to recover compensatory or rescissory damages if the merger is consummated, as well as an award of attorneys’ fees and costs. Plaintiffs have asked the Court to order expedited discovery and to set a hearing date for a preliminary injunction motion to enjoin the shareholder vote and the closing of the transaction.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, attached to this document as Appendix A and is incorporated by reference into this document. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the Wachovia board of directors and the Wells Fargo board of directors has adopted the plan of merger contained in the merger agreement, which provides for the merger of Wachovia with and into Wells Fargo. Wells Fargo will be the surviving corporation in the merger. Each share of Wachovia common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Wachovia common stock held by Wachovia and Wells Fargo, will be converted into 0.1991 of a share of Wells Fargo common stock. If the number of shares of common stock of Wells Fargo changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the number of shares of Wells Fargo common stock into which each share of Wachovia common stock will be converted.

Wells Fargo will not issue any fractional shares of Wells Fargo common stock in the merger. Instead, a Wachovia shareholder who otherwise would have received a fraction of a share of Wells Fargo common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of Wells Fargo common stock to which the holder would otherwise be entitled by the average closing price of Wells Fargo common stock on the New York Stock Exchange over the five trading days immediately prior to the date on which the merger is completed.

At the effective time of the merger, Wells Fargo’s certificate of incorporation and Wells Fargo’s bylaws in effect immediately prior to the effective time will be the certificate of incorporation and bylaws, respectively, of the surviving corporation after completion of the merger until thereafter amended in accordance with their respective terms and applicable law. The merger agreement provides that Wells Fargo may change the structure of the merger provided that no such change will alter the amount or kind of merger consideration to be provided under the merger agreement or materially impede or delay completion of the merger.

Treatment of Wachovia Stock Options and Other Equity-Based Awards

Subject to applicable law, at the time of the merger, each option to purchase Wachovia common stock that is then outstanding and unexercised will be converted automatically into an option to buy Wells Fargo common stock, and Wells Fargo will assume each option to purchase Wachovia common stock subject to its terms except:

•	the number of Wells Fargo shares purchasable upon exercise of each Wachovia option will equal the number of Wachovia shares subject to the Wachovia option multiplied by the exchange ratio, rounded down to the nearest whole share; and

•	the per share exercise price of the converted Wells Fargo option will equal the per share exercise price of the Wachovia option divided by the exchange ratio, rounded up to the nearest cent.

At the time of the merger, other stock-based awards of Wachovia will be converted into a similar award of Wells Fargo with respect to Wells Fargo common stock generally on the same terms that applied to the Wachovia award except the number of shares of Wells Fargo common stock subject to the new Wells Fargo award will equal the number of shares of Wachovia common stock subject to the award multiplied by the exchange ratio, rounded down to the nearest whole share.

Treatment of Wachovia Preferred Stock

Upon completion of the merger, (i) each Wachovia DEP Share issued and outstanding immediately prior to completion of the merger will be automatically converted into one one-thousandth of a Wells Fargo DEP Share, (ii) each share of Wachovia Preferred Stock Series G, issued and outstanding immediately prior to completion of the merger will be automatically converted into one one-hundredth of a share of Wells Fargo Preferred Stock Series G, (iii) each share of Wachovia Preferred Stock Series H, issued and outstanding immediately prior to completion of the merger will be automatically converted into one one-hundredth of a share of Wells Fargo Preferred Stock Series H, (iv) each share of Wachovia Preferred Stock Series I, issued and outstanding immediately prior to completion of the merger will be automatically converted into one share of Wells Fargo Preferred Stock Series I, (v) each share of Wachovia Preferred Stock Series J, issued and outstanding immediately prior to completion of the merger will be automatically converted into one share of Wells Fargo Preferred Stock Series J, (vi) each share of Wachovia Preferred Stock Series K, issued and outstanding immediately prior to completion of the merger will be automatically converted into one share of Wells Fargo Preferred Stock Series K, and (vii) each share Wachovia Preferred Stock Series L, issued and outstanding immediately prior to the completion of the merger will be automatically converted into one share of Wells Fargo Preferred Stock Series L.

The terms of each share of the Wells Fargo Preferred Stock Series I, Wells Fargo Preferred Stock Series J, Wells Fargo Preferred Stock Series K, Wells Fargo Preferred Stock Series L and Wells Fargo Preferred Stock Series M will be substantially identical to the terms of one share of the corresponding series of Wachovia Class A Preferred Stock. The terms of each one one-thousandth of a Wells Fargo DEP Share will be substantially identical to the terms of one Wachovia DEP Share. The terms of each one one-hundredth of a share of Wells Fargo Preferred Stock Series G and one one-hundredth of a share of Wells Fargo Preferred Stock Series H will be substantially identical to the terms of one share of Wachovia Preferred Stock Series G and Wachovia Preferred Stock Series H, respectively. Any shares of Wachovia preferred stock as to which preferred shareholders have perfected their dissenters’ rights pursuant to North Carolina law will not be exchanged for New Wells Fargo Preferred Stock.

Each outstanding share of Wachovia Preferred Stock Series J is presently represented by depositary shares that are listed on the New York Stock Exchange and that represent a 1/40th interest in a share of Wachovia Preferred Stock Series J. The Wells Fargo Preferred Stock Series J will also be represented by depositary shares and listed on the New York Stock Exchange.

Holders of Wachovia preferred stock (except for the Series M Preferred Stock issued to Wells Fargo (which represents 39.9% of the total voting power of holders of Wachovia capital stock entitled to vote)) and Wachovia depositary shares are not entitled to vote on the plan of merger contained in the merger agreement or at the special meeting or the proposal to approve the adjustment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the plan of merger contained in the merger agreement.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the plan of merger contained in the merger agreement is approved by the requisite vote of Wachovia capital shareholders;

•	Wachovia and Wells Fargo obtain required regulatory approvals from the Federal Reserve, under the HSR Act and any other required regulatory approvals the failure of which to obtain would reasonably be expected to have a material adverse effect on either Wachovia or Wells Fargo; and

•	all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware. However, we may agree to a different time for completion of the merger and specify that time in the certificate of merger in accordance with Delaware law. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than the third business day following the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions specified in the merger agreement, or on another mutually agreed date.

Conversion of Shares; Exchange of Certificates

The conversion of Wachovia common stock into the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger, the exchange agent will exchange certificates or direct registration statements representing or evidencing shares of Wachovia common stock for the merger consideration to be received pursuant to the terms of the merger agreement. Wells Fargo Bank, N.A. will be the exchange agent.

Letter of Transmittal.  As soon as reasonably practicable after the completion of the merger, the exchange agent will mail a letter of transmittal to each record holder of Wachovia common stock at the effective time of the merger. This mailing will contain instructions on how to surrender Wachovia common stock certificates in exchange for direct registration statements indicating book-entry ownership of Wells Fargo common stock and a check in the amount of cash to be paid instead of fractional shares. If a holder of a Wachovia common stock certificate makes a special request, however, the exchange agent will issue to the requesting holder a Wells Fargo stock certificate in lieu of book-entry shares. When you deliver your Wachovia stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Wachovia stock certificates will be cancelled and you will receive direct registration statements indicating book-entry ownership of Wells Fargo common stock, or, if requested, stock certificates representing the number of full shares of Wells Fargo common stock to which you are entitled under the merger agreement. You also will receive a cash payment for any fractional shares of Wells Fargo common stock that would have been otherwise issuable to you as a result of the merger.

Holders of Wachovia common stock should not submit their Wachovia stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

If a certificate for Wachovia common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction and if reasonably required by Wells Fargo, the posting of a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates. After completion of the merger, there will be no further transfers on the stock transfer books of Wachovia, except as required to settle trades executed prior to the completion of the merger.

Withholding.  The exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any Wachovia shareholder the amounts the exchange agent is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions.  Until Wachovia common stock certificates are surrendered for exchange, any dividends or other distributions having a record date after the effective time of the merger with respect to the whole shares of Wells Fargo common stock into which shares of Wachovia common stock may have been converted will accrue but will not be paid. Wells Fargo will pay to former Wachovia shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Wachovia stock certificates. For example, if the merger is completed before a December record date for a dividend declared on Wells Fargo common stock, Wachovia’s shareholders would be entitled to receive this dividend on shares of Wells Fargo common stock they receive in respect of their shares of Wachovia common stock and hold on the dividend record date, but would only receive this amount after they have surrendered their Wachovia stock certificates in accordance with the exchange instructions they will receive.

Prior to the effective time of the merger, Wachovia and its subsidiaries may not, except with Wells Fargo’s prior written consent, declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock, other than:

•	dividends paid by any wholly owned subsidiaries of Wachovia to Wachovia or to any of Wachovia’s wholly owned subsidiaries;

•	regular quarterly dividends on Wachovia’s common stock at a rate no greater than the rate paid by Wachovia during the quarter ended September 30, 2008;

•	required dividends on Wachovia’s or its subsidiaries’ preferred stock;

•	required dividends on the common stock of any subsidiary that is a real estate investment trust; or

•	the distribution of rights under the Wachovia shareholder rights plan in connection with transactions other than the merger.

Representations and Warranties

Generally.  The merger agreement contains representations and warranties of Wachovia and Wells Fargo relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The obligations of each party to complete the merger requires that each of the other party’s representations as to corporate authority and power, absence of violations of organizational documents and brokers’ fees (and Wells Fargo’s representations about its capitalization) must be true and correct in all material respects and, in the case of Wells Fargo’s obligations, the completion of the merger also requires that Wachovia’s representations as to the nonoccurrence of a bankruptcy or insolvency event must be true and correct in all respects and that specific representations regarding Wachovia’s capitalization be true and correct except to a de minimis extent.

Material Adverse Effects.  Certain of Wachovia’s representations and warranties are qualified to the extent inaccuracies would not result in a material adverse effect on Wachovia. However, the truth and accuracy of these representations are not conditions to Wells Fargo’s obligation to complete the merger. In addition, Wachovia has not represented or warranted that no material adverse effect will have occurred prior to the closing of the merger, and the nonoccurrence of a material adverse effect with respect to Wachovia is not a condition to Wells Fargo’s obligation to complete the merger. It is a condition to Wells Fargo’s obligation to complete the merger that Wachovia’s representation as to the nonoccurrence of a bankruptcy or insolvency event of Wachovia or any if its significant subsidiaries be true and correct in all respects.

Scope.  Each of Wells Fargo and Wachovia has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, violations of, or breach under organizational documents, applicable law or other obligations as a result of the merger or entry into the merger agreement;

•	required governmental and other regulatory filings and consents;

•	the timely filing of reports with governmental entities;

•	financial statements, internal controls and accountants;

•	brokers’ fees payable in connection with the merger;

•	compliance with applicable laws;

•	knowledge of ability to obtain timely regulatory approvals; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Wachovia has made other representations and warranties about itself to Wells Fargo as to:

•	the nonoccurrence of any bankruptcy or insolvency event of Wachovia or any of its significant subsidiaries;

•	the inapplicability of state takeover laws; and

•	the receipt of opinions from its financial advisors.

The representations and warranties described above and included in the merger agreement were made by each of Wells Fargo and Wachovia to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Wells Fargo and Wachovia in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between Wells Fargo and Wachovia rather than to establish matters as facts. The merger agreement is described in, and included as an appendix to, this document only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Wachovia, Wells Fargo or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page [•].

Covenants and Agreements

Each of Wachovia and Wells Fargo has undertaken covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Wells Fargo and Wachovia agreed to (1) conduct its business in the ordinary course in all material respects, (2) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Wachovia or Wells Fargo to obtain any necessary regulatory approvals, perform its covenants or complete the merger. Wachovia also agrees that, with certain exceptions and except with Wells Fargo’s prior written consent, Wachovia will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	with limited exceptions, including as provided under the share exchange agreement, either (1) issue or sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or (2) permit any additional shares of its stock to become subject to new grants;

•	make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries, its regular quarterly dividend at the rate based on the preceding quarter, required preferred stock dividends, required dividends for real estate investment trust subsidiaries or the distribution of rights under Wachovia’s shareholder rights plan in connection with transactions other than the merger);

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business and as would not be, together with other such transactions, material to Wachovia and its subsidiaries taken as a whole;

•	with limited exceptions, acquire all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and as would not be, together with other such transactions, material to Wachovia and its subsidiaries taken as a whole and does not present a material risk that the completion of the merger will be materially delayed or that the required regulatory approvals will be more difficult to obtain;

•	amend its restated articles of incorporation or bylaws or similar governing documents of any significant subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or applicable regulatory accounting requirements;

•	except as required under applicable law or the terms of any Wachovia benefit plan, (1) increase the compensation or benefits of any current or former directors, officers, employees, consultants, independent contractors or other service providers, except for any increases in base salary of non-director and non-officer employees in the ordinary course of business consistent with past practice; (2) pay any current or former directors, officers, employees, consultants, independent contractors or other service providers any amounts not required by existing plans or agreements or increase any amounts payable to such persons; (3) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any current or former directors, officers, employees, consultants, independent contractors or other service providers (or newly hired employees); (4) accelerate the vesting or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any of Wachovia’s employee benefit plans; (5) cause the funding of any rabbi trust or similar arrangement or take any action to fund or secure the payment of compensation or benefits under any Wachovia benefit plan; or (6) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Wachovia benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by applicable law or generally accepted accounting principles;

•	take, or omit to take, any action that is reasonably likely to result in any of the conditions to the completion of the merger not being satisfied, except as may be required by applicable law, regulation or policies imposed by any governmental entity;

•	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business; or

•	agree to take or adopt any resolutions by the board of directors in support of any of the actions prohibited by the foregoing.

Wells Fargo agrees that, except with Wachovia’s prior written consent, Wells Fargo will not, among other things, undertake the following extraordinary actions:

•	amend any governing documents of Wells Fargo or its significant subsidiaries in a manner that would adversely affect Wachovia or its shareholders or the transactions contemplated by the merger agreement;

•	without limiting Wells Fargo’s ability to exercise its rights under the share exchange agreement and with respect to the Series M Preferred Stock, take, or omit to take, any action that is reasonably likely to result in any of the conditions to the merger failing to be satisfied, except as may be required by applicable law, regulation or policies imposed by any governmental entity; or

•	agree to take or adopt any resolutions by the board of directors in support of any of the actions prohibited by the foregoing.

The merger agreement also contains covenants relating to the preparation of this document and the holding of the special meeting of Wachovia shareholders, access to information of the other company,

authorization of listing of shares of Wells Fargo common stock on the New York Stock Exchange and public announcements with respect to the transactions contemplated by the merger agreement.

Reasonable Best Efforts of Wachovia to Obtain the Required Shareholder Vote

Wachovia has agreed to take all action necessary to convene a meeting of Wachovia shareholders as promptly as possible to consider and vote upon approval of the plan of merger contained in the merger agreement. The record date of the meeting will be determined with the prior approval of Wells Fargo and will be at least three business days after the closing of the transactions contemplated by the share exchange agreement (as described below). Wachovia’s board of directors will use its reasonable best efforts to obtain from Wachovia shareholders the requisite shareholder approval and adoption of the merger agreement, including by recommending that Wachovia shareholders approve the plan of merger contained in the merger agreement. However, if the Wachovia board of directors, after consultation with and based on the advice of counsel, determines in good faith that, because of a conflict of interest or other special circumstances, including the receipt of a Superior Proposal as described below, it would violate its fiduciary duties under applicable law by continuing to recommend the plan of merger contained in the merger agreement, then it may submit the plan of merger contained in the merger agreement to Wachovia shareholders without recommendation, in which event Wachovia’s board of directors may communicate the basis for its lack of a recommendation to the shareholders in the proxy statement to the extent required by law. However, the Wachovia board of directors may only withdraw their recommendation after giving Wells Fargo at least five business days to respond to any competing business combination proposal or other circumstances and then taking into account any amendment or modification to the merger agreement proposed by Wells Fargo.

Agreement Not to Solicit Other Offers

Wachovia also has agreed that it will not, and will cause its subsidiaries and their officers, directors, agents, advisors and affiliates not to:

•	initiate, solicit, encourage or knowingly facilitate inquiries or proposals for any Acquisition Proposal (as defined below);

•	engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; or

•	waive any provision of or amend the terms of the Wachovia shareholder rights plan, in respect of an Acquisition Proposal.

However, Wachovia, its subsidiaries and their officers, directors, agents, advisors and affiliates may furnish nonpublic information and participate in negotiations or discussions with respect to an unsolicited Acquisition Proposal that the Wachovia board of directors concludes in good faith is reasonably likely to constitute or result in a Superior Proposal (as defined below) if (1) Wachovia has first entered into a confidentiality agreement with the party proposing the Acquisition Proposal on terms no less favorable to Wachovia than Wachovia’s confidentiality agreement with Wells Fargo, (2) Wachovia provides to Wells Fargo any nonpublic information disclosed with respect to the Acquisition Proposal and not previously provided to Wells Fargo and (3) the Wachovia board of directors concludes in good faith (and based on the advice of counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law.

Wachovia has agreed:

•	to immediately cease or cause to be terminated any existing activities, discussions or negotiations with respect to any Acquisition Proposal, and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal;

•	to notify Wells Fargo promptly (within two business days) after it receives any Alternative Proposal and to provide Wells Fargo with relevant information regarding the Acquisition Proposal; and

•	to keep Wells Fargo apprised, on a current basis, of any related developments, discussions and negotiations with respect to such an Acquisition Proposal.

As used in the merger agreement, Acquisition Proposal means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Wachovia or any of its significant subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, Wachovia or any of its significant subsidiaries, other than the transactions contemplated by the merger agreement.

As used in the merger agreement, Superior Proposal means a written tender or exchange offer, proposal for a merger, consolidation or other business combination involving Wachovia or any of its significant subsidiaries or any proposal or offer to acquire in any manner 100% of the voting power in, or 100% of the fair market value of the business, assets or deposits of, Wachovia or any of its significant subsidiaries, other than the transactions contemplated by the merger agreement if the Wachovia board of directors concludes in good faith that it is more favorable from a financial point of view to Wachovia shareholders than the merger, (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of such transaction on its terms and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

Employee Matters

Following completion of the merger, Wells Fargo has agreed to maintain employee benefit plans and compensation opportunities for employees of Wachovia and its subsidiaries (who are employed on the closing date of the merger) that are substantially comparable, in the aggregate, to those made available to similarly situated employees of Wells Fargo and its subsidiaries. This obligation will also be satisfied if Wells Fargo provides continued coverage to these employees under Wachovia’s and its subsidiaries’ existing plans and compensation programs. In addition, Wells Fargo has agreed, to the extent any Wachovia employee becomes eligible to participate in Wells Fargo benefit plans following the merger:

•	to recognize each employee’s service with Wachovia prior to the completion of the merger for purposes of eligibility, participation, vesting and benefit accruals, in each case under the Wells Fargo plans to the same extent such service was recognized under comparable Wachovia plans prior to completion of the merger; except that such service will not be recognized (1) if it results in duplicate benefits for the same period of service and (2) for purposes of any plan under which similarly situated Wells Fargo employees do not receive credit for prior services.

•	to use reasonable best efforts to waive any exclusion for pre-existing conditions or eligibility waiting periods under any Wells Fargo health, dental, vision or other welfare plans, to the extent such limitation would have been waived or satisfied under a corresponding Wachovia plan in which such employee participated immediately prior to completion of the merger, and to recognize any health, dental or vision expenses incurred in the year in which the merger closes (or, if later, the year in which such employee is first eligible to participate) for purposes of applicable deductible and annual out-of-pocket expense requirements under any health, dental or vision plan of Wells Fargo.

Wells Fargo has agreed to honor each employment agreement and change in control agreement to which Wachovia is a party and Wachovia’s obligations under each deferred compensation plan or arrangement to which it is a party in accordance with its terms (as may be amended or terminated with the prior written consent of Wells Fargo). Wells Fargo has the right to amend or terminate Wachovia benefit plans to the extent permitted under the terms of such plans, and has no obligation to continue the employment of any Wachovia employee for any period following the merger.

Indemnification and Insurance

The merger agreement provides that after the merger is completed, Wells Fargo will, to the fullest extent permitted under applicable law, indemnify and hold harmless, and provide advancement of expenses to (to the fullest extent permitted under applicable law provided the person provides an understanding to repay the expenses if the person is ultimately not entitled to indemnification), each present and former director, officer and employee of Wachovia and its subsidiaries from liabilities arising out of or pertaining to matters existing or occurring at or before the completion of the merger, including the transactions contemplated by the merger agreement and the share exchange agreement.

The merger agreement requires Wells Fargo to provide, for six years after the merger is completed, director’s and officer’s liability insurance for the benefit of present and former officers and directors of Wachovia or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before completion of the merger, including the transactions contemplated by the merger agreement and the share exchange agreement, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such directors and officers as that coverage currently provided by Wachovia.

Conditions to the Merger

Wells Fargo’s and Wachovia’s respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

•	approval of the plan of merger contained in the merger agreement by Wachovia’s shareholders;

•	approval of the listing on the New York Stock Exchange of Wells Fargo capital stock to be issued in exchange for capital stock of Wachovia that is currently listed on the New York Stock Exchange, subject to official notice of issuance;

•	effectiveness of the registration statement of which this document is a part with respect to the Wells Fargo capital stock to be issued in the merger under the Securities Act, and the absence of any stop order suspending such effectiveness or proceedings initiated or threatened by the SEC for that purpose;

•	absence of any order, injunction or decree by any court or agency of competent jurisdiction or other law that prohibits or makes illegal completion of the transactions contemplated by the merger agreement;

•	performance of the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	all regulatory approvals from the Federal Reserve, under the HSR Act and any other required regulatory approvals, the failure of which to obtain would reasonably be expected to have a material adverse effect on Wells Fargo or Wachovia, in each case required to complete the transactions contemplated by the merger agreement, including the merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

•	receipt by Wells Fargo of an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, substantially to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•	receipt by Wachovia of an opinion from Sullivan & Cromwell LLP, dated the closing date of the merger, substantially to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

The obligations of each party to complete the merger require that each of the other party’s representations as to corporate authority and power, absence of violations of organizational documents and brokers’ fees (and Wells Fargo’s representations about its capitalization) must be true and correct in all material respects and, in the case of Wells Fargo’s obligations, the completion of the merger also requires that Wachovia’s representations as to the nonoccurrence of a bankruptcy or insolvency event must be true and correct in all respects and that specific representations regarding Wachovia’s capitalization be true and correct except to a de minimis extent.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent if authorized by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a court or other governmental entity (and the denial or prohibition is final and nonappealable);

•	if the merger has not been completed by October 3, 2009, unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

•	if there is a breach by the other party that would cause the failure of conditions to the terminating party’s obligation to close described above, unless the breach is capable of being, and is, cured within 60 days of notice of the breach; or

•	if approval of the plan of merger contained in merger agreement by Wachovia’s shareholders has not been obtained at a meeting of Wachovia’s shareholders held for such purpose.

In addition, Wells Fargo may terminate the merger agreement:

•	if Wachovia’s board of directors (1) submits the plan of merger to its shareholders without a recommendation for approval of the plan of merger contained in the merger agreement, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation, or (2) recommends to its shareholders an Acquisition Proposal other than the merger with Wells Fargo as contemplated by the merger agreement; or

•	if an order, injunction or decree issued by a governmental or self-regulatory entity that permanently enjoins or prohibits or makes illegal the issuance of shares of the Series M Preferred Stock to Wells Fargo or prevents Wells Fargo from voting such shares in favor of approving the plan of merger contained in the merger agreement at the special meeting becomes final and nonappealable.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Wells Fargo or Wachovia, except that (1) both Wells Fargo and Wachovia will remain liable for any knowing breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information and publicity restrictions.

Expenses and Fees

In general, each of Wells Fargo and Wachovia will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the merger, will be borne equally by Wachovia and Wells Fargo and the costs of any filing under the HSR Act will be borne by Wells Fargo.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their respective boards of directors or by written agreement. However, after any approval of the proposal to approve the plan of merger contained in the merger agreement by Wachovia’s shareholders, there may not be, without further approval of those shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.

At any time prior to completion of the merger, each of Wells Fargo and Wachovia, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

Share Exchange Agreement

On October 3, 2008, Wells Fargo and Wachovia, in connection with entering into the merger agreement, entered into a share exchange agreement, under which Wells Fargo agreed to purchase 10 newly issued shares of Wachovia Series M Preferred Stock, which vote together with Wachovia common stock as a single class and have voting rights equivalent to 39.9% of the total voting power of holders of Wachovia capital stock entitled to vote at the special meeting, in exchange for the issuance of 1,000 shares of Wells Fargo common stock to Wachovia.

Wells Fargo and Wachovia completed the transactions contemplated by the share exchange agreement on October 20, 2008.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Wells Fargo

Wells Fargo common stock is traded on the New York Stock Exchange under the symbol “WFC”. The following table shows the high and low reported intra-day sales prices per share of Wells Fargo common stock as reported by the New York Stock Exchange and the cash dividends declared per share:

	Sales Price Per Share		Cash Dividends
	High	Low	Per Share

2006
First Quarter	$65.51	$60.26	$0.26
Second Quarter	69.71	63.80	0.54	(1)
Third Quarter(2)	73.78	34.75	—	(1)
Fourth Quarter	36.99	34.90	0.28
2007
First Quarter	$36.64	$33.01	$0.28
Second Quarter	36.49	33.93	0.28
Third Quarter	37.99	32.66	0.31
Fourth Quarter	37.78	29.29	0.31
2008
First Quarter	$34.56	$24.38	$0.31
Second Quarter	32.40	23.46	0.31
Third Quarter	44.75	20.46	0.34
Fourth Quarter (through [•], 2008)	—	—	—

(1)	On April 25, 2006, Wells Fargo declared a cash dividend of $0.26 per share with a record date of May 5, 2006 and on June 27, 2006, Wells Fargo declared a cash dividend of $0.28 per share with a record date of August 4, 2006.

(2)	Wells Fargo effected a two-for-one stock split in the form of a 100% stock dividend distributed on August 11, 2006.

Wachovia

Wachovia common stock is traded on the New York Stock Exchange under the symbol “WB”. The following table shows the high and low reported intra-day sales prices per share of Wachovia common stock as reported by the New York Stock Exchange and the cash dividends declared per share:

	Sales Price Per Share		Cash Dividends
	High	Low	Per Share

2006
First Quarter	$57.86	$50.85	$0.51
Second Quarter	60.04	51.27	0.51
Third Quarter	56.85	52.20	0.56
Fourth Quarter	57.67	53.09	0.56
2007
First Quarter	$58.80	$53.39	$0.56
Second Quarter	56.90	50.84	0.56
Third Quarter	53.10	44.83	0.64
Fourth Quarter	45.02	36.69	0.64
2008
First Quarter	$40.22	$23.77	$0.64
Second Quarter	31.20	14.70	0.375
Third Quarter	19.71	0.75	0.05
Fourth Quarter (through [•] 2008)	—	—	—

Past price performance is not necessarily indicative of likely future performance. Because market prices of Wells Fargo and Wachovia common stock will fluctuate, you are urged to obtain current market prices for shares of Wells Fargo and Wachovia common stock.

THE COMPANIES

Wells Fargo

Wells Fargo is a diversified financial services company organized under the laws of the state of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act. Its businesses provide banking, insurance, investments, mortgages and consumer finance through stores, the Internet and other distribution channels across North America and elsewhere internationally. At September 30, 2008, Wells Fargo had assets of $622.4 billion, loans of $411.0 billion, deposits of $353.6 billion and stockholders’ equity of $47.0 billion. Based on assets, Wells Fargo was the seventh largest bank holding company in the United States. Wells Fargo common stock trades on the New York Stock Exchange under the symbol WFC.

Wells Fargo is a separate and distinct legal entity from its banking and other subsidiaries. Its principal source of funds to pay dividends on its capital stock and interest and principal on its debt is dividends from its subsidiaries. Various federal and state laws and regulations limit the amount of dividends Wells Fargo subsidiaries can pay to Wells Fargo without regulatory approval.

Wells Fargo expands its business in part by acquiring banking institutions and other companies that engage in activities that are financial in nature. Wells Fargo continues to explore opportunities to acquire banking and non-banking organizations as permitted for a financial holding company under the Bank Holding Company Act. It is not presently known whether, or on what terms, such discussions will result in future acquisitions. Wells Fargo policy is not to comment on such discussions or a possible acquisition until a definitive agreement with respect thereto has been signed.

Financial and other information about Wells Fargo is set forth in Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2007. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Wells Fargo, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference into Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2007, and Wells Fargo’s Proxy Statement for its 2008 Annual Meeting of Stockholders. See “Where You Can Find More Information” on page [•].

Information on the Internet website of Wells Fargo or any subsidiary of Wells Fargo is not part of this document, and you should not rely on that information in deciding how to vote on the proposal to approve the merger agreement.

Wells Fargo’s executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is 1-866-878-5865.

Wachovia

Wachovia was incorporated under the laws of North Carolina in 1967 and is registered as a financial holding company and a bank holding company under the Bank Holding Company Act.

Wachovia provides a wide range of commercial and retail banking and trust services through full-service banking offices in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Kansas, Maryland, Mississippi, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Washington, D.C. Wachovia’s primary banking affiliate, Wachovia Bank, National Association, operates a substantial majority of these banking offices, except those in Delaware, which are operated by Wachovia Bank of Delaware, National Association. Wachovia also provides various other financial services, including mortgage banking, investment banking, investment advisory, home equity lending, asset-based lending, leasing, insurance, international and securities brokerage services, through other subsidiaries. Wachovia’s retail securities brokerage business is conducted through Wachovia Securities, LLC, and operates in 50 states.

At September 30, 2008, Wachovia had assets of $764.4 billion, loans of $482.4 billion, deposits of $418.8 billion and stockholders’ equity of $50.0 billion. Based on assets, Wachovia is the sixth largest bank holding company in the United States. Wachovia common stock trades on the New York Stock Exchange under the symbol WB.

Financial and other information about Wachovia is set forth in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2007. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Wachovia, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference into Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2007, and Wachovia’s Proxy Statement for its 2008 Annual Meeting of Shareholders. See “Where You Can Find More Information” on page [•].

Information on the Internet website of Wachovia or any subsidiary of Wachovia is not part of this document, and you should not rely on that information in deciding how to vote on the proposal to approve the merger agreement.

Wachovia’s principal executive offices are located at 301 South College Street, Charlotte, North Carolina 28288-0013, and its telephone number is 1-704-374-6565.

WELLS FARGO CAPITAL STOCK

The following summary of the terms of Wells Fargo capital stock is not complete and is qualified by reference to Wells Fargo’s restated certificate of incorporation, as amended, including any certificates of designations for Wells Fargo preferred stock, and to Wells Fargo’s bylaws. You should read these documents for complete information on Wells Fargo capital stock. Wells Fargo’s restated certificate of incorporation, as amended, including the certificates of designations for Wells Fargo preferred stock, and Wells Fargo’s bylaws are incorporated by reference into this document.

Wells Fargo files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time Wells Fargo might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a current report on Form 8-K filed with the SEC. See “Where You Can Find More Information” on page [•].

General

Common Shares Authorized and Outstanding.  As of the date of this document, Wells Fargo was authorized to issue 6,000,000,000 shares of common stock, par value $1 2/3 per share. At September 30, 2008, Wells Fargo had issued 3,472,762,050 shares of common stock, of which 3,321,218,629 shares were outstanding and 151,543,421 shares were held as treasury shares.

Common Stock Dividends.  Holders of Wells Fargo common stock receive dividends if, when and as declared by Wells Fargo’s board of directors out of funds that Wells Fargo can legally use to pay dividends. Wells Fargo may pay dividends in cash, stock or other property. In some cases, holders of Wells Fargo common stock may not receive dividends until Wells Fargo has satisfied its obligations to holders of outstanding preferred stock. Other restrictions on Wells Fargo’s ability to pay dividends are described below under “— Restrictions on Payment of Dividends.”

Voting Rights.  Holders of Wells Fargo common stock have the exclusive right to vote on all matters presented to Wells Fargo stockholders unless Delaware law or the certificate of designations for an outstanding series of preferred stock gives the holders of that series of preferred stock the right to vote on certain matters. Each holder of Wells Fargo common stock is entitled to one vote per share. Holders of Wells Fargo common stock have no cumulative voting rights for the election of directors. Wells Fargo’s board of directors is not classified.

Other Rights.  If Wells Fargo voluntarily or involuntarily liquidates, dissolves or winds up its business, holders of its common stock will receive pro rata, according to shares held by them, any of Wells Fargo’s remaining assets available for distribution to stockholders after Wells Fargo has provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When Wells Fargo issues securities in the future, holders of Wells Fargo common stock have no preemptive rights with respect to those securities. This means the holders of Wells Fargo common stock have no right, as holders of Wells Fargo common stock, to buy any portion of those issued securities. Holders of Wells Fargo common stock have no rights to have their shares of common stock redeemed by Wells Fargo or to convert their shares of common stock into shares of any other class of Wells Fargo capital stock.

Listing.  Outstanding shares of Wells Fargo common stock are listed on the New York Stock Exchange under the symbol “WFC.” Wells Fargo Bank, National Association is the transfer agent and registrar for Wells Fargo common stock.

Fully Paid.  Outstanding shares of Wells Fargo common stock are fully paid and non assessable. This means the full purchase price for the shares has been paid and the holders of the shares will not be assessed any additional amounts for the shares.

Restrictions on Payment of Dividends

Wells Fargo is incorporated in Delaware and is governed by the Delaware General Corporation Law (DGCL). Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, Wells Fargo cannot pay dividends out of net profits if, after it pays the dividend, its capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

As a bank holding company, Wells Fargo’s ability to pay dividends is affected by the ability of its bank and non-bank subsidiaries to pay dividends to it. Various federal laws limit the amount of dividends Wells Fargo’s national bank subsidiaries can pay to it without regulatory approval. State-chartered banks are subject to state regulations that limit dividends.

Pursuant to a Letter Agreement and related Securities Purchase Agreement dated October 26, 2008 between Wells Fargo and the United States Department of the Treasury, prior to October 28, 2011 Wells Fargo is prohibited, without the consent of the Department of the Treasury, from declaring or paying any dividend or making any distribution on its common stock, other than regular quarterly cash dividends not exceeding $0.34 per share of common stock and dividends payable only in shares of its common stock, unless prior to October 28, 2011 the shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series D which Wells Fargo issued to the Department of the Treasury under the Securities Purchase Agreement have been redeemed in whole or the Department of the Treasury has transferred all of that preferred stock to third parties.

Restrictions on Ownership of Wells Fargo Common Stock

The Bank Holding Company Act requires any “bank holding company” (as defined in that Act) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of Wells Fargo’s outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of Wells Fargo’s outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of Wells Fargo’s outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Anti-takeover Provisions in the Restated Certificate of Incorporation and Bylaws

Certain provisions of Wells Fargo’s restated certificate of incorporation, as amended, could make it less likely that Wells Fargo management would be changed or someone would acquire voting control of Wells Fargo without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow stockholders to receive premiums over the market price of their common stock.

Preferred Stock.  Wells Fargo’s board of directors can at any time, under Wells Fargo’s restated certificate of incorporation, as amended, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Wells Fargo through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Wells Fargo management could stop a takeover by preventing the person trying to take control of Wells Fargo from acquiring enough voting shares to take control.

Rights Plan.  Although Wells Fargo does not have a stockholder rights plan (commonly referred to as a “poison pill”) as of the date of this document, under Delaware law, Wells Fargo’s board of directors can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by Wells Fargo’s board of directors.

Amendment of Bylaws.  Under Wells Fargo’s bylaws, the Wells Fargo board of directors can adopt, amend or repeal the bylaws, subject to limitations under the DGCL, or as provided in the bylaws. Wells Fargo stockholders also have the power to change or repeal Wells Fargo’s bylaws.

Preferred Stock

As of the date of this document, Wells Fargo was authorized to issue, without further stockholder approval, 24,000,000 shares of preferred stock, consisting of 20,000,000 shares of preferred stock without par value and 4,000,000 shares of preference stock without par value, including shares already issued or reserved for issuance. At September 30, 2008, Wells Fargo had 625,444 shares of preferred stock issued and outstanding. Wells Fargo had not issued any shares of preference stock as of September 30, 2008. In this description of Wells Fargo capital stock, “preferred stock” means preferred stock and preference stock unless the context indicates otherwise.

Wells Fargo’s board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series, all without any vote or other action on the part of the holders of Wells Fargo common stock. Wells Fargo can issue shares of preferred stock at any time in any amount (including fractional shares), provided that not more than 24,000,000 shares of preferred stock are outstanding at any one time.

Shares of Wells Fargo common stock are subject to the rights of holders of Wells Fargo preferred stock. Wells Fargo preferred stockholders are entitled to payment of dividends on their preferred stock before Wells Fargo can pay dividends on Wells Fargo common stock. If Wells Fargo voluntarily or involuntarily liquidates, dissolves or winds up its business, its preferred stockholders are entitled to receive, out of any assets remaining for distribution to stockholders, all accrued and unpaid dividends on their preferred stock and any liquidation preference for their preferred stock before holders of Wells Fargo common stock receive any distribution of assets with respect to their common stock.

ESOP Preferred Stock.  There are 10 series of ESOP preferred stock outstanding, issued in each of the years from 1999 through 2008, representing an aggregate of 3,037,700 authorized shares of preferred stock and 625,444 outstanding shares of preferred stock. The ESOP preferred stock has a stated value of $1,000.00 per share and provides for cumulative quarterly dividends at a rate that varies depending on its year of issuance and on the Current Market Price, as that term is used in the certificate of designations for the applicable series of ESOP preferred stock, of one share of common stock as of a fixed trading date as compared with certain target prices for one share of common stock specified in the applicable certificate of designations. All outstanding shares of ESOP preferred stock are held of record by a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan (the “Plan”). The ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

•	$1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

•	the “Fair Market Value” per share of ESOP preferred stock, as that term is used in the certificate of designations for the applicable series of ESOP preferred stock, on the date fixed for redemption.

The ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable “Conversion Price,” as that term is used in the certificate of designations for the applicable series of ESOP preferred stock, when:

•	the ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

•	when record ownership of the shares of the ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

Except as required by law, the holders of ESOP preferred stock are not entitled to vote, except under the limited circumstances. The ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the ESOP preferred stock.

PPS Preferred Stock.  In connection with the issuance of preferred purchase securities by Wells Fargo and wholly owned trust subsidiaries of Wells Fargo, Wells Fargo has designated two series of preferred stock, consisting of 25,001 designated shares of Non-Cumulative Perpetual Preferred Stock, Series A (Series A Preferred Stock) and 17,501 designated shares of Non-Cumulative Perpetual Preferred Stock, Series B (Series B Preferred Stock), expected to be issued pursuant to stock purchase contracts in the future to the trusts as part of the preferred purchase securities offerings. When issued, the PPS preferred stock will have a fixed liquidation preference of $100,000 per share. If Wells Fargo liquidates, dissolves or winds up its affairs, holders of PPS preferred stock will be entitled to receive, out of Wells Fargo’s assets available for distribution to stockholders, an amount per share equal to the liquidation preference per share. The Preferred Stock will not be convertible into Wells Fargo common stock or any other class or series of Wells Fargo securities and will not be subject to any sinking fund or any other obligation of Wells Fargo for their repurchase or retirement.

Dividends on shares of PPS preferred stock will not be mandatory. Holders of the PPS preferred stock, in preference to the holders of Wells Fargo common stock and of any other shares of Wells Fargo stock ranking junior to the PPS preferred stock as to payment of dividends, will be entitled to receive, only when, as and if declared by the Wells Fargo board of directors, out of assets legally available for payment, cash dividends. These dividends will be payable as follows:

•	on the Series A Preferred Stock (a) if it is issued prior to March 26, 2013, semi-annually at a rate per annum equal to 7.70% until March 2013, and (b) thereafter, quarterly at a rate per annum that will be reset quarterly equal to the three-month LIBOR plus 3.89%, applied to the $100,000 liquidation preference per share; and

•	on the Series B Preferred Stock (a) if it is issued prior to September 26, 2013, semi-annually at a rate per annum equal to 9.75% until September 2013, and (b) thereafter, quarterly at a rate per annum that will be reset quarterly equal to the three-month LIBOR plus 5.83%, applied to the $100,000 liquidation preference per share.

The Series A Preferred Stock may not be redeemed prior to the later of March 26, 2013 and the Stock Purchase Date, as used in the certificate of designations for the Series A Preferred Stock. The Series B Preferred Stock may not be redeemed prior to the later of September 26, 2013 and the Stock Purchase Date, as used in the certificate of designations for the Series B Preferred Stock. On the applicable date or on any subsequent dividend payment date, subject to limitations referenced below, the PPS preferred stock may be redeemed, in whole or in part, at Wells Fargo’s option. Any such redemption will be at a cash redemption price of $100,000 per share, plus an amount equal to any declared and unpaid dividends, without regard to any undeclared dividends. Holders of PPS preferred stock will have no right to require the redemption or repurchase of the PPS preferred stock.

Wells Fargo’s right to redeem the PPS preferred stock once issued is subject to the prior approval of the Federal Reserve and certain other contractual obligations set forth in a replacement capital covenant entered into by Wells Fargo at the time the preferred purchase securities were issued.

Except as required by law, the holders of PPS preferred stock are not entitled to vote, except under the limited circumstances. The PPS preferred stock does not have preemptive rights.

Series D Preferred Stock.  Pursuant to a Letter Agreement and related Securities Purchase Agreement dated October 26, 2008 (Securities Purchase Agreements), Wells Fargo issued to the United States Department of the Treasury 25,000 shares of Wells Fargo’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D without par value, having a liquidation amount per share equal to $1,000,000, for a total price of $25 billion.

The preferred securities pay cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. Wells Fargo may not redeem the Series D Preferred Stock during the first three years except with the proceeds from a “qualified equity offering,” which generally refers to an offering of common stock and/or perpetual preferred stock which qualifies as tier 1 capital for us at the time of issuance, with certain exceptions. After three years, Wells Fargo may, at its option, subject to any necessary bank regulatory approval, redeem the Series D Preferred Stock at par value plus accrued and unpaid dividends. The Series D Preferred Stock is generally non-voting. Prior to October 28, 2011, unless Wells Fargo has redeemed the Series D Preferred Stock or the Department of the Treasury has transferred all of the Series D Preferred Stock to third parties, the consent of the Department of the Treasury will be required for Wells Fargo to declare or pay any dividend or make any distribution on Wells Fargo’s common stock, other than regular quarterly cash dividends not exceeding $0.34 or dividends payable only in shares of its common stock, or repurchase our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Securities Purchase Agreements.

New Wells Fargo Preferred Stock to be Issued in the Merger

The following summary of the terms and provisions of the New Wells Fargo Preferred Stock is not complete and is qualified in its entirety by reference to the pertinent sections of the certificates of designation of each series of New Wells Fargo Preferred Stock.

Upon completion of the merger, (i) each Wachovia DEP Share issued and outstanding immediately prior to completion of the merger will be automatically converted into one one-thousandth of a Wells Fargo DEP Share, (ii) each share of Wachovia Preferred Stock Series G, issued and outstanding immediately prior to completion of the merger will be automatically converted into one one-hundredth of a share of Wells Fargo Preferred Stock Series G, (iii) each share of Wachovia Preferred Stock Series H, issued and outstanding immediately prior to completion of the merger will be automatically converted into one one-hundredth of a share of Wells Fargo Preferred Stock Series H, (iv) each share of Wachovia Preferred Stock Series I, issued and outstanding immediately prior to completion of the merger will be automatically converted into one share of Wells Fargo Preferred Stock Series I, (v) each share of Wachovia Preferred Stock Series J, issued and outstanding immediately prior to completion of the merger will be automatically converted into one share of Wells Fargo Preferred Stock Series J, (vi) each share of Wachovia Preferred Stock Series K, issued and outstanding immediately prior to completion of the merger will be automatically converted into one share of Wells Fargo Preferred Stock Series K, and (vii) each share Wachovia Preferred Stock Series L, issued and outstanding immediately prior to the completion of the merger will be automatically converted into one share of Wells Fargo Preferred Stock Series L.

Wells Fargo’s Dividend Equalization Preferred Shares, no par value

Rank.  With regard to distributions upon liquidation or dissolution, the Wells Fargo DEP Shares will rank junior to any other class or series of Wells Fargo preferred stock issued in exchange for preferred stock established by the Wachovia board of directors after September 1, 2001 and will rank senior to the common stock for the $10.00 liquidation preference described below.

Dividends.  Holders of Wells Fargo DEP Shares will not be entitled to receive any dividends.

Redemption.  The Wells Fargo DEP Shares will not be convertible or exchangeable. The Wells Fargo DEP Shares will be redeemable, in whole or in part, at Wells Fargo’s option after December 31, 2021, for an amount equal to $10.00 per Wells Fargo DEP Share (or $0.01 per one one-thousandth of a Wells Fargo DEP Share, which is equivalent to the redemption price for the Wachovia DEP Shares). Wells Fargo must provide no less than 30 and no more than 60 days notice prior to any date specified for redemption of Wells Fargo DEP Shares. If Wells Fargo redeems less than all outstanding Wells Fargo DEP Shares, then Wells Fargo must redeem all shares held by holders of fewer than one-tenth of a share, or by holders that would hold fewer than one-tenth of a share following the redemption.

Rights Upon Liquidation.  In the event of liquidation, holders of Wells Fargo DEP Shares will be entitled to receive, before any distribution is made to the holders of common stock or any other junior stock, but after any distribution to any other class or series of Wells Fargo preferred stock issued in exchange for preferred stock established by the Wachovia board of directors after September 1, 2001, an amount equal to $10.00 per Wells Fargo DEP Share. The holders of Wells Fargo DEP Shares will have no other right or claim to any of the remaining assets of the company. Each one one-thousandth of a Wells Fargo DEP Share will have a corresponding liquidation preference of $0.01, which is equivalent to the liquidation preference of the Wachovia DEP Shares.

Voting.  Holders of Wells Fargo DEP Shares will not have voting rights, except those required by applicable law or the rules of a securities exchange on which the Wells Fargo DEP Shares may be listed. Wells Fargo does not presently intend to list the Wells Fargo DEP Shares with any securities exchange. The Wachovia DEP Shares are currently traded on the over-the-counter Bulletin Board.

Wells Fargo’s Class A Preferred Stock, Series G, no par value

General.  Wells Fargo Preferred Stock Series G will be issuable in exchange for Series A Preferred Securities issued by Wachovia Preferred Funding Corp., an indirect subsidiary of Wachovia, only at the direction of the Office of the Comptroller of the Currency under the following specified circumstances:

•	Wachovia Bank, National Association becomes undercapitalized under the OCC’s “prompt corrective action” regulations, or

•	Wachovia Bank is placed into conservatorship or receivership, or

•	the OCC, in its sole discretion, anticipates that Wachovia Bank may become undercapitalized in the near term, or takes supervisory action that limits the payment of dividends by Wachovia Preferred Funding Corp. and in connection therewith directs an exchange.

The Wells Fargo Preferred Stock Series G, if and when issued, will be represented by depositary shares of Wells Fargo, each representing one six-hundredth of a share of Wells Fargo Preferred Stock Series G. If and when issued, Wells Fargo’s depositary shares will be validly issued, fully paid, and non-assessable. The holders of the Wells Fargo Preferred Stock Series G will have no preemptive rights with respect to any shares of Wells Fargo’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The Wells Fargo Preferred Stock Series G will be perpetual and will not be convertible into shares of Wells Fargo common stock or any other class or series of its capital stock, and will not be subject to any sinking fund or other obligation for their repurchase or retirement.

Rank.  The Wells Fargo Preferred Stock Series G would rank senior to its common stock and to any other securities which Wells Fargo may issue in the future that are subordinate to the Wells Fargo Preferred Stock Series G. Wells Fargo may authorize and issue additional shares of preferred stock that may rank junior to, on parity with or senior to the Wells Fargo Preferred Stock Series G as to dividend rights and rights upon liquidation, winding up, or dissolution without the consent of the holders of the Wells Fargo Preferred Stock Series G.

Dividends.  Holders of the Wells Fargo Preferred Stock Series G will be entitled to receive, if, when, and as declared by its board of directors out of legally available assets, non-cumulative cash dividends at the rate of 7.25% per annum of the liquidation preference, which will be $15,000.00 per share of the Wells Fargo Preferred Stock Series G. Holders of depositary shares will receive one six-hundredth of any such dividend and one six-hundredth of any such liquidation preference. If authorized and declared, dividends on the Wells Fargo Preferred Stock Series G will be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day without interest, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day. Wells Fargo refers to each such quarter of a calendar year as a “dividend period”. Dividends in each quarterly period will accrue from the first day of such period. The record date for payment of dividends on the Wells Fargo Preferred Stock Series G and Wells Fargo’s depositary shares will be the

15th calendar day of the last calendar month of the applicable dividend period. No interest will be paid on any dividend payment of depositary shares representing the Wells Fargo Preferred Stock Series G.

The right of holders of the Wells Fargo Preferred Stock Series G to receive dividends will be non-cumulative. If Wells Fargo’s board of directors does not declare a dividend on the Wells Fargo Preferred Stock Series G or declares less than a full dividend in respect of any dividend period, the holders of the Wells Fargo Preferred Stock Series G will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and Wells Fargo will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Wells Fargo Preferred Stock Series G or Wells Fargo’s common stock or any other class or series of Wells Fargo’s preferred stock.

Unless full dividend payments on the Wells Fargo Preferred Stock Series G have been declared and paid for the immediately preceding dividend period: no cash dividend or distribution may be paid by Wells Fargo on stock junior to the Wells Fargo Preferred Stock Series G, other than distributions or dividends payable in such junior stock, no such junior stock may be redeemed by Wells Fargo for any consideration, and no monies shall be paid by Wells Fargo or made available for a sinking fund for the redemption of such junior stock.

Redemption.  Except for certain limited circumstances described below, the Wells Fargo Preferred Stock Series G will not be redeemable prior to December 31, 2022. On or after such date, Wells Fargo may redeem the Wells Fargo Preferred Stock Series G for cash, in whole or in part, at any time and from time to time at its option at the redemption price of $15,000.00 per share, plus authorized, declared and unpaid dividends for the current dividend period, if any, to the date of redemption. Prior to December 31, 2022, the Wells Fargo Preferred Stock Series G may be redeemed in whole, but not in part, at the redemption price of $15,000.00 per share, plus authorized, declared and unpaid dividends for the current dividend period, if any, to the date of redemption, at Wells Fargo’s discretion in the event that Wells Fargo receives a letter or opinion of counsel which states that there is a significant risk that the Wells Fargo Preferred Stock Series G will no longer constitute Tier 1 capital of Wells Fargo for purposes of the capital adequacy guidelines or policies of the Federal Reserve as a result of any changes in applicable laws, related regulations, official interpretations or policies, any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations. For redemptions after December 31, 2022, if Wells Fargo’s board of directors determines that Wells Fargo should redeem fewer than all of the outstanding Wells Fargo Preferred Stock Series G, the securities to be redeemed will be determined by lot, pro rata, or by such other method as Wells Fargo’s board of directors in its sole discretion determines to be equitable.

Dividends will cease to accrue on the Wells Fargo Preferred Stock Series G called for redemption on and as of the date fixed for redemption and such Wells Fargo Preferred Stock Series G will be deemed to cease to be outstanding, provided, that the redemption price, including any authorized and declared but unpaid dividends for the current dividend period, if any, to the date fixed for redemption, has been duly paid or provision has been made for such payment. Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of the Wells Fargo Preferred Stock Series G to be redeemed at such holder’s registered address.

Rights upon Liquidation.  In the event Wells Fargo voluntarily or involuntarily liquidates, dissolves, or winds up, the holders of the Wells Fargo Preferred Stock Series G at the time outstanding will be entitled to receive liquidating distributions in the amount of $15,000.00 per share, or $25.00 per depositary share representing a one-six hundredth interest in the Wells Fargo Preferred Stock Series G, plus any authorized, declared, and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wells Fargo’s assets legally available for distribution to its shareholders, before any distribution of assets is made to holders of Wells Fargo’s common stock or any securities ranking junior to the Wells Fargo Preferred Stock Series G and subject to the rights of the holders of any class or series of securities ranking senior to or on a parity with the Wells Fargo Preferred Stock Series G upon liquidation and the rights of its depositors and or series of securities ranking senior to or on a parity with the Wells Fargo Preferred Stock Series G upon liquidation and the rights of its depositors and creditors.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Wells Fargo Preferred Stock Series G will have no right or claim to any of Wells Fargo’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, Wells Fargo’s available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Wells Fargo Preferred Stock Series G and the corresponding amounts payable on any other securities of equal ranking, then the holders of the Wells Fargo Preferred Stock Series G and any other securities of equal ranking will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, Wells Fargo’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into it, or the sale of all or substantially all of Wells Fargo’s property or business, will not be deemed to constitute its liquidation, dissolution, or winding up.

Voting Rights.  Holders of the Wells Fargo Preferred Stock Series G will not have any voting rights, except as required by law, and will not be entitled to elect any directors.

Description of the Wells Fargo Series G Depositary Shares

General.  Each Wells Fargo Series G depositary share will represent a one six-hundredth interest in one share of Wells Fargo Preferred Stock Series G. The depositary shares will be evidenced by depositary receipts. The shares of Wells Fargo Preferred Stock Series G underlying the depositary shares will, upon issuance, be deposited with Wachovia Bank, N.A., as depositary, under a deposit agreement between Wells Fargo, the depositary and all holders from time to time of depositary receipts issued by the depositary thereunder. Wells Fargo does not intend to list or quote the depositary shares or the Wells Fargo Preferred Stock Series G on any national securities exchange or national quotation system. Accordingly, there will be no public trading market for the depositary shares or the Wells Fargo Preferred Stock Series G.

Subject to the terms of the deposit agreement, each owner of depositary shares will be entitled, through the depositary, to all the rights, preferences and privileges of a fractional share of the Wells Fargo Preferred Stock Series G.

The depositary will act as transfer agent and registrar and paying agent with respect to the depositary shares.

The depositary’s office at which the depositary receipts will be administered is located at One Wachovia Center, Charlotte, North Carolina 28288.

Depositary shares may be held either directly or indirectly through a broker or other financial institution. If you hold depositary shares directly, by having depositary shares registered in your name on the books of the depositary, you are a depositary receipt holder. If you hold the depositary shares through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of a depositary receipt holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions.  The depositary will distribute all cash dividends, dividends paid in depositary shares representing fully paid and non-assessable shares of Wells Fargo Preferred Stock Series G or other cash distributions received in respect of the Wells Fargo Preferred Stock Series G to the record holders of depositary shares representing such Wells Fargo Preferred Stock Series G in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, after consultation with Wells Fargo, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares.  If the Wells Fargo Preferred Stock Series G underlying the depositary shares are redeemed, the depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption, in whole or in part, of such Wells Fargo Preferred Stock Series G held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such Wells Fargo Preferred Stock Series G. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, in Wells Fargo’s sole discretion.

After the date fixed for redemption (which will be the same date as the redemption date, if any, for the Wells Fargo Preferred Stock Series G), the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such depositary shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such depositary shares.

Wells Fargo’s Class A Preferred Stock, Series H, no par value

General.  Wells Fargo Preferred Stock Series H will be issuable in exchange for Series B Preferred Securities issued by Wachovia Preferred Funding Corp., an indirect subsidiary of Wachovia, only at the direction of the Office of the Comptroller of the Currency under the following specified circumstances:

•	Wachovia Bank, National Association becomes undercapitalized under the OCC’s “prompt corrective action” regulations, or

•	Wachovia Bank is placed into conservatorship or receivership, or

•	the OCC, in its sole discretion, anticipates that Wachovia Bank may become undercapitalized in the near term, or takes supervisory action that limits the payment of dividends by Wachovia Preferred Funding Corp. and in connection therewith directs an exchange.

As of the date of this proxy statement-prospectus, all of the Series B Preferred Securities issued by Wachovia Preferred Funding Corp. are owned by Wachovia Preferred Funding Corp.

The Wells Fargo Preferred Stock Series H, if and when issued, will be represented by depositary shares of Wells Fargo, each representing one eight-hundredth of a share of Wells Fargo Preferred Stock Series H. If and when issued, Wells Fargo’s depositary shares will be validly issued, fully paid, and non-assessable. The holders of the Wells Fargo Preferred Stock Series H will have no preemptive rights with respect to any shares of Wells Fargo’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The Wells Fargo Preferred Stock Series H will be perpetual and will not be convertible into shares of Wells Fargo common stock or any other class or series of its capital stock, and will not be subject to any sinking fund or other obligation for their repurchase or retirement.

Rank.  The Wells Fargo Preferred Stock Series H would rank senior to its common stock and to any other securities which Wells Fargo may issue in the future that are subordinate to the Wells Fargo Preferred Stock Series H. Wells Fargo may authorize and issue additional shares of preferred stock that may rank junior to, on parity with or senior to the Wells Fargo Preferred Stock Series H as to dividend rights and rights upon liquidation, winding up, or dissolution without the consent of the holders of the Wells Fargo Preferred Stock Series H.

Dividends.  Holders of the Wells Fargo Preferred Stock Series H will be entitled to receive, if, when, and as declared by its board of directors out of legally available assets, non-cumulative cash dividends at (i) a floating rate per annum equal to 1.83% plus the three month LIBOR rate for the related dividend period or (ii) following any transfer through an initial public offering, private placement or otherwise to any party who is not affiliated with Wachovia of the Wachovia Preferred Funding Corp. Series B Preferred Securities, a fixed rate per annum equal to 1.83% plus the applicable three month LIBOR rate at the time of the initial transfer, in each case expressed as a percentage of the liquidation preference, which will be $20,000.00 per share of the Wells Fargo Preferred Stock Series H. Holders of depositary shares will receive one eight-hundredth of any such dividend and one eight-hundredth of any such liquidation preference. If authorized and declared, dividends on the Wells Fargo Preferred Stock Series H will be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day without interest, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day. Wells Fargo refers to each such quarter of a calendar year as a “dividend period”. Dividends in each quarterly period will accrue from the first day of such period. The record date for payment of dividends on the Wells Fargo Preferred Stock Series H and Wells Fargo’s depositary shares will be the 15th calendar day of the last calendar month of the applicable dividend period. No interest will be paid on any dividend payment of depositary shares representing the Wells Fargo Preferred Stock Series H.

The right of holders of the Wells Fargo Preferred Stock Series H to receive dividends will be non-cumulative. If Wells Fargo’s board of directors does not declare a dividend on the Wells Fargo Preferred Stock Series H or declares less than a full dividend in respect of any dividend period, the holders of the Wells Fargo Preferred Stock Series H will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and Wells Fargo will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Wells Fargo Preferred Stock Series H or Wells Fargo’s common stock or any other class or series of Wells Fargo’s preferred stock.

Unless full dividend payments on the Wells Fargo Preferred Stock Series H have been declared and paid for the immediately preceding dividend period: no cash dividend or distribution may be paid by Wells Fargo on stock junior to the Wells Fargo Preferred Stock Series H, other than distributions or dividends payable in such junior stock, no such junior stock may be redeemed by Wells Fargo for any consideration, and no monies shall be paid by Wells Fargo or made available for a sinking fund for the redemption of such junior stock.

Redemption.  Subject to the prior approval of the OCC, Wells Fargo may redeem the Wells Fargo Preferred Stock Series H for cash, in whole or in part, at any time and from time to time at its option at the redemption price of $20,000.00 per share, plus authorized, declared and unpaid dividends for the current dividend period, if any, to the date of redemption.

Rights upon Liquidation.  In the event Wells Fargo voluntarily or involuntarily liquidates, dissolves, or winds up, the holders of the Wells Fargo Preferred Stock Series H at the time outstanding will be entitled to receive liquidating distributions in the amount of $20,000.00 per share, or $25.00 per depositary share representing a one-eight hundredth interest in the Wells Fargo Preferred Stock Series H, plus any authorized, declared, and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wells Fargo’s assets legally available for distribution to its shareholders, before any distribution of assets is made to holders of Wells Fargo’s common stock or any securities ranking junior to the Wells Fargo Preferred Stock Series H and subject to the rights of the holders of any class or series of securities ranking senior to or on a parity with the Wells Fargo Preferred Stock Series H upon liquidation and the rights of its depositors and or series of securities ranking senior to or on a parity with the Wells Fargo Preferred Stock Series H upon liquidation and the rights of its depositors and creditors.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Wells Fargo Preferred Stock Series H will have no right or claim to any of Wells Fargo’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, Wells Fargo’s available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Wells Fargo Preferred Stock Series H and the corresponding amounts payable on any other securities of equal ranking, then the holders of the Wells Fargo Preferred Stock Series H and any other securities of equal ranking will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, Wells Fargo’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into it, or the sale of all or substantially all of Wells Fargo’s property or business, will not be deemed to constitute its liquidation, dissolution, or winding up.

Voting Rights.  Holders of the Wells Fargo Preferred Stock Series H will not have any voting rights, except as required by law, and will not be entitled to elect any directors.

Description of the Wells Fargo Series H Depositary Shares

General.  Each Wells Fargo Series H depositary share will represent a one eight-hundredth interest in one share of Wells Fargo Preferred Stock Series H. The depositary shares will be evidenced by depositary receipts. The shares of Wells Fargo Preferred Stock Series H underlying the depositary shares will, upon issuance, be deposited with Wachovia Bank, N.A., as depositary, under a deposit agreement between Wells Fargo, the depositary and all holders from time to time of depositary receipts issued by the depositary thereunder. Wells Fargo does not intend to list or quote the depositary shares or the Wells Fargo Preferred Stock Series H on any national securities exchange or national quotation system. Accordingly, there will be no public trading market for the depositary shares or the Wells Fargo Preferred Stock Series H.

Subject to the terms of the deposit agreement, each owner of depositary shares will be entitled, through the depositary, to all the rights, preferences and privileges of a fractional share of the Wells Fargo Preferred Stock Series H.

The depositary will act as transfer agent and registrar and paying agent with respect to the depositary shares.

The depositary’s office at which the depositary receipts will be administered is located at One Wachovia Center, Charlotte, North Carolina 28288.

Depositary shares may be held either directly or indirectly through a broker or other financial institution. If you hold depositary shares directly, by having depositary shares registered in your name on the books of the depositary, you are a depositary receipt holder. If you hold the depositary shares through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of a depositary receipt holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions.  The depositary will distribute all cash dividends, dividends paid in depositary shares representing fully paid and non-assessable shares of Wells Fargo Preferred Stock Series H or other cash distributions received in respect of the Wells Fargo Preferred Stock Series H to the record holders of depositary shares representing such Wells Fargo Preferred Stock Series H in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, after consultation with Wells Fargo, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares.  If the Wells Fargo Preferred Stock Series H underlying the depositary shares are redeemed, the depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption, in whole or in part, of such Wells Fargo Preferred Stock Series H held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such Wells Fargo Preferred Stock Series H. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, in Wells Fargo’s sole discretion.

After the date fixed for redemption (which will be the same date as the redemption date, if any, for the Wells Fargo Preferred Stock Series H), the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such depositary shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such depositary shares.

Wells Fargo’s Class A Preferred Stock, Series I, no par value

General.  Wachovia Capital Trust III, a Delaware statutory trust, has issued 5.80% Fixed-to-Floating Rate Normal Wachovia Income Trust Securities (WITS) which are guaranteed by Wachovia. The WITS include 1/100th interests in stock purchase contracts between the trust and Wachovia under which the trust agreed to purchase, and Wachovia agreed to sell, shares of Wachovia Preferred Stock Series I. The sale and purchase date is expected to be March 15, 2011 but may in certain circumstances be an earlier date or be deferred for quarterly periods until as late as March 15, 2012.

Rank.  The Wells Fargo Preferred Stock Series I will rank senior to Wells Fargo’s common stock and to any other securities that Wells Fargo may issue in the future that are subordinate to the Wells Fargo Preferred Stock Series I. Wells Fargo may authorize and issue additional shares of preferred stock that may rank junior to, on parity with or senior to the Wells Fargo Preferred Stock Series I as to dividend rights and rights upon liquidation, winding-up, or dissolution without the consent of the holders of the Wells Fargo Preferred Stock Series I.

Dividends.  Dividends on shares of Wells Fargo Preferred Stock Series I will not be mandatory. Holders of the Wells Fargo Preferred Stock Series I will be entitled to receive, if, when, and as declared by Wells Fargo’s board of directors out of legally available assets, non-cumulative cash dividends on the Liquidation Preference, which is $100,000 per share of Wells Fargo Preferred Stock Series I. These dividends will be payable (1) if the Wells Fargo Preferred Stock Series I is issued prior to March 15, 2011, semi-annually in arrears on each March 15 and September 15 through March 15, 2011 and (2) from and including March 15, 2011 and the date of issuance, quarterly in arrears on each March 15, June 15, September 15, and December 15. For any dividend period ending prior to the dividend payment date in March 2011, dividends will accrue at a rate per annum equal to 5.80%, and for any dividend period ending after the dividend payment date in March 2011, dividends will accrue at a rate per annum equal to the greater of (x) three-month LIBOR for the related dividend period plus 0.93% and (y) 5.56975%. The right of holders of Wells Fargo Preferred Stock Series I to receive dividends is non-cumulative.

When dividends are not paid in full upon the Wells Fargo Preferred Stock Series I and any other parity stock, dividends upon that stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current dividend period per share on the Wells Fargo Preferred Stock Series I, and accrued dividends, including any accumulations on such voting parity stock, bear to each other. No interest will be payable in respect of any dividend payment on such offered stock that may be in arrears.

Redemption.  So long as full dividends on all outstanding shares of Wells Fargo Preferred Stock Series I for the then-current dividend period have been paid or declared and a sum sufficient for the payment thereof set aside, Wells Fargo, at the option of Wells Fargo’s board of directors, may redeem the Wells Fargo Preferred Stock Series I in whole or in part on any Dividend Payment Date at any time after the later of March 15, 2001 and the date of the original issuance of the Wells Fargo Preferred Stock Series I. Any such redemption shall be at the redemption price of $1,000 per share plus dividends that have been declared but not paid to the redemption date, without interest.

Rights upon Liquidation.  In the event of Wells Fargo’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Wells Fargo Preferred Stock Series I at the time outstanding will be entitled to receive a liquidating distribution in the amount of the Liquidation Preference of $100,000 per share, plus any accrued and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wells Fargo’s assets legally available for distribution to Wells Fargo’s stockholders, before any distribution is made to holders of Wells Fargo’s common stock or any securities ranking junior to the Wells Fargo Preferred Stock Series I and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Wells Fargo Preferred Stock Series I upon liquidation and the rights of Wells Fargo’s depositors and other creditors.

Voting.  Holders of the Wells Fargo Preferred Stock Series I will not have any voting rights and will not be entitled to elect any directors, except as required by law.

Wells Fargo’s 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J, no par value

Rank.  The Wells Fargo Preferred Stock Series J will rank senior to Wells Fargo’s common stock and to any other securities that Wells Fargo may issue in the future that are subordinate to the Wells Fargo Preferred Stock Series J. Wells Fargo may authorize and issue additional shares of preferred stock that may rank junior to or on parity with the Wells Fargo Preferred Stock Series J as to dividend rights and rights upon liquidation, winding-up, or dissolution without the consent of the holders of the Wells Fargo Preferred Stock Series J. Each series of Wells Fargo’s authorized preferred stock will, with respect to dividend rights and rights upon Wells Fargo’s liquidation, dissolution or winding-up, rank senior to common stock. The Wells Fargo Preferred Stock Series J and any other series of Wells Fargo preferred stock will rank equal to, but not senior to, any series of parity stock.

Dividends.  Dividends on shares of Wells Fargo Preferred Stock Series J will not be mandatory. Holders of the Wells Fargo Preferred Stock Series J will be entitled to receive, if, when, and as declared by Wells Fargo’s board of directors out of legally available assets, non-cumulative cash dividends on the Liquidation Preference, which is $1,000 per share of Wells Fargo Preferred Stock Series J. These dividends will be payable at a rate per annum equal to 8.00%, quarterly in arrears on each March 15, June 15, September 15 and December 15, from and including the date of issuance. The right of holders of Wells Fargo Preferred Stock Series J to receive dividends is non-cumulative.

When dividends are not paid in full upon the Wells Fargo Preferred Stock Series J and any other parity stock, dividends upon that stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current dividend period per share on the Wells Fargo Preferred Stock Series J, and accrued dividends, including any accumulations on such parity stock, bear to each other. No interest will be payable in respect of any dividend payment on such offered stock that may be in arrears.

Redemption.  So long as full dividends on all outstanding shares of Wells Fargo Preferred Stock Series J for the then-current dividend period have been paid or declared and a sum sufficient for the payment thereof set aside, Wells Fargo, at the option of Wells Fargo’s board of directors, may redeem the Wells Fargo Preferred Stock Series J in whole or in part on any Dividend Payment Date on or after December 15, 2017. Any such redemption shall be at the redemption price of $1,000 per share plus dividends that have been declared but not paid to the redemption date, without interest.

Rights upon Liquidation.  In the event of Wells Fargo’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Wells Fargo Preferred Stock Series J at the time outstanding will be entitled to receive a liquidating distribution in the amount of the Liquidation Preference of $1,000 per share, plus any authorized, declared and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wells Fargo’s assets legally available for distribution to Wells Fargo’s stockholders, before any distribution is made to holders of Wells Fargo’s common stock or any securities ranking junior to the Wells Fargo Preferred Stock Series J and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Wells Fargo Preferred Stock Series J upon liquidation and the rights of Wells Fargo’s depositors and other creditors.

Voting.  Holders of the Wells Fargo Preferred Stock Series J will not have any voting rights and will not be entitled to elect any directors, except as required by law and except for the voting rights provided for below.

Right to Elect Two Directors upon Nonpayment.  If after issuance of the Wells Fargo Preferred Stock Series J Wells Fargo fails to pay, or declare and set aside for payment, full dividends on the Wells Fargo Preferred Stock Series J or any other class or series of voting parity stock for six dividend periods or their equivalent, whether or not consecutive, the authorized number of Wells Fargo’s directors will be increased by two. The holders of Wells Fargo Preferred Stock Series J, voting together as a single and separate class with the holders of all outstanding voting parity stock, will have the right to elect two directors, by a plurality of votes cast, in addition to the directors then in office at Wells Fargo’s next annual meeting of stockholders. It shall be a qualification for election for any such director that the election of such director shall not cause

Wells Fargo to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of Wells Fargo may then be listed or traded) that listed or traded companies must have a majority of independent directors, and provided further that the board of directors shall at no time include more than two such directors (including, for purposes of this limitation, all directors that the holders of any series of voting parity stock are entitled to elect pursuant to like voting rights). When dividends have been paid in full on the Wells Fargo Preferred Stock Series J and any and all voting parity stock for at least four consecutive dividend periods or their equivalent, then the right of the holders of Series J Preferred Stock to elect directors shall cease (but subject always to revesting of such voting rights in the case of any future nonpayment of dividends), and, if and when all rights of holders of Wells Fargo Preferred Stock Series J and voting parity stock to elect directors shall have ceased, the terms of office of all the directors elected by preferred stock holders under this provision shall forthwith terminate and the number of directors constituting the board of directors shall automatically be reduced accordingly.

Other Voting Rights.  So long as any shares of Wells Fargo Preferred Stock Series J are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of Wells Fargo Preferred Stock Series J at the time outstanding, voting as a class with all other series of preferred stock ranking equal with the Wells Fargo Preferred Stock Series J and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

•	the issuance of any series of preferred stock ranking senior to the Wells Fargo Preferred Stock Series J in the payment of dividends or in the distribution of assets on Wells Fargo’s liquidation, dissolution or winding-up;

•	any amendment, alteration or repeal of any provision of Wells Fargo’s restated certificate of incorporation, as amended (including the certificate of designations creating the Wells Fargo Preferred Stock Series J) or Wells Fargo’s bylaws so as to adversely affect the rights, preferences, privileges or voting powers of the Wells Fargo Preferred Stock Series J;

•	any amendment or alteration of Wells Fargo’s restated certificate of incorporation, as amended, or bylaws to authorize, create or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of Wells Fargo’s capital stock ranking senior to the Wells Fargo Preferred Stock Series J in the payment of dividends or in the distribution of assets on any liquidation, dissolution or Wells Fargo’s winding-up; or

•	the consummation of a binding share exchange or reclassification involving the Wells Fargo Preferred Stock Series J or a merger or consolidation with another entity, except holders of Wells Fargo Preferred Stock Series J will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Wells Fargo Preferred Stock Series J remains outstanding or, in the case of any such merger or consolidation with respect to which Wells Fargo is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Wells Fargo Preferred Stock Series J remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Wells Fargo Preferred Stock Series J, taken as a whole;

provided, however, that any authorization, creation or increase in the authorized amount of or issuance of Wells Fargo Preferred Stock Series J or any class or series of parity stock or junior stock or any securities convertible into any class or series of parity stock (whether dividends payable in respect of such parity stock are cumulative or non-cumulative) or junior stock will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the Wells Fargo Preferred Stock Series J, and holders of the Wells Fargo Preferred Stock Series J shall have no right to vote thereon.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Wells

Fargo Preferred Stock Series J for this purpose), then only those series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

Description of the Series J Depositary Shares

General.  The shares of Wells Fargo Preferred Stock Series J will be deposited with U.S. Bank, National Association, as depositary, under a deposit agreement that Wells Fargo will assume from Wachovia on or before the closing date. Pursuant to the deposit agreement, the depositary will issue Depository Shares, each of which will represent a 1/40th interest in one share of Wells Fargo Preferred Stock Series J. The Depositary Shares will be evidenced by depositary receipts.

U.S. Bank, National Association will act as transfer agent and registrar and paying agent with respect to the Depositary Shares.

The depositary’s office at which the depositary receipts will be administered is located at U.S. Bank National Association, 100 Wall Street, 16th Floor, New York, New York 10005.

Purchasers may hold Depositary Shares either directly or indirectly through their broker or other financial institution. If a purchaser holds Depositary Shares directly, by having depositary shares registered in its name on the books of the depositary, the purchaser is a depositary receipt holder. If a purchaser holds the Depositary Shares through a broker or financial institution nominee, the purchasers must rely on the procedures of such broker or financial institution to assert the rights of a depositary receipt holder described in this section.

Dividends and Other Distributions.  The depositary will distribute all cash dividends or other cash distributions received in respect of the Wells Fargo Preferred Stock Series J to the record holders of Depositary Shares in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution after consultation with us, in which case the depositary may, with Wells Fargo’s approval, sell such property and distribute the net proceeds from such sale to such holders.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Wells Fargo Preferred Stock Series J.

The amounts distributed to holders of Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares.  If the Wells Fargo Preferred Stock Series J underlying the Depositary Shares is redeemed, in whole or in part, a corresponding number of Depositary Shares will be redeemed with the proceeds received by the depositary from the redemption of the Wells Fargo Preferred Stock Series J held by the depositary. The redemption price per Depositary Share will be equal to 1/40th of the applicable redemption price per share payable in respect of such Wells Fargo Preferred Stock Series J. If less than all the Wells Fargo Preferred Stock Series J is redeemed, Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for any redemption (which would be the same date as the redemption date for the Wells Fargo Preferred Stock Series J), the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such Depositary Shares.

Voting of the Wells Fargo Preferred Stock Series J.  When the depositary receives notice of any meeting at which the holders of the Wells Fargo Preferred Stock Series J are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the Depositary Shares relating to the Wells Fargo Preferred Stock Series J. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Wells Fargo Preferred Stock Series J, may instruct the depositary to vote the amount of the Wells Fargo Preferred Stock Series J represented by the holder’s Depositary Shares. To the extent possible, the depositary will try to vote the amount of the Wells Fargo Preferred Stock Series J represented by Depositary Shares in accordance with the instructions it receives. Wells Fargo will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Wells Fargo Preferred Stock Series J, it will not vote the amount of Wells Fargo Preferred Stock Series J represented by such Depositary Shares.

Wells Fargo’s Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K, no par value

Rank.  The Wells Fargo Preferred Stock Series K will rank senior to Wells Fargo’s common stock and to any other securities that Wells Fargo may issue in the future that are subordinate to the Wells Fargo Preferred Stock Series K. Wells Fargo may authorize and issue additional shares of preferred stock that may rank junior to or on parity with the Wells Fargo Preferred Stock Series K as to dividend rights and rights upon liquidation, winding-up, or dissolution without the consent of the holders of the Wells Fargo Preferred Stock Series K. Each series of Wells Fargo’s authorized preferred stock will, with respect to dividend rights and rights upon Wells Fargo’s liquidation, dissolution or winding-up, rank senior to Wells Fargo common stock.

Dividends.  Dividends on shares of Wells Fargo Preferred Stock Series K will not be mandatory. Holders of the Wells Fargo Preferred Stock Series K will be entitled to receive, if, when, and as declared by Wells Fargo’s board of directors out of legally available assets, non-cumulative cash dividends on the Liquidation Preference, which is $1,000 per share of Wells Fargo Preferred Stock Series K. These dividends will be payable (1) from and including the date of issuance to but excluding March 15, 2018, semi-annually in arrears on each March 15 and September 15, at a rate per annum equal to 7.98%, beginning on the first dividend payment date following completion of the merger, and (2) from and including March 15, 2018, quarterly in arrears on each March 15, June 15, September 15, and December 15 at a rate per annum equal to Three-Month LIBOR for the related dividend period plus 3.77%, beginning on June 15, 2018. The right of holders of Wells Fargo Preferred Stock Series K to receive dividends is non-cumulative.

When dividends are not paid in full upon the Wells Fargo Preferred Stock Series K and any other parity stock, dividends upon that stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current dividend period per share on the Wells Fargo Preferred Stock Series K, and accrued dividends, including any accumulations on such voting parity stock, bear to each other. No interest will be payable in respect of any dividend payment on such offered stock that may be in arrears.

Redemption.  So long as full dividends on all outstanding shares of Wells Fargo Preferred Stock Series K for the then-current dividend period have been paid or declared and a sum sufficient for the payment thereof set aside, Wells Fargo, at the option of Wells Fargo’s board of directors, may redeem the Wells Fargo Preferred Stock Series K in whole or in part on any Dividend Payment Date on or after March 15, 2018. Any such redemption shall be at the redemption price of $1,000 per share plus dividends that have been declared but not paid to the redemption date, without interest.

Rights upon Liquidation.  In the event of Wells Fargo’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Wells Fargo Preferred Stock Series K at the time outstanding will be entitled to receive a liquidating distribution in the amount of the Liquidation Preference of $1,000 per share, plus any authorized, declared and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wells Fargo’s assets legally available for distribution to Wells Fargo’s stockholders, before any distribution is made to holders of Wells Fargo’s common stock or any securities ranking junior to the Wells Fargo Preferred Stock Series K and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Wells Fargo Preferred Stock Series K upon liquidation and the rights of Wells Fargo’s depositors and other creditors.

Voting.  Holders of the Wells Fargo Preferred Stock Series K will not have any voting rights and will not be entitled to elect any directors, except as required by law and except for the special voting rights provided for below.

Right to Elect Two Directors upon Nonpayment.  If after issuance of the Wells Fargo Preferred Stock Series K, Wells Fargo fails to pay, or declare and set aside for payment, full dividends on the Wells Fargo Preferred Stock Series K or any other class or series of voting parity stock for six dividend periods or their equivalent, the authorized number of Wells Fargo’s directors will be increased by two. The holders of Wells Fargo Preferred Stock Series K, voting together as a single and separate class with the holders of all outstanding voting parity stock, will have the right to elect two directors, by a plurality of votes cast, in addition to the directors then in office at Wells Fargo’s next annual meeting of stockholders. It shall be a qualification for election for any such director that the election of such director shall not cause Wells Fargo to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of Wells Fargo may then be listed or traded) that listed or traded companies must have a majority of independent directors, and provided further that the board of directors shall at no time include more than two such directors (including, for purposes of this limitation, all directors that the holders of any series of voting parity stock are entitled to elect pursuant to like voting rights). When dividends have been paid in full on the Wells Fargo Preferred Stock Series K and any and all voting parity stock for at least four consecutive dividend periods or their equivalent, then the right of the holders of Series K Preferred Stock to elect directors shall cease (but subject always to revesting of such voting rights in the case of any future nonpayment of dividends), and, if and when all rights of holders of Wells Fargo Preferred Stock Series K and voting parity stock to elect directors shall have ceased, the terms of office of all the directors elected by preferred stock holders under this provision shall forthwith terminate and the number of directors constituting the board of directors shall automatically be reduced accordingly.

Other Voting Rights.  So long as any shares of Wells Fargo Preferred Stock Series K are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of Wells Fargo Preferred Stock Series K at the time outstanding, voting as a class with all other series of preferred stock ranking equal with the Wells Fargo Preferred Stock Series K and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

•	the issuance of any series of preferred stock ranking senior to the Wells Fargo Preferred Stock Series K in the payment of dividends or in the distribution of assets on Wells Fargo’s liquidation, dissolution or winding-up;

•	any amendment, alteration or repeal of any provision of Wells Fargo’s restated certificate of incorporation, as amended (including the certificate of designation creating the Wells Fargo Preferred Stock Series K) or Wells Fargo’s bylaws that would alter or change the voting powers, preferences, privileges or rights of the Wells Fargo Preferred Stock Series K so as to affect them adversely;

•	any amendment or alteration of Wells Fargo’s restated certificate of incorporation, as amended, or bylaws to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of Wells Fargo’s capital stock ranking prior to the Wells Fargo Preferred Stock Series K in the payment of dividends or in the distribution of assets on any liquidation, dissolution or Wells Fargo’s winding-up; or

•	the consummation of a binding share exchange or reclassification involving the Wells Fargo Preferred Stock Series K or a merger or consolidation with another entity, except holders of Wells Fargo Preferred Stock Series K will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Wells Fargo Preferred Stock Series K remains outstanding or, in the case of any such merger or consolidation with respect to which Wells Fargo is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Wells Fargo Preferred Stock Series K remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Wells Fargo Preferred Stock Series K, taken as a whole;

provided, however, that any authorization, creation or increase in the authorized amount of or issuance of Wells Fargo Preferred Stock Series K or any class or series of parity stock or junior stock or any securities convertible into any class or series of parity stock (whether dividends payable in respect of such parity stock are cumulative or non-cumulative) or junior stock will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the Wells Fargo Preferred Stock Series K, and holders of the Wells Fargo Preferred Stock Series K shall have no right to vote thereon.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Wells Fargo Preferred Stock Series K for this purpose), then only those series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

Wells Fargo’s 7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, no par value

Rank.  The Wells Fargo Preferred Stock Series L will rank senior to Wells Fargo’s common stock and to any other securities that Wells Fargo may issue in the future that are subordinate to the Wells Fargo Preferred Stock Series L. Wells Fargo may authorize and issue additional shares of preferred stock that may rank junior to or on parity with the Wells Fargo Preferred Stock Series L as to dividend rights and rights upon dissolution, winding-up and liquidation without the consent of the holders of the Wells Fargo Preferred Stock Series L. Each series of Wells Fargo’s authorized preferred stock will, with respect to dividend rights and rights upon Wells Fargo’s dissolution, winding-up and liquidation, rank senior to Wells Fargo common stock.

Dividends.  Dividends on shares of Wells Fargo Preferred Stock Series L will not be cumulative. Holders of the Wells Fargo Preferred Stock Series L will be entitled to receive, if, as and when declared by Wells Fargo’s board of directors out of legally available assets, non-cumulative cash dividends on the Liquidation Preference, which is $1,000 per share of Wells Fargo Preferred Stock Series L. These dividends will be payable at a rate per annum equal to 7.50%, quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on the first dividend payment date following completion of the merger, each a “Dividend Payment Date”, from and including the date of issuance. The right of holders of Wells Fargo Preferred Stock Series L to receive dividends is non-cumulative.

When dividends are not paid in full upon the Wells Fargo Preferred Stock Series L and any parity stock, all dividends upon shares of the Wells Fargo Preferred Stock Series L and such parity stock will be declared on a proportional basis, based upon the ratio of the amount of dividends declared on each series to the amount that if declared would be full dividends (including accrued and unpaid dividends as to any parity stock that bears dividends on a cumulative basis) through the next succeeding applicable dividend payment date.

Redemption.  The Wells Fargo Preferred Stock Series L is not redeemable and will not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Wells Fargo Preferred Stock Series L.

Optional Conversion Right.  Each share of the Wells Fargo Preferred Stock Series L may be converted at any time, at the option of the holder, into 6.3814 shares of Wells Fargo’s common stock plus cash in lieu of fractional shares, subject to anti-dilution adjustments (such rate or adjusted rate, the “conversion rate”).

Mandatory Conversion at Wells Fargo’s Option.  On or after March 15, 2013, Wells Fargo may, at Wells Fargo’s option, at any time or from time to time cause some or all of the Wells Fargo Preferred Stock Series L to be converted into shares of Wells Fargo’s common stock at the then applicable conversion rate if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of Wells Fargo’s common stock exceeds 130% of the then applicable conversion price of the Wells Fargo Preferred Stock Series L. Wells Fargo will provide notice of Wells Fargo’s decision to exercise Wells Fargo’s right to cause the mandatory conversion within three trading days of the end of the 30 consecutive trading day period. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

Limitation on Beneficial Ownership.  Notwithstanding the foregoing, no holder of Wells Fargo Preferred Stock Series L will be entitled to receive shares of Wells Fargo’s common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Wells Fargo’s common stock outstanding at such time. Any purported delivery of shares of Wells Fargo’s common stock upon conversion of Wells Fargo Preferred Stock Series L shall be void and have no effect to the extent, but only to the extent, that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of Wells Fargo’s common stock outstanding at such time. If any delivery of shares of Wells Fargo’s common stock owed to a holder upon conversion of Wells Fargo Preferred Stock Series L is not made, in whole or in part, as a result of this limitation, Wells Fargo’s obligation to make such delivery shall not be extinguished and Wells Fargo shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of Wells Fargo common stock outstanding at such time. This limitation on beneficial ownership shall not constrain in any event Wells Fargo’s ability to exercise Wells Fargo’s right to cause the Wells Fargo Preferred Stock Series L to convert mandatorily.

Conversion Upon Certain Acquisitions.  The following provisions will apply if, prior to the conversion date, one of the following events occur prior to the conversion date for shares of Wells Fargo Preferred Stock Series L:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Wells Fargo’s common equity representing more than 50% of the voting power of Wells Fargo’s common stock; or

•	consummation of any consolidation or merger or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Wells Fargo and its subsidiaries, taken as a whole, to any person other than one of Wells Fargo’s subsidiaries, in each case pursuant to which Wells Fargo’s shares of common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction.

These transactions are referred to as “make-whole acquisitions.” However, a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration (as determined by Wells Fargo’s board of directors) received by holders of Wells Fargo’s common stock in the transaction or transactions consists of shares of common stock or American depositary receipts in respect of common stock that are traded on a U.S. national securities exchange or a securities exchange in the European Economic Area or that will be traded on a U.S. national securities exchange or on securities exchanges in the European Economic Area when issued or exchanged in connection with a make-whole acquisition.

The phrase “all or substantially all” of Wells Fargo’s assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of Wells Fargo’s assets.

Upon a make-whole acquisition, Wells Fargo will, under certain circumstances, increase the conversion rate in respect of any conversions of the Wells Fargo Preferred Stock Series L that occur during the period (make-whole acquisition conversion period) beginning on the effective date of the make-whole acquisition (effective date) and ending on the date that is 30 days after the effective date, by a number of additional shares of Wells Fargo common stock (make-whole shares) as described below.

Wells Fargo will notify holders, at least 20 days prior to the anticipated effective date of such make-whole acquisition, or within two business days of becoming aware of a make-whole acquisition described in the first bullet of the definition of “make-whole acquisition,” of the anticipated effective date of such transaction. The notice will specify the anticipated effective date of the make-whole acquisition and the date by which each holder’s make-whole acquisition conversion right must be exercised, which shall be 30 days after the effective date of the make-whole acquisition. Wells Fargo will also notify holders on the effective date of such make-whole acquisition, or as soon as practicable thereafter, specifying, among other things, the date that is 30 days after the effective date, the number of make-whole shares and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the make-whole acquisition conversion right, a holder must deliver to the conversion agent, on or before the close of business on the date specified in the notice, the certificate evidencing such holder’s shares of the Wells Fargo Preferred Stock Series L, if the Wells Fargo Preferred Stock Series L are held in certificated form. If a holder’s interest is a beneficial interest in a global certificate representing Wells Fargo Preferred Stock Series L, in order to convert a holder must comply with the requirements listed above under “— Conversion Procedures” and comply with the depositary’s procedures for converting a beneficial interest in a global security. The date that the holder complies with these requirements is referred to as the “ make-whole conversion date. ” If a holder does not elect to exercise the make-whole acquisition conversion right within the specified period, such holder’s shares of the Wells Fargo Preferred Stock Series L will remain outstanding until otherwise converted but will not be eligible to receive make-whole shares.

Make-Whole Shares.  The following table sets forth the number of make-whole shares per share of Wells Fargo Preferred Stock Series L for each stock price and effective date set forth below:

	Make-Whole Acquisition Stock Price
Effective Date	$120.54	$125.57	$138.12	$150.68	$156.71	$175.79	$203.72	$226.02	$251.13	$301.36	$401.81	$502.26

April 17, 2008	1.9153	1.8855	1.5191	1.1110	0.9497	0.6471	0.3962	0.2847	0.2091	0.1354	0.0757	0.0458
March 15, 2009	1.9153	1.8775	1.5052	1.0951	0.9437	0.6331	0.3763	0.2588	0.1852	0.1175	0.0697	0.0438
March 15, 2010	1.9153	1.8397	1.4913	1.0871	0.9378	0.6073	0.3365	0.2210	0.1533	0.0956	0.0577	0.0358
March 15, 2011	1.9153	1.7899	1.4694	1.0731	0.9238	0.5794	0.2887	0.1712	0.1075	0.0657	0.0398	0.0259
March 15, 2012	1.9153	1.7561	1.4355	1.0652	0.9139	0.5356	0.2051	0.0896	0.0458	0.0299	0.0199	0.0119
March 15, 2013	1.9153	1.6704	1.4275	1.0592	0.9119	0.5097	0.0916	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	1.9153	1.6704	1.4275	1.0592	0.9119	0.5097	0.0916	0.0000	0.0000	0.0000	0.0000	0.0000

The number of make-whole shares will be determined by reference to the table above and is based on the effective date and the price (“stock price”) paid per share of Wells Fargo’s common stock in such transaction. If the holders of Wells Fargo’s shares of common stock receive only cash (in a single per-share amount, other than with respect to appraisal and similar rights) in the make-whole acquisition, the stock price shall be the cash amount paid per share. For purposes of the preceding sentence as applied to a make-whole acquisition described in the first bullet of the definition of that term, a single price per share shall be deemed to have been paid only if the transaction or transactions that caused the person or group to become direct or indirect ultimate beneficial owners of Wells Fargo’s common equity representing more than 50% of the voting power of Wells Fargo’s common stock was a tender offer for more than 50% of Wells Fargo’s outstanding common stock. Otherwise, the stock price shall be the average of the closing price per share of Wells Fargo’s common stock on the 10 trading days up to but not including the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Wells Fargo Preferred Stock Series L is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Each of the number of make-whole shares in the table will be subject to adjustment in the same manner as the conversion rate as set forth under “— Anti-Dilution Rate Adjustments.”

Conversion Upon Fundamental Change.  In lieu of receiving the make-whole shares, if the reference price (as defined below) in connection with a make-whole acquisition is less than $120.54 (a fundamental change), a holder may elect to convert each share of Wells Fargo Preferred Stock Series L during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of the fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $60.27 (base price). The base price will be adjusted as of any date that the conversion rate of the Wells Fargo Preferred Stock Series L is adjusted. The adjusted base price will equal the base price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the conversion rate adjustment and the denominator of which is the conversion rate as so adjusted. If the reference price is less than the base price, holders will receive a maximum of 16.5916 shares of Wells Fargo’s common stock per share of Wells Fargo Preferred Stock Series L, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Wells Fargo Preferred Stock Series L. In lieu of issuing Wells Fargo common stock upon conversion in the event of a fundamental change, Wells Fargo may at Wells Fargo’s option, and if Wells Fargo obtain any necessary regulatory approval, make a cash payment equal to the reference price for each share of Wells Fargo common stock otherwise issuable upon conversion. The “reference price” is the “stock price” as defined above in the paragraph immediately succeeding the table under “— Conversion Upon Certain Acquisitions — Make-Whole Shares.”

To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under “— Conversion Procedures” on or before the date that is 30 days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of the Wells Fargo Preferred Stock Series L will remain outstanding until otherwise converted.

Wells Fargo will notify holders, at least 20 days prior to the anticipated effective date of a fundamental change, or within two business days of becoming aware of a make-whole acquisition described in the first bullet of the definition of “make-whole acquisition,” of the anticipated effective date of such transaction. The notice will specify the anticipated effective date of the fundamental change and the date by which each holder’s fundamental change conversion right must be exercised. Wells Fargo also will provide notice to holders on the effective date of a fundamental change, or as soon as practicable thereafter, specifying, among other things, the date that is 30 days after the effective date, the adjusted conversion price following the fundamental change and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under “— Conversion Procedures” on or before the date that is 30 days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right within such period, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of Wells Fargo Preferred Stock Series L will remain outstanding (subject to the holder electing to convert such holder’s shares as described above under “— Conversion Upon Certain Acquisitions”).

Reorganization Events.  In the event of:

(1) any consolidation or merger of Wells Fargo with or into another person in each case pursuant to which Wells Fargo common stock will be converted into cash, securities or other property of Wells Fargo or another person;

(2) any sale, transfer, lease or conveyance to another person of all or substantially all of the consolidated assets of Wells Fargo and its subsidiaries, taken as a whole, in each case pursuant to which Wells Fargo’s common stock will be converted into cash, securities or other property;

(3) any reclassification of Wells Fargo’s common stock into securities, including securities other than Wells Fargo’s common stock; or

(4) any statutory exchange of Wells Fargo’s securities with another person (other than in connection with a merger or acquisition)

each of which is referred to as a “reorganization event,” each share of the Wells Fargo Preferred Stock Series L outstanding immediately prior to such reorganization event will, without the consent of the holders of the Wells Fargo Preferred Stock Series L, become convertible into the types and amounts of securities, cash and other property receivable in such reorganization event by a holder of the shares of Wells Fargo’s common stock that was not the counterparty to the reorganization event or an affiliate of such other party (such securities, cash and other property, the “exchange property”). In the event that holders of the shares of Wells

Fargo’s common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Wells Fargo Preferred Stock Series L are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Wells Fargo’s common stock that affirmatively make an election. Holders have the right to convert their shares of Wells Fargo Preferred Stock Series L in the event of certain acquisitions as described under “— Conversion Upon Certain Acquisitions” and “— Conversion Upon Fundamental Change.” In connection with certain reorganization events, holders of the Wells Fargo Preferred Stock Series L may have the right to vote as a class. See “— Voting.”

Anti-Dilution Rate Adjustments.  The conversion rate will be adjusted, without duplication, if certain events occur:

(1) the issuance of Wells Fargo’s common stock as a dividend or distribution to all holders of Wells Fargo’s common stock, or a subdivision or combination of Wells Fargo’s common stock (other than in connection with a transaction constituting a reorganization event), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x (OS 1/ OS0)

Where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
OS0	=	the number of shares of Wells Fargo common stock outstanding at the close of business on the record date prior to giving effect to such event
OS1	=	the number of shares of Wells Fargo common stock that would be outstanding immediately after, and solely as a result of, such event

(2) the issuance to all holders of Wells Fargo’s common stock of certain rights or warrants (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a transaction constituting a reorganization event) entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of Wells Fargo common stock (or securities convertible into Wells Fargo common stock) at less than (or having a conversion price per share less than) the current market price of Wells Fargo common stock as of the record date, in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR0 x [(OS0 + X) / (OS0 + Y)]

Where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
OS0	=	the number of shares of Wells Fargo common stock outstanding at the close of business on the record date
X	=	the total number of shares of Wells Fargo common stock issuable pursuant to such rights or warrants (or upon conversion of such securities)
Y	=	the number of shares equal to quotient of the aggregate price payable to exercise such rights or warrants (or the conversion price for such securities paid upon conversion) divided by the average of the volume-weighted average price of Wells Fargo common stock over each of the ten consecutive volume-weighted average price trading days prior to the Business Day immediately preceding the announcement of the issuance of such rights or warrants

(3) the dividend or other distribution to all holders of Wells Fargo common stock of shares of Wells Fargo capital stock (other than common stock) or evidences of Wells Fargo’s indebtedness or Wells Fargo’s assets (excluding any dividend, distribution or issuance covered by clauses (1) or (2) above or (4) below, any dividend or distribution in connection with a transaction constituting a reorganization event or any spin-off to which the provisions set forth below in this clause (3) apply) in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR0 x [SP0 / (SP0 — FMV)]

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
SP0	=	the current market price as of the record date
FMV	=	the fair market value (as determined by our board of directors) on the record date of the shares of capital stock, evidences of indebtedness or assets so distributed, applicable to one share of Wells Fargo common stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a dividend or other distribution on Wells Fargo’s common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of Wells Fargo (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the NYSE, the Nasdaq Stock Market or any other national or regional securities exchange or market, then the conversion rate will instead be adjusted based on the following formula:

CR 1 = CR0 x [(FMV0 + MP0) / MP0]

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
FMV0	=	the average of the volume-weighted average price of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of Wells Fargo common stock over each of the ten consecutive volume-weighted average price trading days commencing on and including the third volume-weighted average price trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value of the capital stock or similar equity interests distributed to holders of Wells Fargo common stock applicable to one share of Wells Fargo common stock as determined by Wells Fargo board of directors
MP0	=	the average of the volume-weighted average price of Wells Fargo common stock over each of the ten consecutive volume-weighted average price trading days commencing on and including the third volume-weighted average price trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or association or over-the-counter market on which Wells Fargo common stock is then traded or quoted

(4) Wells Fargo make a distribution consisting exclusively of cash to all holders of Wells Fargo common stock, excluding (a) any regular cash dividend on Wells Fargo common stock to the extent that the aggregate regular cash dividend per share of Wells Fargo common stock does not exceed $0.375 / 0.1991 in any fiscal quarter (the dividend threshold amount) and (b) any consideration payable in connection with a tender or exchange offer made by us or any of its subsidiaries referred to in clause (5) below, in which event, the conversion rate will be adjusted based on the following formula:

CR 1 = CR0 x [SP0 / (SP0 — C)]

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
SP0	=	the current market price as of the record date
C	=	the amount in cash per share equal to (1) in the case of a regular quarterly dividend, the amount Wells Fargo distributes to holders or pay, less the dividend threshold amount or (2) in any other case, the amount Wells Fargo distributes to holders or pay

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (4).

(5) Wells Fargo or one or more of Wells Fargo’s subsidiaries make purchases of Wells Fargo common stock pursuant to a tender offer or exchange offer by Wells Fargo or one of Wells Fargo’s subsidiaries for Wells Fargo common stock to the extent that the cash and value (as determined by Wells Fargo’s board of directors) of any other consideration included in the payment per share of Wells Fargo common stock validly tendered or exchanged exceeds the volume-weighted average price per share of Wells Fargo common stock on the volume-weighted average price trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (expiration date), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1) / (SP1 x OS0)]

where,

CR0	=	the conversion rate in effect at the close of business on the expiration date
CR1	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by Wells Fargo’s board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date
OS1	=	the number of shares of Wells Fargo common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (expiration time) less any purchased shares
OS0	=	the number of shares of our common stock outstanding at the expiration time, including any purchased shares
SP1	=	the average of the volume-weighted average price of common stock over each of the ten consecutive volume-weighted average price trading days commencing with the volume-weighted average price trading day immediately after the expiration date

“Record date” means, for purpose of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of Wells Fargo common stock have the right to receive any cash, securities or other property or in which Wells Fargo common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Wells Fargo common stock entitled to receive such cash, securities or other property (whether such date is fixed by Wells Fargo’s board of directors or by statute, contract or otherwise).

“Current market price” of Wells Fargo common stock on any day, means the average of the volume-weighted average price of Wells Fargo common stock over each of the ten consecutive volume-weighted average price trading days ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (1) through (5) above. For purposes of the foregoing, “ex-date” means the first date on which the shares of Wells Fargo common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

Rights upon Liquidation.  In the event of Wells Fargo’s voluntary or involuntary dissolution, winding-up and liquidation, the holders of the Wells Fargo Preferred Stock Series L at the time outstanding will be entitled to receive a liquidating distribution in the amount of the Liquidation Preference of $1,000 per share, plus any authorized, declared and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wells Fargo’s assets legally available for distribution to Wells Fargo stockholders, before any distribution is made to holders of Wells Fargo common stock or any securities ranking junior to the Wells Fargo Preferred Stock Series L and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Wells Fargo Preferred Stock Series L upon liquidation and the rights of Wells Fargo’s creditors. If the amounts available for distribution upon Wells Fargo’s dissolution, winding-up and liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Wells Fargo Preferred Stock Series L and all stock ranking equal to the Wells Fargo Preferred Stock Series L, then the holders of each series of Wells Fargo Preferred Stock Series L will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. After the full amount of the Liquidation Preference is paid, the holders of Wells Fargo Preferred Stock Series L will not be entitled to any further participation in any distribution of Wells Fargo’s assets.

Voting.  Holders of the Wells Fargo Preferred Stock Series L will not have any voting rights and will not be entitled to elect any directors, except as required by law and except for the special voting rights provided for below.

Right to Elect Two Directors upon Nonpayment.  If, after issuance of the Wells Fargo Preferred Stock Series L, Wells Fargo fails to pay, or declare and set aside for payment, full dividends on the Wells Fargo Preferred Stock Series L or any other class or series of voting parity stock for six dividend periods or their equivalent (whether or not consecutive), the authorized number of Wells Fargo’s directors will be increased by two. Subject to satisfaction of certain qualifications for persons serving as directors pursuant to regulations of any securities exchange on which Wells Fargo’s securities are then listed or traded, the holders of Wells Fargo Preferred Stock Series L, voting together as a single and separate class with the holders of all outstanding voting parity stock on which dividends likewise have not been paid, will have the right to elect two directors in addition to the directors then in office at Wells Fargo’s next annual meeting of shareholders. When dividends have been paid in full on the Wells Fargo Preferred Stock Series L and any and all voting parity stock for at least four consecutive dividend periods or their equivalent, then the right of the holders of Wells Fargo Preferred Stock Series L to elect directors shall cease (but subject always to revesting of such voting rights in the case of any future nonpayment of dividends), and, if and when all rights of holders of Wells Fargo Preferred Stock Series L and voting parity stock to elect directors shall have ceased, the terms of office of all the directors elected by preferred stock holders under this provision shall forthwith terminate and the number of directors constituting the board of directors shall automatically be reduced accordingly.

Other Voting Rights.  So long as any shares of Wells Fargo Preferred Stock Series L are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of Wells Fargo Preferred Stock Series L at the time outstanding, voting as a class with all other series of preferred stock ranking equally with the Wells Fargo Preferred Stock Series L and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

•	any amendment, alteration or repeal of any provision of Wells Fargo’s restated certificate of incorporation, as amended (including the certificates of designations creating the Wells Fargo Preferred Stock Series L) or Wells Fargo’s bylaws that would alter or change the voting powers, preferences or special rights of the Wells Fargo Preferred Stock Series L so as to affect them adversely;

•	any amendment or alteration of Wells Fargo’s restated certificate of incorporation, as amended, to authorize or create, or increase the authorized amount of, or any issuance of any shares of, or any securities convertible into shares of, any class or series of Wells Fargo’s capital stock ranking prior to the Wells Fargo Preferred Stock Series L in the payment of dividends or in the distribution of assets on any liquidation, dissolution or Wells Fargo’s winding-up; or

•	the consummation of a binding share exchange or reclassification involving the Wells Fargo Preferred Stock Series L or a merger or consolidation with another entity, except holders of Wells Fargo Preferred Stock Series L will have no right to vote under this provision or otherwise under Delaware law if, in each case, (i) the Wells Fargo Preferred Stock Series L remains outstanding or, in the case of any such merger or consolidation with respect to which Wells Fargo is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Wells Fargo Preferred Stock Series L remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Wells Fargo Preferred Stock Series L, taken as a whole;

except that any authorization, creation or increase in the authorized amount of or issuance of Wells Fargo Preferred Stock Series L or any class or series of parity stock or Junior Stock or any securities convertible into any class or series of parity stock (whether dividends payable in respect of such parity stock are cumulative or non-cumulative) or Junior Stock will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the Wells Fargo Preferred Stock Series L, and, notwithstanding any provision of Delaware law, holders of the Wells Fargo Preferred Stock Series L shall have no right to vote thereon.

COMPARISON OF SHAREHOLDER RIGHTS

If the merger is completed, holders of Wachovia common stock will receive shares of Wells Fargo common stock for their shares of Wachovia common stock. If the merger is completed, each share of each series of Wachovia preferred stock will be converted into a share, or fractional share, of Wells Fargo preferred stock of corresponding series having rights, privileges, powers and preferences substantially identical to those of the relevant series of Wachovia preferred stock, which are summarized in “Wells Fargo Capital Stock — New Wells Fargo Preferred Stock to be Issued in the Merger” beginning on page [•]. The following is a summary of the material differences between the rights of holders of Wachovia common stock and holders of Wells Fargo common stock under applicable law and the governing documents of Wells Fargo and Wachovia. The summary is not a complete statement of the provisions affecting, and the differences between, such rights. An indication that some of the differences in the rights are material does not mean that there are not other equally important differences.

The description of the rights of holders of Wachovia common stock is qualified in its entirety by reference to the NCBCA and Wachovia’s restated articles of incorporation, which are filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2007, as amended by the Articles of Amendment filed as exhibits to its Current Reports on Form 8-K filed February 8, 2008, April 17, 2008, and October 20, 2008; and Wachovia’s bylaws, that are filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2007. The description of the rights of holders of Wells Fargo common stock is qualified in its entirety by reference to the DGCL; Wells Fargo’s restated certificate of incorporation which is filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2007 as amended by the Certificates of Designations filed as exhibits to its Current Reports on Form 8-K filed March 18, 2008, May 19, 2008 and September 10, 2008; and Wells Fargo’s bylaws, which is filed as an exhibit to its Current Report on Form 8-K filed September 29, 2008. We urge you to read these statutes and documents in their entirety.

Authorized Capital Stock

Wachovia	Wells Fargo

Wachovia’s restated articles of incorporation authorize it to issue up to 3 billion shares of common stock, par value $3.331/3 per share, 10 million shares of preferred stock, no-par value per share, 40 million shares of class A preferred stock, no-par value per share, 2.3 million of which are designated as Class A Preferred Stock, Series J, 3.5 million of which are designated as class A Preferred Stock, Series K, and 4,025,000 of which are designated as class A Preferred Stock, Series L, and 500 million DEP Shares, no par- value per share. As of September 30, 2008 there were 2,160,916,999 shares of Wachovia common stock issued and outstanding, 2.3 million shares of Class A Preferred Stock, Series J outstanding, which shares of Class A Preferred Stock, Series J, are represented by 92 million depositary shares, each representing 1/40th of an interest in a share of Class A Preferred Stock, Series J, 3.5 million shares of Class A Preferred Stock, Series K outstanding, 4,025,000 shares of Class A Preferred Stock, Series L outstanding, approximately 97 million DEP Shares issued and outstanding and 10 shares of Class A Preferred Stock Series M outstanding. As of September 30, 2008, no shares of Wachovia Class A Preferred Stock Series G,	Wells Fargo’s restated certificate of incorporation authorize it to issue up to 6 billion shares of common stock, par value $1 2/3 per share, 20 million shares of preferred stock without par value, 75,000 shares of which are designated as 1999 ESOP Cumulative Convertible Preferred Stock, 170,000 shares of which are designated as 2000 ESOP Cumulative Convertible Preferred Stock, 192,000 shares of which are designated as 2001 ESOP Cumulative Convertible Preferred Stock, 238,0000 shares of which are designated as 2002 ESOP Cumulative Convertible Preferred Stock, 260,200 shares of which are designated as 2003 ESOP Cumulative Convertible Preferred Stock, 321,000 shares of which are designated as 2004 ESOP Cumulative Convertible Preferred Stock, 363,000 shares of which are designated as 2005 ESOP Cumulative Convertible Preferred Stock, 414,000 shares of which are designated as 2006 ESOP Cumulative Convertible Preferred Stock, 484,000 shares of which are designated as 2007 ESOP Cumulative Convertible Preferred Stock, 520,500 shares of which are designated as 2008 ESOP Cumulative Convertible Preferred Stock, 25,001 shares of which are designated as Non-Cumulative Perpetual Preferred Stock, Series A and 17,501 shares of which are designated as Non-

Wachovia	Wells Fargo

Wachovia Class A Preferred Stock Series H or Wachovia Preferred Stock Series I were issued.	Cumulative Perpetual Preferred Stock, Series B, and 4 million shares of preference stock. As of September 30, 2008 there were 3,321,218,629 shares of Wells Fargo common stock issued and outstanding, 1,220 shares of 1999 ESOP Cumulative Convertible Preferred Stock outstanding, 8,844 shares of 2000 ESOP Cumulative Convertible Preferred Stock outstanding, 16,073 shares of 2001 ESOP Cumulative Convertible Preferred Stock outstanding, 24,899 shares of 2002 ESOP Cumulative Convertible Preferred Stock outstanding, 35,718 shares of 2003 ESOP Cumulative Convertible Preferred Stock outstanding, 53,750 shares of 2004 ESOP Cumulative Convertible Preferred Stock outstanding, 70,834 shares of 2005 ESOP Cumulative Convertible Preferred Stock outstanding, 92,749 shares of 2006 ESOP Cumulative Convertible Preferred Stock outstanding, 122,659 shares of 2007 ESOP Cumulative Convertible Preferred Stock outstanding, 198,708 shares of 2008 ESOP Cumulative Convertible Preferred Stock outstanding, no shares of Non-Cumulative Perpetual Preferred Stock, Series A outstanding, no shares of Non-Cumulative Perpetual Preferred Stock, Series B outstanding, and no preference shares outstanding. See “Description of Wells Fargo Capital Stock”.

Size of Board of Directors

Wachovia	Wells Fargo

Wachovia’s restated articles of incorporation provide for Wachovia’s board to consist of not less than nine nor more than 30 directors. The exact number is fixed by Wachovia’s board from time to time and is currently fixed at 17.	Wells Fargo’s bylaws provide that the board of directors shall consist of not less than three or more than 28 persons, with the exact number to be determined from time to time by the board. Wells Fargo’s board of directors currently consists of 16 members.

Classes of Directors

Wachovia	Wells Fargo

Wachovia’s board is elected annually for one-year terms. Holders of shares of Wachovia common stock do not have the right to cumulate their votes in the election of directors.	Wells Fargo’s board is elected annually for one-year terms. Holders of shares of Wells Fargo common stock do not have the right to cumulate their votes in the election of directors.

Election of Directors

Wachovia	Wells Fargo

Wachovia’s restated articles of incorporation provide that nominees for election to Wachovia’s board in uncontested director elections must receive a majority of votes cast in order to be elected. In the case of contested elections, Wachovia directors are elected by a plurality of votes cast.	In an uncontested election (the number of nominees equals the number of directors to be elected) a nominee is elected if the votes cast for his or her election exceed the votes cast against his or her election. In a contested election (the number of candidates exceeds the number

Wachovia	Wells Fargo

to be elected) directors are elected by a plurality of the vote.

Removal of Directors

Wachovia	Wells Fargo

Under NCBCA Section 55-8-08, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that the directors may be removed only for cause. Wachovia’s restated articles of incorporation provided that, except for directors elected under specified circumstances by holders of any stock class or series having a dividend or liquidation preference over Wachovia common stock, Wachovia directors may be removed only for cause and only by a majority vote of the shares then entitled to vote in the election of directors, voting together as a single class.	Under the DGCL, a Wells Fargo director, or the entire Wells Fargo board, can be removed, with or without cause, by the affirmative vote of a majority of the shares entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

Wachovia	Wells Fargo

Under Wachovia’s restated articles of incorporation, any vacancy occurring in Wachovia’s board shall be filled by a majority of the remaining directors unless the vacancy is a result of the director’s removal by a vote of the shareholders. In that case, the vacancy may be filled by a shareholder vote at the same meeting.	Any vacancy on the board created by the death, resignation, retirement, disqualification, removal from office or otherwise may be filled by a majority of the remaining directors.

Nomination of Director Candidates by Shareholders

Wachovia	Wells Fargo

Wachovia’s by-laws establish procedures that shareholders must follow to nominate persons for election to Wachovia’s board. The shareholder making the nomination must deliver written notice to Wachovia’s Secretary between 60 and 90 days before anniversary of the preceding year’s annual meeting. However, if the annual meeting occurs more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, any shareholder making a nomination must deliver written notice to Wachovia’s Secretary between 60 and 90 days before the annual meeting at which directors will be elected. However, if less than 70 days’ notice is given of the meeting date, that written notice by the shareholder must be delivered by the tenth day after the day on which the meeting date notice was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The	To nominate a candidate for election as a Wells Fargo director at an annual meeting, a shareholder must submit a written notice of the proposed nomination to Wells Fargo’s chief executive officer and its corporate secretary not earlier than 120 days, and not later than 90 days, before the first anniversary of the preceding year’s annual meeting.

The written notice must set forth as to each individual whom the shareholder proposes to nominate for election or re-election as a director:

   •    such individual’s name;

• the number of shares of Wells Fargo common stock owned by such individual;

• sufficient information about the individual’s experience and qualifications for the board, or a committee of the board, to determine if such individual meets the minimum qualifications for

Wachovia	Wells Fargo

nomination notice must set forth certain information about the person to be nominated similar to information required for disclosure in proxy solicitations for director election pursuant to Exchange Act Regulation 14A, and must also include the nominee’s written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the shareholder’s name and address and the class and number of Wachovia shares that the shareholder owns of record or beneficially. The meeting chairman may, if the facts warrant, determine that a nomination was not made in accordance with Wachovia’s by- law provisions, and the defective nomination will be disregarded. These procedures do not apply to any director nominated under specified circumstances by holders of any stock class or series having a dividend or liquidation preference over Wachovia common stock.	directors as approved and publicly disclosed by the board from time to time or as required by law;

   •       all other information relating to such individual that is required to be disclosed by Wells Fargo in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

   •       a description of all compensation and other material monetary agreements and arrangements during the past three years, and any other material relationships between or among the shareholder giving the notice and the beneficial owner, if any, and their respective affiliates and the proposed nominee and his or her respective affiliates;

and include a questionnaire providing information about the proposed nominee, such as the nominee’s material relationships with the shareholder giving the notice, voting commitments or other arrangements with respect to the proposed nominee’s actions as a director and any compensation or indemnification arrangements for serving as a director, and requiring such proposed nominee to agree not to become a party to such arrangements.

The notice must also set forth as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made,

• the name and address of such shareholder, as they appear on Wells Fargo’s stock ledger, and of such beneficial owner;

• the class and number of shares of Wells Fargo common stock which are owned beneficially and of record by such shareholder and any such beneficial owner;

   •     certain details about all ownership interests in Wells Fargo common stock by the shareholder and any beneficial owner, including any hedging, derivative, short or other economic interests and any rights to vote Wells Fargo common stock;

• whether the proponent intends or is part of a group which intends to solicit proxies from other shareholders in support of such nomination; and

• any other information relating to such proponent

Wachovia	Wells Fargo

and any beneficial owner that is required to be disclosed in a proxy statement or other filings made in connection with solicitations of proxies for the election of directors in a contested election under Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Calling Special Meetings of Shareholders

Wachovia	Wells Fargo

A special meeting of shareholders may be called for any purpose only by Wachovia’s board, by Wachovia’s chairman of the board or by Wachovia’s president.	Wells Fargo’s bylaws provide that special meetings of shareholders may be called by the board, the chief executive officer or the secretary. Shareholders do not have the ability to call a special meeting of shareholders unless otherwise required by the DGCL. This restriction on who may call a special meeting of shareholders, including the inability of holders of common stock to call a special meeting, may deter hostile takeovers of Wells Fargo by making it more difficult for a person or entity to call a special meeting of shareholders for the purpose of considering an acquisition proposal or related matters.

Shareholder Action at a Meeting

Wachovia	Wells Fargo

Wachovia’s bylaws provide that all matters to be voted on at meetings of shareholders, except election of directors in other than uncontested elections or as otherwise provided by law, provided that a majority of the votes entitled to be cast on the matter are present, will be approved if votes in favor of such matter exceed the votes cast opposing the action. In all director elections other than uncontested elections, directors shall be elected by a plurality of votes cast.	Wells Fargo’s bylaws provide that all matters to be voted on at meetings of shareholders, except for the election of directors, amendments to Wells Fargo’s bylaws or as otherwise required by law, will be approved if such matter receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

Shareholder Action Without a Meeting

Wachovia	Wells Fargo

Wachovia’s bylaws provide that any action any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if one or more written consents, describing the action so taken, is signed by all of the shareholders who would be entitled to vote upon such action at a meeting.	Wells Fargo’s bylaws provide that any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the shareholders, and provide certain procedures to be followed in such cases.

Shareholder Protection Rights Plan

Wachovia	Wells Fargo

Wachovia has a shareholder protection rights plan. The rights plan allows holders of Wachovia common stock to purchase shares in either Wachovia or an acquiror at a discount to market value in response to specified takeover events that are not approved in advance by Wachovia’s board. Each right allows its holder to purchase from Wachovia one one- hundredth of a Wachovia participating class A preferred share for $105. This portion of a preferred share will give the shareholder approximately the same dividend, voting and liquidation rights as would one share of common stock. Wachovia’s board may elect to terminate the rights at any time before a flip-in occurs. Otherwise, the rights are currently scheduled to terminate in 2010. The rights will not prevent a takeover of Wachovia. However, the rights may cause a substantial dilution to a person or group that acquires 10% or more of our common stock unless Wachovia’s board first terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in Wachovia’s and its shareholders’ best interests because the rights can be terminated by the board before that transaction is completed. On October 3, 2008, Wachovia amended the rights plan to provide that the rights plan does not apply to the execution of the merger agreement or the share exchange agreement, or the consummation of the issuance of the Series M Preferred Stock to Wells Fargo or other transactions contemplated by the merger agreement or the share exchange agreement.	Wells Fargo does not have a shareholder protection rights plan.

The complete terms of the rights are contained in the Shareholder Protection Rights Agreement. The foregoing description of the rights and the rights agreement is qualified in its entirety by reference to the agreement. A copy of the rights agreement can be obtained upon written request to Wachovia Bank, National Association, 301 South College Street, Charlotte, North Carolina 28288-0206.

Anti-Takeover Provisions

Wachovia	Wells Fargo

North Carolina has two anti-takeover statutes, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, Wachovia elected not to be covered by the restrictions imposed by these statutes. As a result, these statutes do not apply to Wachovia. In	Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

Wachovia	Wells Fargo

addition, North Carolina has a Tender Offer Disclosure Act, which contains certain prohibitions against deceptive practices in connection with making a tender offer and also contains a filing requirement with the North Carolina Secretary of State that has been held unenforceable as to its 30-day waiting period.	• the transaction that will cause the person or entity to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

   •       after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of interested stockholders and (b) shares held by specified employee benefit plans; or

   •       after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203. Wells Fargo has not made such an election.

Dissenters’ Rights

Wachovia	Wells Fargo

Because Wachovia common stock is listed on the New York Stock Exchange and is currently held by more than 2,000 shareholders of record, holders of Wachovia common stock generally will not have appraisal rights in connection with consolidations and mergers involving Wachovia. See “The Merger — Dissenters’ or Appraisal Rights” on page [•].	Because Wells Fargo common stock is listed on the NYSE and is currently held by more than 2,000 shareholders, holders of Wells Fargo common stock generally will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

Indemnification

Wachovia	Wells Fargo

The NCBCA contains specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that:

• a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as a director or officer, unless limited by the articles of incorporation, and	The DGCL provides that, subject to certain limitations in the case of “derivative” suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

   •       a corporation may indemnify a director or officer if he is not wholly successful in that defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided that when a director or
• acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some

Wachovia	Wells Fargo

officer is liable to the corporation, the corporation may not indemnify him.	circumstances, at least not opposed to its best interests; and

The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or by-laws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Wachovia’s by-laws provide for the indemnification of Wachovia’s directors and executive officers by Wachovia against liabilities arising out of their status as directors or executive officers, excluding, as provided for in the NCBCA, any liability relating to activities which were, at the time taken, known or believed by such person to be clearly in conflict with the best interests of Wachovia.

   •       in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, Wells Fargo is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.

Wells Fargo’s restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of Wells Fargo (or is or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or losses incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo’s board of directors.

Wells Fargo’s restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo’s restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

Limitations on Directors’ Liability

Wachovia	Wells Fargo

Wachovia’s restated articles of incorporation eliminate personal liability of each Wachovia director to the fullest extent the NCBCA permits. The NCBCA does not permit eliminating liability with respect to:	Wells Fargo’s restated certificate of incorporation provides that a director of Wells Fargo shall not be liable personally to Wells Fargo or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of:

• acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation;	• any breach of the director’s duty of loyalty to Wells Fargo or its shareholders;

• any liability for unlawful distributions;	• acts or omissions not in good faith or which

Wachovia	Wells Fargo

involve intentional misconduct or a knowing violation of law;

• any transaction from which the director derived an improper personal benefit; or	• payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL; or

• acts or omissions occurring prior to the date the provisions became effective.	• any transaction from which the director derived an improper personal benefit.

Amendments to Articles/Certificate of Incorporation and By-Laws

Wachovia	Wells Fargo

Under North Carolina law, an amendment to the articles of incorporation generally requires the board to recommend the amendment, and either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, to approve the amendment, depending on the amendment’s nature. In accordance with North Carolina law, Wachovia’s board may condition the proposed amendment’s submission on any basis. Under certain circumstances, the affirmative vote of holders of at least two-thirds, or in some cases a majority, of the outstanding Wachovia preferred stock or Wachovia class A preferred stock is needed to approve an amendment to the articles of incorporation. In addition, amendments to provisions of Wachovia’s restated articles of incorporation or Wachovia’s by-laws related to the maximum and minimum number of directors, or the authority to call special shareholders’ meetings, require the approval of not less than 80% of the outstanding Wachovia shares entitled to vote in the election of directors, voting together as a single class. An amendment to Wachovia’s by-laws generally requires either the shareholders or Wachovia’s board to approve the amendment. Wachovia’s board generally may not amend any by- law the shareholders approve, in addition to the other restrictions against the board amending the by-laws.	Under the DGCL, Wells Fargo’s board must propose an amendment to Wells Fargo’s certificate of incorporation, and Wells Fargo’s stockholders must approve the amendment by a majority of outstanding shares entitled to vote. Wells Fargo’s restated certificate of incorporation provides that it may be amended in the manner Delaware law prescribes. Wells Fargo’s by-laws may be amended by Wells Fargo’s board or by Wells Fargo’s stockholders. Generally, an amendment to Wells Fargo’s bylaws will be approved if such amendment receives the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the meeting on the amendment. Certain provisions of Wells Fargo’s bylaws relating to local directors may only be amended by a vote of eighty percent (80%) in amount of the common stock of the company outstanding at the time of such amendment or by the board after receipt of the written consent of the holders of at least eighty percent (80%) of the common stock of the company.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Wachovia will hold a 2009 annual meeting of shareholders only if the merger is not completed. Unless changed, Wachovia’s 2009 annual meeting of shareholders is scheduled to be held at 9:30 am on April 21, 2009 in Charlotte, North Carolina. Under the SEC rules, holders of common stock who wish to make a proposal to be included in Wachovia’s proxy statement and proxy for Wachovia’s 2009 annual meeting of shareholders must cause such proposal to be received by Wachovia at its principal office at 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary, on or before November 10, 2008. If, for some reason, the 2009 annual meeting is held before March 23, 2009 or after May 22, 2009, a shareholder proposal must be received a reasonable time before the proxy solicitation for the 2009 annual meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal, the number of shares of common stock owned and the dates those shares were acquired by the shareholder. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. The proponent should also state his or her intention to continue to hold Wachovia common stock through the date of the 2009 annual meeting of shareholders and appear at Wachovia’s 2009 annual meeting, either in person or by representative, to present the proposal. The proxy rules of the SEC govern the content and form of shareholder proposals and the minimum stockholding requirement. All proposals must be a proper subject for action at Wachovia’s 2009 annual meeting of shareholders.

Additionally, if properly requested, a shareholder may submit a proposal for consideration at the 2009 annual meeting of shareholders, but not for inclusion in Wachovia’s proxy statement and proxy for the 2009 annual meeting of shareholders. Each proposal submitted should set forth a brief description of the matter and the reasons for bringing it before the meeting, the name and address of the shareholder submitting the proposal, the number and class of shares owned or beneficially held by the shareholder and any material interest held by the shareholder in the business other than the interest as a Wachovia shareholder. Under Wachovia’s by-laws, for business to be properly requested to be brought before an annual meeting of shareholders, the Secretary of Wachovia must receive a shareholder proposal between January 22, 2009 and February 21, 2009. If Wachovia’s annual meeting is held before March 23, 2009 or after June 21, 2009 then the Secretary of Wachovia must receive any shareholder proposal between ninety days and sixty days before the scheduled annual meeting or ten days following the first public announcement of the scheduled annual meeting. Additionally, the shareholder must be a shareholder of record of Wachovia at the time of giving such notice and be entitled to vote at such annual meeting. A copy of the by-laws may be obtained from the Secretary of Wachovia at the address on the first page of this proxy statement-prospectus.

EXPERTS

The consolidated financial statements of Wells Fargo & Company and Subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the aforementioned consolidated financial statements, dated February 25, 2008, refers to Wells Fargo’s change in the method of accounting for income taxes, leveraged lease transactions, certain mortgages held for sale and retained interests, and Wells Fargo’s additional disclosure regarding the measurement of fair value for financial assets and liabilities in 2007 and refers to a change in the method of accounting for residential mortgage servicing rights and stock-based compensation in 2006.

The consolidated financial statements of Wachovia Corporation and Subsidiaries (Wachovia Corporation) as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of
December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the aforementioned consolidated financial statements, dated February 25, 2008, refers to Wachovia Corporation’s change in the method of accounting for income tax uncertainties, leveraged leases, hybrid financial instruments, collateral associated with derivative contracts and life insurance in 2007 and refers to a change in the method of accounting for mortgage servicing rights, stock-based compensation and pension and other postretirement plans in 2006.

LEGAL OPINIONS

James Strother, Executive Vice President and General Counsel of Wells Fargo, or another of Wells Fargo’s lawyers, has rendered a legal opinion that the shares of Wells Fargo common and preferred stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and non-assessable. Mr. Strother beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock and preferred stock to be issued in the merger to Wachovia common and preferred shareholders, respectively. This document is part of that registration statement. The registration statement and the exhibits to the registration statement contain additional important information about Wells Fargo and its common and preferred stock. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Wachovia and Wells Fargo SEC Filings

Wells Fargo and Wachovia file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any reports, statements or other information filed by Wells Fargo or Wachovia with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Wells Fargo’s and Wachovia’s SEC filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov. Wells Fargo’s and Wachovia’s SEC filings can also be found at our respective websites, www.wellsfargo.com and www.wachovia.com. Information on the Internet websites of Wells Fargo or Wachovia, or any subsidiary of Wells Fargo or Wachovia, is not part of this document. You should not rely on that information in deciding how to vote on the proposal to approve the plan of merger contained in the merger agreement.

Documents Incorporated by Reference

The SEC allows Wells Fargo and Wachovia to “incorporate by reference” into this document, which means that Wells Fargo and Wachovia can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information that is included directly in this document or contained in later filed documents that are incorporated by reference into this document. This document incorporates by reference the documents set forth below that Wells Fargo and Wachovia have previously filed with the SEC.

Wells Fargo SEC Filings (File No. 001-2979)	—	Annual Report on Form 10-K for the year ended December 31, 2007.
	—	Proxy Statement on Schedule 14A filed March 17, 2008.
	—	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.
	—	Current Reports on Form 8-K filed January 16, 2008, January 24, 2008, January 31, 2008, March 7, 2008, March 12, 2008, March 18, 2008, April 16, 2008, April 23, 2008, May 5, 2008, May 5, 2008, May 5, 2008, May 6, 2008, May 19, 2008, May 28, 2008, June 6, 2008, June 13, 2008, July 16, 2008, August 19, 2008, August 26, 2008, August 28, 2008, September 8, 2008, September 10, 2008, September 15, 2008, September 29, 2008, October 3, 2008, October 9, 2008, October 15, 2008, October 30, 2008 and October 30, 2008 (other than the portions of those documents not deemed to be filed).
	—	The description of Wells Fargo common stock contained in Exhibit 99(e) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendments or reports filed to update such description.

Wachovia SEC Filings (File No. 1-10000)	—	Annual Report on Form 10-K for the year ended December 31, 2007.
	—	Proxy Statement on Schedule 14A filed March 10, 2008.
	—	Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.
	—	Current Reports on Form 8-K filed January 22, 2008, February 8, 2008, February 25, 2008, April 14, 2008, April 17, 2008, April 30, 2008, May 6, 2008, June 2, 2008, June 18, 2008, July 10, 2008, July 22, 2008, July 24, 2008, August 15, 2008, September 9, 2008, September 29, 2008, October 3, 2008, October 9, 2008, October 10, 2008, October 21, 2008, and October 22, 2008 (other than the portions of those documents not deemed to be filed).

All documents filed by Wells Fargo and Wachovia with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference into this proxy statement-prospectus and are part of this document from the date of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Documents Available Without Charge

Wells Fargo and Wachovia will provide, without charge, copies of any report incorporated by reference into this document, excluding exhibits other than those that are specifically incorporated by reference into this document. You may obtain a copy of any document incorporated by reference by writing or calling the appropriate company:

Wells Fargo & Company MAC N9305-173 Sixth and Marquette Minneapolis, Minnesota 55479 Attention: Corporate Secretary Telephone: (612) 667-8655	Wachovia Corporation Wachovia Investor Relations 301 South College Street Charlotte, NC 28288-0206 Telephone: (704) 383-0798

To ensure delivery of the copies in time for the special meeting, your request should be received by [•], 2008.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with different information. This document is dated [•], 2008. You should not assume that information contained or incorporated by reference in this document is accurate as of any date other than that date. Neither the mailing of this document to Wachovia shareholders nor the issuance by Wells Fargo of its common stock or preferred stock in the merger will create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

Wells Fargo & Company

and

Wachovia Corporation*

Dated as of October 3, 2008

*	This agreement is a composite version reflecting certain modifications to the agreement as agreed by the parties.

A-i

Exhibit A — Share Exchange Agreement

A-ii

INDEX OF DEFINED TERMS

Section

Agreement	Preamble
Acquisition Proposal	6.8(b)
Articles of Merger	1.2
BCA	1.1(a)
Bankruptcy and Equity Exception	3.3(a)
Certificate	1.4(d)
Certificate of Merger	1.2
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company Articles	3.1(b)
Company Benefit Plans	6.5(f)
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Articles	3.1(b)
Company Common Stock	1.4(b)
Company Options	1.5(a)
Company Preferred Stock	3.2(a)
Company Requisite Regulatory Approvals	7.3(c)
Company Rights Agreement	3.10
Company SEC Reports	3.5(b)
Company Stock Award	1.6
Company Stock Option	1.5(a)
Company Stock Plans	1.5(a)
Confidentiality Agreement	6.2(b)
Covered Employees	6.5(a)
DGCL	1.1
Disclosure Schedule	9.11
Dissenting Stockholder	1.9
DPC Common Shares	1.4(b)
Effective Time	1.2
ERISA	6.5(f)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(c)
Federal Reserve	3.4
FINRA	3.4
Form S-4	3.4
FSA	3.4
GAAP	3.1

A-iii

Section

Governmental Entity	3.4
HSR Act	3.4
Indemnified Parties	6.6(a)
Letter of Transmittal	2.3(a)
Liens	3.2(c)
Material Adverse Effect	3.8
Merger	Recitals
Merger Consideration	1.4(c)
NYSE	2.3(f)
Parent	Preamble
Parent Bylaws	4.1
Parent Capitalization Date	4.2
Parent Certificate	4.1
Parent Common Stock	1.4(a)
Parent Preference Stock	4.2
Parent Preferred Stock	4.2
Parent Requisite Regulatory Approvals	7.2(c)
Parent SEC Reports	4.5(b)
Parent Stock	4.2
Previously Disclosed	9.11
Proxy Statement	3.4
Regulatory Approvals	3.4
Regulatory Agencies	3.5(a)
Rights	3.2(a)
Sarbanes-Oxley Act	3.5(b)
SBA	3.4
SEC	3.4
Securities Act	3.2(a)
Share Exchange Agreement	Recitals
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.8(b)
Surviving Company	Recitals
Takeover Statutes	3.10
Trust Account Common Shares	1.4(b)
Voting Debt	3.2(a)

A-iv

AGREEMENT AND PLAN OF MERGER, dated as of October 3, 2008, (this “Agreement”), by and between Wachovia Corporation, a North Carolina corporation (“Company”), and Wells Fargo & Company, a Delaware corporation (“Parent”).

RECITALS

A. The Boards of Directors of Company and Parent have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into, Parent (the “Merger”), with Parent as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B. It is the intention of the parties that the Merger shall be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a “plan of reorganization” within the meaning of the Code.

C. Simultaneous with the entry into this Agreement, Parent and Company are entering into a share exchange agreement in the form set forth in Exhibit A (the “Share Exchange Agreement”).

D. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Business Corporation Act of the State of North Carolina (the “BCA”), at the Effective Time, Company shall merge with and into Parent. Parent shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Company shall cease.

(b) Parent may at any time change the method of effecting the combination (including by providing for the merger of Company with and into Parent or otherwise restructuring the transaction to qualify as a “reorganization” within the meaning to Section 368(a) of the Code if and to the extent requested by Parent, and Company agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. On the Closing Date, Company and Parent will cause (i) a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL and (ii) articles of merger (the “Articles of Merger”) to be delivered to the Secretary of State of North Carolina for filing as provided in Section 55-11-05 of the BCA. The Merger shall become effective as set forth in the Certificate of Merger. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company or the holder of any of the following securities:

(a) At the Effective Time, each share of common stock, par value $1 2/3 per share, of Parent (“Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $1 2/3 per share, of the Surviving Company.

(b) All shares of common stock, par value $3.33 1/3 per share, of Company issued and outstanding immediately prior to the Effective Time (together with the preferred share purchase rights attached thereto pursuant to the Company Rights Agreement, the “Company Common Stock”) that are owned by Company or Parent (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Parent in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

(c) Subject to Section 1.4(e), each share of the Company Common Stock, except for shares of Company Common Stock owned by Company or Parent (other than Trust Account Common Shares and DPC Common Shares), shall be converted, in accordance with the procedures set forth in Article II, into 0.1991 (the “Exchange Ratio”) shares of Parent Common Stock (the “Merger Consideration”).

(d) All of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

1.5  Stock Options.

(a) At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Company Common Stock (each, a “Company Stock Option”) will cease to represent an option to purchase Company Common Stock and will be converted automatically into options to purchase Parent Common Stock, and Parent will assume each Company Stock Option subject to its terms; provided, however, that after the Effective Time:

(i) the number of shares of Parent Common Stock purchasable upon exercise of each Company Stock Option will equal the product of (i) the number of shares of Company Common Stock that were purchasable under the Company Stock Option immediately before the Effective Time and (ii) the Exchange Ratio, rounded down to the nearest whole share; and

(ii) the per share exercise price for each Company Stock Option will equal the quotient of (i) the per share exercise price of the Company Stock Option in effect immediately before the Effective Time and (ii) the Exchange Ratio, rounded up to the nearest cent.

(b) Notwithstanding the foregoing, (i) the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Stock Options shall be determined in a manner consistent with any applicable requirements of Section 409A of the Code and (ii) that in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Stock Option shall continue to be governed by the same terms and conditions as were applicable under such Company Stock

Option immediately prior to the Effective Time (after giving effect to any rights resulting from the transactions contemplated under this Agreement pursuant to the Company Stock Plans and the award agreements thereunder). As used in this Agreement, “Company Stock Plans” means the Amended and Restated 2003 Stock Incentive Plan, A.G. Edwards, Inc. 1988 Incentive Stock Plan (2005 Restatement), as amended, Wachovia Corporation 1998 Stock Incentive Plan, Wachovia Employee Stock Plan (as amended April 16, 2002), Wachovia Corporation 2001 Stock Incentive Plan, Wachovia Employee Stock Retention Plan, Golden West Financial Corporation 1996 Stock Option Plan, as amended, Westcorp 2001 Stock Option Plan, Everen Capital Corporation 1996 Restricted Stock Incentive Plan, Republic Security Financial Corp 1997 Performance Incentive Plan, 1996 SouthTrust Corporation Long Term Incentive Plan, 2004 SouthTrust Corporation Long Term Incentive Plan and Everen Nonqualified Stock Option Plan.

1.6 Other Stock-Based Awards. At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Stock Plans (including restricted stock, restricted stock units, deferred stock units, phantom stock units and dividend equivalents), that is outstanding immediately prior to the Effective Time (other than Company Stock Options) (each, a “Company Stock Award”) shall cease to represent a right or award with respect to shares of Company Common Stock and shall be converted, at the Effective Time, into a right or award with respect to Parent Common Stock, and Parent will assume each Company Stock Award subject to its terms; provided, however, that after the Effective Time the number of shares of Parent Common Stock subject to the Company Stock Award will equal to the product of (a) the number of shares of Company Common Stock subject to the Company Stock Award immediately before the Effective Time and (b) the Exchange Ratio, rounded down to the nearest whole share. Except as specifically provided above, following the Effective Time, each Company Stock Award shall continue to be governed by the same terms and conditions as were applicable under such Company Stock Award immediately prior to the Effective Time (after giving effect to any rights resulting from the transactions contemplated under this Agreement pursuant to the Company Stock Plans and the award agreements thereunder).

1.7 Certificate of Incorporation and By-Laws of the Surviving Company. At the Effective Time, the certificate of incorporation of Parent in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of Parent, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.8 Directors and Officers. Subject to applicable law, the directors of Parent immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Parent immediately prior to the Closing Date, together with such officers of Company as the Board of Directors of Parent may determine before the Effective Time, shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.9 Company Preferred Stock. Each share of each series of Company Preferred Stock outstanding immediately prior to the Effective Time shall automatically be converted into such number of shares of Parent Preferred Stock as are set forth on Schedule 1 hereto, having rights, privileges, powers and preferences substantially identical to those of the relevant series of Company Preferred Stock. Notwithstanding anything in this Section 1.9 to the contrary, any holder of Company Preferred Stock may elect to be paid the “fair value” of his or her Company Preferred Stock pursuant to the procedure set forth in Article 13 of the BCA (such holder, a “Dissenting Stockholder”); provided such Dissenting Stockholder follows the procedures and takes action in accordance with such Article of the BCA. If any Dissenting Stockholder gives notice to Company, Company will promptly give Parent notice thereof, and Parent will have the right to participate in all negotiations and proceedings with respect to any such demands. Neither Company nor Surviving Corporation will, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder fails to perfect or effectively withdraws or loses the right to dissent, the Company Preferred Stock held by such Dissenting Stockholder will thereupon be treated as though such shares had been converted into Parent Preferred Stock pursuant to this Section 1.9.

1.10 Effect on Parent Stock; Required Parent Action. Each share of Parent Stock outstanding immediately prior to the Effective Time will remain outstanding. Before the Effective Time, Parent will take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options in accordance with Section 1.5 and for delivery under Company Stock Awards in accordance with Section 1.6. As soon as practicable after the Effective Time, Parent will file one or more appropriate registration statements (on Form S-3 or Form S-8 or any successor or other appropriate forms) with respect to the Parent Common Stock underlying the Company Stock Options pursuant to Section 1.5 and subject to the Company Stock Awards pursuant to Section 1.6.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time Parent shall appoint a bank or trust company Subsidiary of Parent or another bank or trust company reasonably acceptable to Company, or Parent’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall (i) authorize the Exchange Agent to issue an aggregate number of shares of Parent Common Stock equal to the aggregate Merger Consideration, and (ii) deposit, or cause to be deposited with, the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (the “Exchange Fund”).

2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time may be paid to Parent. In such event, any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Company prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Company hereby represents and warrants to Parent as follows (solely as of the date hereof except in the case of the representations and warranties set forth in Sections 3.2(a), 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.8 (solely with respect to the last sentence thereof)):

3.1 Corporate Organization.

(a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) True, complete and correct copies of the Restated Articles of Incorporation of Company (as amended, the “Company Articles”), and the Amended and Restated Bylaws of Company (as amended, the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by Company and are available to Parent.

(c) Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2 Capitalization. (a) The authorized capital stock of Company consists of 3,000,000,000 shares of Company Common Stock of which, as of September 30, 2008 (the “Company Capitalization Date”) no more than 2,160,916,999 shares were issued and outstanding, and 550,000,000 shares of preferred stock of which, as of the Company Capitalization Date, (i) 500,000,000 are designated as Dividend Equalization Preferred Shares, 97,000,000 shares of which were issued and outstanding, (ii) 10,000,000 are designated as Preferred Stock, no shares of which were issued and outstanding, and (iii) 40,000,000 are designated as Class A Preferred Stock, of which (A) 5,000,000 are designated as Series G, Class A Preferred Stock, no shares of which were issued and outstanding, (B) 5,000,000 are designated as Series H, Class A Preferred Stock, no shares of which were issued and outstanding, (C) 25,010 are designated as Series I, Class A Preferred Stock, no shares of which were issued and outstanding, (D) 2,300,000 are designated as Series J, Class A Preferred Stock, 2,300,000 shares of which were issued and outstanding, (E) 3,500,000 are designated as Series K, Class A Preferred Stock, 3,500,000 shares of which were issued and outstanding, and (F) 4,025,000 are designated as

7.50% Non-cumulative Perpetual Class A Preferred Stock, Series L, 4,025,000 shares of which were issued and outstanding (clauses (i), (ii) and (iii) collectively, “Company Preferred Stock”). As of the Company Capitalization Date, there were outstanding Company Stock Options to purchase an aggregate of 18,982,721 shares of Company Common Stock and outstanding Company Stock Awards in respect of 154,250,765 shares of Company Common Stock. As of the Company Capitalization Date, there were no more than 84,435,663 shares of Company Common Stock reserved for issuance under the Company Stock Plans, and there were no more than 335,416,667 shares of Company Common Stock reserved for issuance under the terms of its convertible Preferred Stock. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding. As of the Company Capitalization Date, except pursuant to this Agreement as set forth in this Section 3.2 (including as contemplated in Section 3.2(b)), the Share Exchange Agreement and Company’s dividend reinvestment plan, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company. There are no contractual obligations of Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (y) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Other than awards under the Company Stock Plans that are outstanding as of the Company Capitalization Date, no other equity-based awards are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, Company has not (A) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Stock Options or settlement in accordance with their terms of the Company Stock Plans that were outstanding on the Company Capitalization Date or (B) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards. From June 30, 2008 through the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long term incentive compensation awards, (ii) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (iii) adopted or amended any material Company Benefit Plan (as defined in Section 6.5(h)).

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X) (each a “Significant Subsidiary”) of Company (other than Wachovia Securities) are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation. (a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that this Agreement is advisable and in the best interests of Company and its shareholders and has directed that this Agreement be submitted to Company’s shareholders for approval and adoption at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote to adopt and approve the plan of merger contained in this Agreement, this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate action. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation that would not reasonably be expected to cause a Material Adverse Effect.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), NYSE, state securities authorities, the Financial Industry Regulatory Authority (“FINRA”), applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a Proxy Statement in definitive form relating to the meeting of Company’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 6.1(a), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of North Carolina, (v) any notices to or filings with the Small Business Administration (the “SBA”), (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

3.5 Reports; Regulatory Matters.

(a) Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 and prior to the date hereof with the Federal Reserve, SEC, the NYSE, any state consumer finance or mortgage banking regulatory authority or other Agency, any foreign regulatory authority and any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2006 and prior to the date hereof, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2006 and prior to the date of this Agreement (the “Company SEC Reports”) and (ii) communication mailed by Company to its shareholders since January 1, 2006 and prior to the date of this Agreement is publicly available. No such Company SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

3.6 Financial Statements.

(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, KPMG LLP has not resigned or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Company’s system of internal accounting controls.

3.7 Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Goldman, Sachs & Co. and Perella Weinberg Partners pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Parent.

3.8 Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or Company, as the case may be, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes in GAAP or regulatory accounting requirements, (B) changes in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally or in respect of the customers of the Company and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure to meet earnings projections, including any underlying causes thereof, (F) the impact of the Merger on relationships with customers or employees, (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby solely to the extent the Company demonstrates such effect to have so resulted from such disclosure or consummation, (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (I) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything that may be Previously Disclosed, neither the Company nor any of its Significant Subsidiaries has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy laws or similar state or federal law, become insolvent or become subject to conservatorship or receivership.

3.9 Compliance with Applicable Law. Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied with and are not in default in any respect under any, law applicable to Company or any of its Subsidiaries, except for the failure to hold or to have complied with or to not be in default which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.10 Rights Agreement; State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions (i) the rights issued pursuant to that certain Shareholder Protection Rights Agreement, dated as of December 19, 2000, as amended, between Company and Wachovia Bank, National Association, as Rights Agent (the “Company Rights Agreement”) and (ii) the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.11 Approvals. As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.12 Opinion. The Board of Directors of Company has received the opinions of Goldman Sachs & Co. and Perella Weinberg Partners, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

3.13 Company Information. The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Parent hereby represents and warrants to Company as follows (solely as of the date hereof except in the case of the representations and warranties set forth in Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7):

4.1 Corporate Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended (the “Parent Certificate”), and Bylaws of Parent (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been filed by Parent and are publicly available to Company.

4.2 Capitalization. The authorized capital stock of Parent consists of 6,000,000,000 shares of Parent Common Stock of which, as of June 30, 2008 (the “Parent Capitalization Date”), 3,472,762,050 shares were issued and 3,311,960,699 shares were outstanding, 4,000,000 shares of preference stock (the “Parent Preference Stock”) of which, as of the Parent Capitalization Date, no shares were outstanding, and 20,000,000 shares of preferred stock (the “Parent Preferred Stock”, and together with the Parent Common Stock and Parent Preference Stock, the “Parent Stock”), of which, as of the Parent Capitalization Date, (i) 75,000 shares are designated as “1999 ESOP Cumulative Convertible Preferred Stock”, 1,235 shares of which were issued and outstanding, (ii) 170,000 shares are designated as “2000 ESOP Cumulative Convertible Preferred Stock”, 8,929 shares of which were issued and outstanding, (iii) 192,000 shares are designated as “2001 ESOP Cumulative Convertible Preferred Stock”, 16,243 shares of which were issued and outstanding, (iv) 238,000 shares are designated as “2002 ESOP Cumulative Convertible Preferred Stock”, 25,179 shares of which were issued and outstanding, (v) 260,200 shares are designated as “2003 ESOP Cumulative Convertible Preferred Stock”, 36,168 shares of which were issued and outstanding, (vi) 321,000 shares are designated as “2004 ESOP Cumulative Convertible Preferred Stock”, 54,360 shares of which were issued and outstanding, (vii) 363,000 shares are designated as “2005 ESOP Cumulative Convertible Preferred Stock”, 71,714 shares of which were issued and outstanding, (viii) 414,000 shares are designated as “2006 ESOP Cumulative Convertible Preferred Stock”, 93,766 shares of which were issued and outstanding, (ix) 484,000 shares are designated as “2007 ESOP Cumulative Convertible Preferred Stock”, 124,024 shares of which were issued and outstanding, (x) 520,500 shares are designated as “2008 ESOP Cumulative Convertible Preferred Stock”, 291,703 shares of which were issued and outstanding, (xi) 25,001 shares are designated as “Non-Cumulative Perpetual Preferred Stock, Series A”, none of which were issued and outstanding, and (xii) 17,501 shares are designated as “Non-Cumulative Perpetual Preferred Stock, Series B”, none of which were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued and outstanding. As of the Parent Capitalization Date, Parent held 160,801,351 shares of Parent Common Stock in its treasury. As of the Parent Capitalization Date, there were no more than 1,000,000,000 shares of Parent Common Stock reserved for issuance under the Parent’s equity compensation plans. As of the Parent Capitalization Date, except pursuant to this Agreement, Parent’s dividend reinvestment plan and stock repurchase plans entered into by Parent from time to time, Parent does not have and is not bound by any Rights calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate or the Parent Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation that would not reasonably be expected to cause a Material Adverse Effect.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statements contemplated by Section 6.1(a), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of North Carolina, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, (v) any notices or filings under the HSR Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent of this Agreement.

4.5 Reports; Regulatory Matters.

(a) Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 and prior to the date hereof with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2006 and prior to the date of this Agreement, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since January 1, 2006 and prior to the date of this Agreement (the “Parent SEC Reports”) and (ii) communication mailed by Parent to its shareholders since January 1, 2006 and prior to the date of this Agreement is publicly available. No such Parent SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, KPMG LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non- exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Parent’s system of internal accounting controls.

4.7 Broker’s Fees. Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as previously disclosed to Company.

4.8 Compliance with Applicable Law. Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied with and are not in default in any respect under any, law applicable to Parent or any of its Subsidiaries, except for the failure to hold or to have complied with which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.9 Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.10 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement or as required by applicable law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) Other than pursuant to Rights outstanding on the date of this Agreement, pursuant to the Company Rights Agreement, or pursuant to the Share Exchange Agreement, except as Previously Disclosed, (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or (ii) permit any additional shares of its stock to become subject to new grants, except issuances under dividend reinvestment plans or issuances of employee or director stock options or other stock-based employee Rights, in either case, in the ordinary course of business consistent with past practice not to exceed 350,000 shares and which awards will not vest upon completion of or in connection with the transactions contemplated hereby.

(b) (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) regular quarterly dividends on its common stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof, (C) required dividends on its preferred stock or on the preferred stock of its Subsidiaries, (D) required dividends on the common stock of any Subsidiary that is a real estate investment trust or (E) the distribution of rights pursuant to the Company Rights Agreement (other than in connection with the transactions contemplated hereby)) or

(ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans).

(c) Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(d) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Company Requisite Regulatory Approvals will be more difficult to obtain.

(e) Amend the Company Articles or the Company Bylaws or similar governing documents of any of its Significant Subsidiaries.

(f) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(g) Except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, “Employees”), except for any increases in base salary in the ordinary course of business consistent with past practice (other than with respect to Employees who are directors or officers of the Company or any of its Subsidiaries), (ii) pay any amounts to Employees or increase any amounts or rights of any Employees not required by any current plan or agreement, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law.

(h) Notwithstanding anything herein to the contrary, take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable law, regulation or policies imposed by any Governmental Authority.

(i) Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business.

(j) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

(k) Notwithstanding anything herein to the contrary, take, or omit to take, any action that is intended or may reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.3 Parent Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) Amend the Parent Certificate or Parent Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Company, the shareholders of Company or the transactions contemplated by this Agreement.

(b) Notwithstanding anything herein to the contrary, take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable law, regulation or policies imposed by any Governmental Authority; provided, that nothing in this Section 5.3(b) shall preclude Parent from exercising its rights under the Share Exchange Agreement and under the Series M Preferred Stock of Company issued thereunder.

(c) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

(d) Notwithstanding anything herein to the contrary, take, or omit to take, any action that is intended or may reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters. (a) Parent and Company shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(c) Each of Parent and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this

Agreement. (d) Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Company’s outstanding debt, guarantees, securities, and (to the extent informed such requirement by Company) other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

(e) Each of Parent and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Parent Requisite Regulatory Approval or Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither Company nor Parent, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of September 26, 2008 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3 Shareholder Approval. As of the date of this Agreement, the Board of Directors of Company has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Company’s shareholders for their consideration. The Board of Directors of Company will submit to its shareholders the plan of merger contained in this Agreement and any other matters required to be approved or adopted by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene a meeting of its shareholders, as promptly as practicable, to consider and vote upon approval of the plan of merger as well as any other such matters. The record date for any such meeting of Company shareholders shall be determined in prior consultation with and subject to the prior approval of Parent, and shall in any case be no fewer than 3 business days after the Share Exchange Closing. The Board of Directors of Company will use all reasonable best efforts to obtain from its shareholders a vote approving and adopting the plan of merger contained in this Agreement. However, if the Board of Directors of Company, after consultation with (and based on the advice of) counsel, determines in good faith that, because of a conflict of interest or other special circumstances (it being agreed that such special circumstances will include, for purposes of this Agreement, the receipt by Company of an Acquisition Proposal that the Board of Directors of Company concludes in good faith constitutes a Superior Proposal), it would violate its fiduciary duties under applicable law to continue to recommend the plan of merger set forth in this Agreement, then in submitting the plan of merger to Company’s shareholders, the Board of Directors of Company may submit the plan of merger to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that it may not take any actions under this sentence until after giving Parent at least five business days to respond to any such Acquisition Proposal or other circumstances giving rise to such particular proposed action (and after giving Parent notice of the latest material terms, conditions and identity of the third party in any such Acquisition Proposal or describe in reasonable detail such other circumstances) and then taking into account any amendment or modification to this Agreement proposed by Parent (it being agreed that paragraph six of the Confidentiality Agreement will not preclude such a response or proposal).

6.4 NYSE Listing. Parent shall cause the shares of capital stock of Parent to be issued in exchange for capital stock of the Company that is currently listed on the NYSE upon consummation of the Merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters. (a) Following the Closing Date, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided, that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries; and (ii) until such time as Parent shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans and compensation opportunities of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent plans may commence at different times with respect to each Parent plan).

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than Company or its Subsidiaries), Parent shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service (A) shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service, and (B) shall not apply for purposes of any plan, program or arrangement under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service; and (ii) with respect to any health, dental, vision plan or other welfare of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, use its reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental or vision expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(c) From and after the Effective Time, Parent shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended or terminated after the date hereof with the prior written consent of Parent, each employment agreement and change in control agreement to which Company or any of its Subsidiaries is a party and the obligations of Company and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement to which they are a party.

(d) Nothing in this Section 6.5 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

(e) Without limiting the generality of Section 9.9, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

(f) For purposes of this Agreement, “Company Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of Company or any of its Subsidiaries entered into, maintained or contributed to by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, or with respect to which Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Company or any of its Subsidiaries or to any beneficiary or dependant thereof.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement and the Share Exchange Agreement.

(b) For a period of six years following the Effective Time, Parent will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries (determined as of the Effective Time) (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement) which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided that failure so to notify will not affect the obligations of Parent under Section 6.6(a) unless and to the extent that Parent is actually and materially prejudiced as a consequence.

(d) If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.6.

(e) The provisions of this Section 6.6 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the applicable SEC No-Action Letter dated January 12, 1999.

6.8 No Solicitation.

(a) Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal, or waive any provision of or amend the terms of the Company Rights Agreement, in respect of an Acquisition Proposal; provided that, in the event Company receives an unsolicited Acquisition Proposal and the Board of Directors of Company concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Board of Directors of Company concludes in good faith (and based on the advice of counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement as entered into on September 26, 2008, and it shall simultaneously provide Parent with any such nonpublic information to the extent it has not previously provided such information to Parent. Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Company will promptly (within two business days) advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(b) Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

As used in this Agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Company or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

As used in this Agreement, “Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal,” the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “100%”.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have been approved and adopted by the requisite affirmative vote of the shareholders of Company entitled to vote thereon.

(b) NYSE Listing. The shares of capital stock of Parent to be issued in exchange for capital stock of Company that is currently listed on the NYSE upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in (i) Section 3.2(a) shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (ii) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7 shall be true and correct in all material respects, and (iii) the last sentence of Section 3.8 shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c) Regulatory Approvals. All regulatory approvals from the Federal Reserve and under the HSR Act and any other regulatory approvals set forth in Section 4.4 the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Parent Requisite Regulatory Approvals”).

(d) Opinion of Tax Counsel. Parent shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of Company and Parent.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Regulatory Approvals. All regulatory approvals from the Federal Reserve and under the HSR Act and any other regulatory approvals set forth in Section 3.4 the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

(d) Opinion of Tax Counsel. Company shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Company and Parent.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

(a) by mutual consent of Company and Parent in a written instrument authorized by the Boards of Directors of Company and Parent;

(b) by either Company or Parent, if any Governmental Entity that must grant a Parent Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c) by either Company or Parent, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent, in the case of a termination by

Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 60 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Parent, if the Board of Directors of Company submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval, the Board of Directors of Company otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.3, or the Board of Directors of Company recommends to its shareholders an Acquisition Proposal other than the Merger;

(f) by Parent, if a Governmental Entity of competent jurisdiction shall have issued an order, injunction or decree, which order, injunction or decree remains in effect and has become final and nonappealable, that permanently enjoins or prohibits or makes illegal the issuance of shares of the Series M Preferred Stock of the Company to Parent pursuant to the Share Exchange Agreement or prevents Parent from voting such shares in favor of approving and adopting this Agreement at the meeting of Company shareholders held for that purpose; or

(g) by either Company or Parent, if the approval of the Company’s shareholders required by Section 7.1(a) shall not have been obtained at a duly held meeting of Company shareholders convened for the purpose of approving and adopting this Agreement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither Company nor Parent shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.

8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Company and Parent, and all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, on a date no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Company, to:

Wachovia Corporation
One Wachovia Center
Charlotte, NC 28288
Attention: General Counsel
Facsimile: (704) 374-3425

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004

Attention:	H. Rodgin Cohen
Mitchell S. Eitel
Facsimile: (212) 558-3588

(b) if to Parent, to:

Wells Fargo & Company
Wells Fargo Center
MAC #N9305-173
Sixth and Marquette
Minneapolis, Minnesota 55479
Attention: Corporate Secretary
Facsimile: (612) 667-6082

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Edward D. Herlihy
Lawrence S. Makow
Facsimile: (212) 403-2000

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles; provided that the BCA, including the provisions thereof governing the fiduciary duties of director of a North Carolina corporation, shall govern as applicable. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Publicity. Neither Company nor Parent shall, and neither Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Parent, in the case of a proposed announcement or statement by Company, or Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.11 Disclosure Schedule. Before entry into this Agreement, Company delivered to Parent a schedule (a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Company in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

IN WITNESS WHEREOF, Company and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WELLS FARGO & COMPANY

By:
/s/  Richard Kovacevich
Name: Richard Kovacevich
Title: Chairman

WACHOVIA CORPORATION

By:
/s/  Robert K. Steel
Name: Robert K. Steel
Title: President and CEO

Schedule 1

		Ratio of Company
		Preferred Stock to
		Parent Preferred
Series of Company Preferred Stock	Series of Parent Preferred Stock	Stock

Dividend Equalization Preferred Shares	Dividend Equalization Preferred Shares	1 / 1000
Series G, Class A Preferred Stock	Class A Preferred Stock, Series G	1 / 100
Series H, Class A Preferred Stock	Class A Preferred Stock, Series H	1 / 100
Series I, Class A Preferred Stock	Class A Preferred Stock, Series I	1
Series J, Class A Preferred Stock	8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J	1
Series K, Class A Preferred Stock	Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K	1
7.50% Non-Cumulative Perpetual Class A Preferred Stock, Series L	7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L	1
Series M, Class A Preferred Stock	Class A Preferred Stock, Series M	1

APPENDIX B

[Letterhead of Goldman Sachs & Co.]

October 3, 2008

The Board of Directors
Wachovia Corporation
One Wachovia Center
Charlotte, NC 28288

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders, other than Wells Fargo & Company (“Parent”) and its affiliates, of the outstanding shares of common stock, par value $3.33 1/3 per share (the “Shares”), of Wachovia Corporation (the “Company”) (the “Holders”) of the exchange ratio of 0.1991 of a share of common stock, par value $1 2/3 per share (the “Parent Common Stock”), of Parent to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of October 3, 2008 (the “Merger Agreement”), by and between Parent and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations on or prior to (but not after) September 28, 2008 with Parent. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having (i) acted as advisor to the Company and its affiliates in connection with various of their respective mortgage securitizations from 2005 to 2006; (ii) acted as co-lead manager for the offering of preferred stock of the Company in January 2006; (iii) acted as financial advisor to the Company in connection with its acquisition of Westcorp in March 2006; (iv) acted as joint bookrunner for the concurrent offerings of common stock and Series L Non-Cumulative Perpetual Convertible Class A preferred stock of the Company in April 2008; and (v) provided financial advisory services to the Company since June 2008. In addition, we have provided certain investment banking and other financial services to Parent and its affiliates from time to time, including having acted as (i) advisor to Parent and its affiliates in connection with various of their respective investment grade debt issuances from 2004 to 2008; (ii) counterparty to various derivatives transactions entered into by Parent in 2006; (iii) joint bookrunner for the offering of preferred stock of an affiliate of Parent in January 2007 and (iv) joint bookrunner for the offering of preferred stock of Parent in September 2008. We also may provide investment banking and other financial services to the Company, Parent and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Merger Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Parent for the five fiscal years ended December 31, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; certain publicly available research analyst reports for the Company and Parent; certain internal financial analyses and forecasts for the Company prepared by the Company’s management; estimates by the Company’s management as to the Company’s liquidity, as well as certain analyses prepared by the Company’s

Board of Directors
Wachovia Corporation
October 3, 2008
Page Two

management with respect to the Company’s leverage and capital adequacy; and publicly announced credit ratings of the Company and spreads applicable to credit default swaps relating to the debt of the Company and of certain other institutions that we believe to be generally relevant. We have also held discussions with members of the senior management of the Company regarding their assessment of the rationale for the Transaction, the past and current business operations, financial condition and future prospects of the Company and the fair market value of certain key asset categories of the Company. In addition, we have reviewed the reported price and trading activity for the Shares and shares of Parent Common Stock, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have been informed by members of the Company’s management that the Company has considerable exposure to risks related to the deteriorating credit performance and declining values of a significant portion of the loan and mortgage portfolios and related assets of the Company and its subsidiaries, and that the business and prospects of the Company (including its ability to operate as a going concern on a stand-alone basis) have been severely and negatively affected as a result thereof, as well as due to the ongoing crisis in the capital markets, the extraordinary economic and financial environment currently prevailing and the deteriorating financial condition of the Company.

In particular, you have informed us that:

•	the Company’s liquidity position is severely strained due in large part to declining customer and counterparty confidence, and that the Company may have insufficient unrestricted cash on hand to meet its needs in the near term;

•	the Company and its principal operating subsidiaries have a limited amount of unencumbered assets available as collateral for any financings that the Company may seek to obtain on an immediate basis;

•	as a result of general market conditions and matters specific to the Company’s financial condition, the Company presently would not be able to raise capital through the capital markets in amounts sufficient for its needs, and this difficulty will continue for the foreseeable future;

•	the United States banking regulators have not offered financial assistance to the Company on a stand-alone basis to adequately address the financial situation of the Company, including its immediate and long term liquidity needs;

•	the Company projects substantial losses for the remainder of fiscal year 2008 and for fiscal year 2009, which will put significant strain on the Company’s ability to maintain its capital position in the near term in light of difficulties the Company faces in seeking financings and accessing the capital markets;

•	the downgrades of the Company’s credit ratings that the Company’s management expected to be announced by Moody’s Investors Service and Standard & Poor’s, which remain imminent absent a transaction (such as the Transaction) that would provide the Company with sources of substantial ongoing liquidity and funding or that would relieve the Company of the need for such liquidity and funding, would further negatively affect customer and counterparty confidence in the Company, and the Company’s liquidity and access to the capital markets; and

•	absent immediately entering into a definitive transaction (such as the Transaction) that would provide the Company with sources of substantial ongoing liquidity and funding or that would relieve the Company of the need for such liquidity and funding, the Company and its subsidiaries would face intervention by the United States federal banking regulators and/or be required to seek protection under applicable bankruptcy laws.

Board of Directors
Wachovia Corporation
October 3, 2008
Three

You have advised us that, as a result of the foregoing, the Company and its Board of Directors are faced with a rapidly narrowing set of alternatives, which, at this time, are limited to a transaction such as the Transaction or intervention by the United States federal banking regulators. Accordingly, we also considered recent instances where concerns regarding the liquidity of a bank or financial institution triggered a rapid deterioration of the institution’s financial condition, necessitating government intervention or bankruptcy protection, and as a result of which the common equity holders of the institution are likely to receive substantially diminished value, if any at all, for their equity. In light of the facts and circumstances, we have also assumed, without independent verification, that if the Company’s banking assets were taken over by the United States federal banking regulators and the Company’s non-banking assets liquidated under applicable bankruptcy laws, the Holders would likely receive no material value.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. As you are aware, we did not receive from Parent forecasts of its future financial performance, and we were advised by you that the currently available forecasts for the Company no longer reflect the Company’s best estimates of its future financial performance, as a result of the current circumstances of the Company described hereinabove. With your consent, (i) our diligence of Parent was limited to publicly available information, including publicly available estimates of certain research analysts of Parent (the “Parent Estimates”) and did not include discussions with management or representatives of Parent or other diligence we would customarily conduct in connection with preparing a fairness opinion, (ii) for purposes of rendering this opinion, we have relied upon the Parent Estimates and did not rely upon any financial forecasts relating to the Company, and (iii) we did not perform certain analyses that we would customarily prepare for the Company in connection with a fairness opinion because such analyses are not meaningful as a result of the extraordinary circumstances of the Company described herein. We have assumed with your consent that the Parent Estimates reflect the best currently available estimates and judgments of the management of the Company with respect to Parent’s future financial performance. We also have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver or amendment of, or delay in the fulfillment of, any terms or conditions set forth in the Merger Agreement or any subsequent development related to the Transaction, including, without limitation, any litigation that may result from the Company having entered into the Transaction, that would have an adverse effect on the Company, Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters, as to which matters we understand the Company has received such advice as it deems necessary from qualified professionals. We are not experts in the evaluation of loan and mortgage portfolios or in assessing the adequacy of allowances for losses with respect thereto, and accordingly, we have not evaluated the same with respect to the Company or Parent and have assumed, with your consent, that Parent’s allowances for such losses are adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. In addition, we have not evaluated the solvency or fair value of any party to the Merger Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. We do not express any opinion as to the value of any asset of the Company, whether at current market prices or in the future. We note, however, that, under the ownership of a company with adequate liquidity and capital, such as Parent, the value of the Company and its subsidiaries could substantially improve, resulting in significant returns to Parent if the Transaction is consummated.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any other strategic alternative that may

Board of Directors
Wachovia Corporation
October 3, 2008
Four

be available to the Company under the circumstances. This opinion addresses only the fairness from a financial point of view to the Holders, as of the date hereof, of the Exchange Ratio. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, (i) the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities (other than the Holders), creditors or other constituencies of the Company or Parent or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Parent, or class of such persons in connection with the Transaction, whether relative to the 0.1991 of a share of Parent Common Stock to be paid for each Share pursuant to the Merger Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares or shares of Parent Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, including the ongoing crisis in the capital markets, the condition of the mortgage market, the extraordinary financial and economic environment currently prevailing and the related uncertainty regarding the extent and duration of these conditions. We assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. In addition, with your consent, we have not considered or evaluated in arriving at our opinion current plans for a possible program sponsored by the United States Federal Government to provide support to financial institutions by purchasing distressed mortgage-related assets, or any impact of any such plans or programs on the Company or Parent or the economic environment. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or otherwise act with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, as well as the extraordinary circumstances facing the Company described herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
Goldman, Sachs & Co.

APPENDIX C

[Letterhead of Perella Weinberg Partners]

October 3, 2008

The Board of Directors
Wachovia Corporation
One Wachovia Center
Charlotte, NC 28288

Members of the Board of Directors:

We understand that Wachovia Corporation, a North Carolina corporation (the “Company”), is considering a transaction whereby Wells Fargo & Company (“Parent”) will effect a merger involving the Company. Pursuant to an Agreement and Plan of Merger, dated as of October 3, 2008 (the “Merger Agreement”), by and between Parent and the Company, a North Carolina corporation to be formed and wholly owned by Parent will merge with and into the Company (the “Merger”) as a result of which the Company will become a wholly owned subsidiary of Parent and each outstanding share of common stock, par value $3.33 1/3 per share, of the Company (the “Shares”) will be converted into the right to receive 0.1991 of a share (the “Exchange Ratio”) of common stock, par value $1 2/3 per share, of Parent (“Parent Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to holders of the Shares other than Parent and its affiliates (the “Holders”) of the Exchange Ratio in the Merger.

For purposes of the opinion set forth herein, we have, among other things:

1.	reviewed certain publicly available financial statements and other business and financial information with respect to the Company and Parent, including research analyst reports;

2.	reviewed certain internal financial statements, analyses and forecasts, and other financial and operating data relating to the business of the Company, in each case, prepared by the Company’s management;

3.	discussed the past and current operations, financial condition and future prospects of the Company with senior executives of the Company;

4.	reviewed estimates by the Company’s management as to the Company’s liquidity, as well as certain analyses prepared by the Company’s management with respect to the Company’s leverage and capital adequacy;

5.	discussed the fair market value of certain types of key asset categories of the Company with senior executives of the Company;

6.	reviewed publicly announced credit ratings of the Company and spreads applicable to credit default swaps relating to the debt of the Company and of certain other institutions that we believe to be generally relevant;

7.	held discussions with members of the senior management of the Company regarding their assessment of the rationale for the Merger;

8.	compared the financial performance of the Company and of Parent with that of certain publicly-traded companies which we believe to be generally relevant;

9.	reviewed the reported price and trading activity for the Shares and Parent Common Stock, and compared such price and trading activity of the Shares and shares of Parent Common Stock with that of securities of certain publicly-traded companies which we believe to be generally relevant;

10.	reviewed the Merger Agreement; and

11.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

We have been informed by members of the Company’s management that the Company has considerable exposure to risks related to the deteriorating credit performance and declining values of a significant portion of the loan and mortgage portfolios and related assets of the Company and its subsidiaries, and that the business and prospects of the Company (including its ability to operate as a going concern on a stand-alone basis) have been severely and negatively affected as a result thereof, as well as due to the ongoing crisis in the capital markets, the extraordinary economic and financial environment currently prevailing and the deteriorating financial condition of the Company.

In particular, you have informed us that:

•	the Company’s liquidity position is severely strained due in large part to declining customer and counterparty confidence, and that the Company may have insufficient unrestricted cash on hand to meet its needs in the near term;

•	the Company and its principal operating subsidiaries have a limited amount of unencumbered assets available as collateral for any financings that the Company may seek to obtain on an immediate basis;

•	as a result of general market conditions and matters specific to the Company’s financial condition, the Company presently would not be able to raise capital through the capital markets in amounts sufficient for its needs, and this difficulty will continue for the foreseeable future;

•	the United States banking regulators have not offered financial assistance to the Company on a stand-alone basis to adequately address the financial situation of the Company, including its immediate and long term liquidity needs;

•	the Company projects substantial losses for the remainder of fiscal year 2008 and for fiscal year 2009, which will put significant strain on the Company’s ability to maintain its capital position in the near term in light of difficulties the Company faces in seeking financings and accessing the capital markets;

•	the downgrades of the Company’s credit ratings that the Company’s management expected to be announced by Moody’s Investors Service and Standard & Poor’s, which remain imminent absent a transaction (such as the Merger) that would provide the Company with sources of substantial ongoing liquidity and funding or that would relieve the Company of the need for such liquidity and funding, would further negatively affect customer and counterparty confidence in the Company, and the Company’s liquidity and access to the capital markets; and

•	absent immediately entering into a definitive transaction (such as the Merger) that would provide the Company with sources of substantial ongoing liquidity and funding or that would relieve the Company of the need for such liquidity and funding, the Company and its subsidiaries would face intervention by the United States federal banking regulators and/or be required to seek protection under applicable bankruptcy laws.

You have advised us that, as a result of the foregoing, the Company and its Board of Directors are faced with a rapidly narrowing set of alternatives, which, at this time, are limited to a transaction such as the Merger or intervention by the United States federal banking regulators. Accordingly, we also considered recent instances where concerns regarding the liquidity of a bank or financial institution triggered a rapid deterioration of the institution’s financial condition, necessitating government intervention or bankruptcy protection, and as a result of which the common equity holders of the institution are likely to receive substantially diminished value, if any at all, for their equity. In light of the facts and circumstances, we have also assumed, without independent verification, that if the Company’s banking assets were taken over by the United States federal banking regulators and the Company’s non-banking assets liquidated under applicable bankruptcy laws, the Holders would likely receive no material value.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further assumed that the information furnished by the management of the Company for purposes of our analysis does not contain any material omissions or misstatements of material fact. As you are aware, we did not receive from Parent forecasts of its future financial performance, and we were advised by you that the currently available forecasts for the Company no longer reflect the Company’s best estimates of its future financial performance, as a result of the current circumstances of the Company described hereinabove. With your consent, (i) our diligence of Parent was limited to publicly available information, including publicly available estimates of certain research analysts of Parent (the “Parent Estimates”) and did not include discussions with management or representatives of Parent or other diligence we would customarily conduct in connection with preparing a fairness opinion, (ii) for purposes of rendering this opinion, we have relied upon the Parent Estimates and did not rely upon any financial forecasts relating to the Company and (iii) we did not perform certain analyses that we would customarily prepare for the Company in connection with a fairness opinion because such analyses are not meaningful as a result of the extraordinary circumstances of the Company described herein. We have assumed with your consent that the Parent Estimates reflect the best currently available estimates and judgments of the management of the Company with respect to Parent’s future financial performance. In arriving at our opinion, we have not reviewed individual credit files nor have we made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries, and we have not been furnished with any such valuations or appraisals. We are not experts in the valuation of loan or mortgage portfolios or securities relating to loan or mortgage portfolios, or allowances for losses with respect thereto, and accordingly, have not evaluated the same with respect to the Company or Parent, and have assumed, with your consent, that Parent’s allowances for such losses are adequate to cover all such losses. In addition, we have not evaluated the solvency or fair value of any party to the Merger Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. We do not express any opinion as to the value of any asset of the Company, whether at current market prices or in the future. We note, however, that, under the ownership of a company with adequate liquidity and capital, such as Parent, the value of the Company and its subsidiaries could substantially improve, resulting in significant returns to Parent if the Merger is consummated.

This opinion addresses only the fairness from a financial point of view to the Holders, as of the date hereof, of the Exchange Ratio. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. As you are aware, we did not participate in negotiations with respect to the terms of the Merger and related transactions. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have assumed that the Merger will be consummated as described in the Merger Agreement, and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company, Parent or on the expected benefits of the Merger in any way meaningful to our analysis. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared to any other strategic alternative that may be available to the Company under the circumstances, nor does it address any legal, tax, regulatory or accounting matters, as to which matters we understand the Company has received such advice as it deems necessary from qualified professionals. We have relied as to all legal matters relevant to rendering our opinion upon advice of counsel. We have not been authorized to solicit, and have not solicited, on a widespread basis indications of interest in a transaction with the Company from any party.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive fees for our services, a portion of which is payable upon the execution of definitive agreements in respect of the Merger and a substantial portion of which is contingent upon the closing of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness committee of Perella Weinberg Partners LP.

It is understood that this letter is for the information and assistance of the Board of Directors of the Company in connection with and for the purposes of their evaluation of the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of the Shares or any other class of securities of the Company as to how such holder should vote or otherwise act with respect to the Merger or any other matter. In addition, we express no opinion as to the fairness of the Merger to, or any consideration to, the holders of any other class of securities (other than the Holders), the creditors or other constituencies of the Company or Parent. We are not expressing any opinion as to the prices at which the Shares or shares of Parent Common Stock will trade at any time. We consent to the reproduction and inclusion of this opinion in full in any proxy or information statement sent to the Company’s shareholders relating to the Merger, if (i) we and our counsel have had a reasonable opportunity to review and approve and have approved the same before any submission or distribution thereof (it being understood that our approval will not be unreasonably withheld, conditioned or delayed), and (ii) the inclusion of this opinion in such proxy or information statement is required by applicable law. Our opinion is based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof, including the ongoing crisis in the capital markets, the condition of the mortgage market, the extraordinary financial and economic environment currently prevailing and the related uncertainty regarding the extent and duration of these conditions. It should be understood that subsequent developments, including, without limitation, any litigation that may result from the Company having entered into the Merger Agreement, may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. With your consent, in arriving at our opinion, we have not considered or evaluated current plans for a possible program sponsored by the United States federal government to provide support to financial institutions by purchasing distressed mortgage-related assets, or any impact of any such plans or programs on the Company, Parent or the economic environment.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, as well as the extraordinary circumstances facing the Company described herein, we are of the opinion that, on the date hereof, the Exchange Ratio is fair from a financial point of view to the Holders.

Very truly yours,

/s/  Perella Weinberg Partners LP
PERELLA WEINBERG PARTNERS LP

APPENDIX D

ARTICLE 13.  DISSENTERS’ RIGHTS

Part 1.  Right to Dissent and Obtain Payments for Shares.

§ 55-13-01  Definitions.

In this Article:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3) “Fair value,” means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 55-13-02  Right to dissent.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a) Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04;

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or

(vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a. Cash;

b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

§ 55-13-03  Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He does so with respect to all shares of which he is the beneficial shareholder.

Part 2.  Procedure for Exercise of Dissenter’s Rights.

§ 55-13-20  Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action.

§ 55-13-21  Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders meeting, a shareholder who wishes to assert dissenters’ rights:

(1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

§ 55-13-22   Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5) Be accompanied by a copy of this Article.

§ 55-13-23  Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article.

§ 55-13-24  Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 55-13-25  Payment.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1) The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2) An explanation of how the corporation estimated the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

(5) A copy of this Article.

§ 55-13-26   Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure.

§ 55-13-27   Reserved for future codification purposes.

§ 55-13-28   Procedure if shareholder dissatisfied with corporation’s payment or failure to perform.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under G.S. 55-13-25; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

§ 55-13-29   Reserved for future codification purposes.

Part 3.  Judicial Appraisal of Shares.

§ 55-13-30   Court action.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

(a1) Repealed by Session Laws 1997-202, S. 4.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 55-13-31   Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteen of the Registrant’s Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

See Exhibit Index.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on October 31, 2008.

WELLS FARGO & COMPANY

By:
/s/  John G. Stumpf
Name:     John G. Stumpf

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 31, 2008 by the following persons in the capacities indicated:

/s/ John G. Stumpf John G. Stumpf	President and Chief Executive Officer (Principal Executive Officer)

/s/ Howard I. Atkins Howard I. Atkins	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Richard D. Levy Richard D. Levy	Executive Vice President and Controller (Principal Accounting Officer)

John S. Chen*	Lloyd H. Dean*

Susan E. Engel*	Enrique Hernandez, Jr.*

Robert L. Joss*	Richard M. Kovacevich*

Richard D. McCormick*	Cynthia H. Milligan*

Nicholas G. Moore*	Philip J. Quigley*

Donald B. Rice*	Judith M. Runstad*

Stephen W. Sanger*	John G. Stumpf*

Susan G. Swenson*	Michael W. Wright*

* John G. Stumpf, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/  John G. Stumpf
John G. Stumpf
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description

2.1		Agreement and Plan of Merger, by and between Wachovia Corporation and Wells Fargo & Company, dated as of October 3, 2008 (included as Appendix A in the accompanying proxy statement-prospectus)
3.1		Restated Certificate of Incorporation of Wells Fargo & Company, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 28, 2006
3.2		Certificate of Designations for Wells Fargo & Company’s 2007 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(a) of the Registrant’s Current Report on Form 8-K filed March 19, 2007
3.3		Certificate Eliminating the Certificate of Designations for Wells Fargo & Company’s 1997 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(b) of the Registrant’s Current Report on Form 8-K filed March 19, 2007
3.4		Certificate of Designations for Wells Fargo & Company’s 2008 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(a) of the Registrant’s Current Report on Form 8-K filed March 18, 2008
3.5		Certificate Eliminating the Certificate of Designations for Wells Fargo & Company’s 1998 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(b) of the Registrant’s Current Report on Form 8-K filed March 18, 2008
3.6		Certificate of Designations for Wells Fargo & Company’s Non-Cumulative Perpetual Preferred Stock, Series A, incorporated by reference to Exhibit 4.8 of the Registrant’s Current Report on Form 8-K filed May 19, 2008
3.7		Certificate of Designations for Wells Fargo & Company’s Non-Cumulative Perpetual Preferred Stock, Series B, incorporated by reference to Exhibit 4.8 of the Registrant’s Current Report on Form 8-K filed September 10, 2008
3.8		Certificate of Designations for Wells Fargo & Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed October 30, 2008
3.9		By-Laws of Wells Fargo & Company, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed September 29, 2008
4	.1*	Form of Certificate of Designations of Wells Fargo Dividend Equalization Preferred Stock
4	.2*	Form of Certificate of Designations of Wells Fargo Preferred Stock, Series G
4	.3*	Form of Certificate of Designations of Wells Fargo Preferred Stock, Series H
4	.4*	Form of Certificate of Designations of Wells Fargo Preferred Stock, Series I
4	.5*	Form of Certificate of Designations of Wells Fargo Preferred Stock, Series J
4	.6*	Form of Certificate of Designations of Wells Fargo Preferred Stock, Series K
4	.7*	Form of Certificate of Designations of Wells Fargo Preferred Stock, Series L
4	.8*	Form of Certificate of Designations of Wells Fargo Preferred Stock, Series M
4	.9*	Deposit Agreement, dated as of December 21, 2007, between Wachovia, U.S. Bank, National Association as depositary, and the Holders from Time to Time of Depositary Shares
5*		Opinion of James Strother regarding the legality of the securities to be issued (including consent)
23	.1*	Consent of James Strother (included in Exhibit 5)
23.2		Consent of KPMG LLP
23.3		Consent of KPMG LLP
24		Powers of Attorney
99.1		Opinion of Goldman, Sachs & Co. (included as Appendix B in the accompanying proxy statement-prospectus)
99.2		Opinion of Perella Weinberg Partners (included as Appendix C in the accompanying proxy statement-prospectus)
99	.3*	Form of Proxy for the Special Meeting of Shareholders of Wachovia Corporation
99.4		Consent of Goldman, Sachs & Co.
99.5		Consent of Perella Weinberg Partners LP

*	To be filed by amendment.

II-4